AGREEMENT AND PLAN OF MERGER


                                      among


                            PEASE OIL AND GAS COMPANY

                              CPI ACQUISITION CORP.

                                       and

                            CARPATSKY PETROLEUM, INC.



                                 August 31, 1999

                                TABLE OF CONTENTS

ARTICLE I
     THE MERGER                                                              3
          SECTION 1.01      The Merger                                       3
          SECTION 1.02      Closing; Closing Date; Effective Time            3
          SECTION 1.03      Effect of the Redomestication and Merger         3
          SECTION 1.04      Certificate of Incorporation; Bylaws             4
          SECTION 1.05      Directors and Officers                           4

ARTICLE II
     CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES                      4
          SECTION 2.01      Merger Consideration; Conversion and
                                Cancellation of Securities                   4
          SECTION 2.02      Exchange and Surrender of Certificates           6

ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF PEASE                                 8
          SECTION 3.01      Organization and Qualification; Subsidiaries     8
          SECTION 3.02      Articles of Incorporation and Bylaws             9
          SECTION 3.03      Capitalization                                   9
          SECTION 3.04      Authority                                        10
          SECTION 3.05      No Conflict; Required Filings and Consents       11
          SECTION 3.06      Permits; Compliance                              12
          SECTION 3.07      Reports; Financial Statements                    12
          SECTION 3.08      Absence of Certain Changes or Events             13
          SECTION 3.09      Absence of Litigation                            14
          SECTION 3.10      Employee Benefit Plans; Labor Matters            14
          SECTION 3.11      Taxes                                            17
          SECTION 3.12      Tax Matters                                      21
          SECTION 3.13      Certain Business Practices                       21
          SECTION 3.14      Environmental Matters                            22
          SECTION 3.15      Vote Required                                    24
          SECTION 3.16      Brokers                                          24
          SECTION 3.17      Insurance                                        25
          SECTION 3.18      Properties                                       25
          SECTION 3.19      Certain Contracts and Restrictions               25
          SECTION 3.20      Easements                                        26
          SECTION 3.21      Futures Trading and Fixed Price Exposure         26
          SECTION 3.22      Information Supplied                             26
          SECTION 3.23      Intellectual Property                            26
          SECTION 3.24      Year 2000                                        27

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF CARPATSKY                             27
          SECTION 4.01      Organization and Qualifications; Subsidiaries    27
          SECTION 4.02      Charter and Bylaws                               28
          SECTION 4.03      Capitalization                                   28
          SECTION 4.04      Authority                                        29
          SECTION 4.05      No Conflict: Required Filings and Consents       29
          SECTION 4.06      Permits; Compliance                              30
          SECTION 4.07      Financial Statements                             30
          SECTION 4.08      Absence of Certain Changes or Events             31
          SECTION 4.09      Absence of Litigation                            31
          SECTION 4.10      Tax Matters                                      31
          SECTION 4.11      Taxes                                            31
          SECTION 4.12      Vote Required                                    33
          SECTION 4.13      Brokers                                          33
          SECTION 4.14      Information Supplied                             33
          SECTION 4.15      Employee Benefit Plans; Labor Matters            34
          SECTION 4.16      Certain Business Practices                       35
          SECTION 4.17      Environmental Matters                            35
          SECTION 4.18      Insurance                                        36
          SECTION 4.19      Certain Contracts and Restrictions               37
          SECTION 4.20      Properties                                       37
          SECTION 4.21      Easements                                        37
          SECTION 4.22      Futures Trading and Fixed Price Exposure         38
          SECTION 4.23      Intellectual Property                            38

ARTICLE V
     COVENANTS                                                               39
          SECTION 5.01      Affirmative Covenants of Pease                   40
          SECTION 5.02      Negative Covenants of Pease                      40
          SECTION 5.03      Affirmative and Negative Covenants of Carpatsky  43
          SECTION 5.04      Access and Information                           47

ARTICLE VI
     ADDITIONAL AGREEMENTS                                                   48
          SECTION 6.01      Meetings of Stockholders                         48
          SECTION 6.02      Registration Statement                           48
          SECTION 6.03      Appropriate Action; Consents; Filings            49
          SECTION 6.04      Tax Treatment                                    51
          SECTION 6.05      Public Announcements                             51
          SECTION 6.06      AMEX Listing                                     51
          SECTION 6.07      Amendment                                        51
          SECTION 6.08      Stock Resale Agreement                           51
          SECTION 6.09      SEC Reports and Registration Statements          52

ARTICLE VII
     CLOSING CONDITIONS                                                      52
          SECTION 7.01      Conditions to Obligations of Each Party
                               Under This Agreement                          52
          SECTION 7.02      Additional Conditions to Obligations of Carpatsky52
          SECTION 7.03      Additional Conditions to Obligations of Pease    54

ARTICLE VIII
     TERMINATION, AMENDMENT AND WAIVER                                       57
          SECTION 8.01      Termination                                      57
          SECTION 8.02      Effect of Termination                            59
          SECTION 8.03      Amendment                                        59
          SECTION 8.04      Waiver                                           60
          SECTION 8.05      Fees, Expenses and Other Payments                60

ARTICLE IX
     GENERAL PROVISIONS                                                      62
          SECTION 9.01      Effectiveness of Representations, Warranties
                              and Agreements                                 62
          SECTION 9.02      Notices                                          62
          SECTION 9.03      Certain Definitions                              63
          SECTION 9.04      Headings                                         64
          SECTION 9.05      Severability                                     64
          SECTION 9.06      Entire Agreement                                 64
          SECTION 9.07      Assignment                                       65
          SECTION 9.08      Parties in Interest                              65
          SECTION 9.09      Specific Performance                             65
          SECTION 9.10      Failure or Indulgence Not Waiver; Remedies
                                    Cumulative                               65
          SECTION 9.11      Governing Law                                    65
          SECTION 9.12      Counterparts                                     65

SCHEDULES

Schedule 1.05              Directors of Pease

Pease Disclosure Schedule

Schedule 3.01              Subsidiaries
Schedule 3.03(a)           Reservation of Pease Common Stock
Schedule 3.03(b)(i)        Options, Warrants and Rights
Schedule 3.03(b)(ii)       Repurchase and Redemption Obligations, etc.
Schedule 3.03(b)(iii)      Investments
Schedule 3.03(b)(iv)       Revenue Sharing Agreements
Schedule 3.03(c)           Outstanding Stock Awards
Schedule 3.05              Conflicts
Schedule 3.06              Notifications from Governmental Authorities
Schedule 3.08              Certain Changes
Schedule 3.09              Litigation
Schedule 3.10(a)           Employee Benefit Plans
Schedule 3.10(b)           Exceptions to Benefit Plan Compliance
Schedule 3.10(c)           Collective Bargaining Agreements
Schedule 3.10(d)           Severance Agreements
Schedule 3.10(e)           Retiree Benefits
Schedule 3.10(f)           Multiemployer Contributions
Schedule 3.10(g)           Amendments to Employee Benefit Plans
Schedule 3.11              Tax Liens
Schedule 3.11(b)           Tax Proceedings
Schedule 3.11(c)           Tax Elections and Consents, etc.
Schedule 3.14              Environmental Matters
Schedule 3.16              Brokers
Schedule 3.17              Insurance
Schedule 3.18              Properties
Schedule 3.19              Material Contracts
Schedule 3.23              Intellectual Property
Schedule 5.02(e)           Asset Dispositions
Schedule 5.02(p)           Exceptions to Negative Covenants

Carpatsky Disclosure Schedule

Schedule 4.01              Subsidiaries
Schedule 4.03(a)           Reservation of Pease Common Stock
Schedule 4.03(b)(i)        Options, Warrants and Rights
Schedule 4.03(b)(ii)       Repurchase and Redemption Obligations, etc.
Schedule 4.03(b)(iii)      Investments
Schedule 4.03(b)(iv)       Revenue Sharing Agreements
Schedule 4.03(b)(v)        Voting Trusts, Proxies
Schedule 4.03(c)           Outstanding Stock Awards
Schedule 4.05              Conflicts
Schedule 4.06              Notifications from Governmental Authorities
Schedule 4.07(ii)          Financial Statement Exceptions
Schedule 4.08              Certain Changes
Schedule 4.09              Litigation
Schedule 4.11              Taxes
Schedule 4.13              Brokers
Schedule 4.15(a)           Employee Benefit Plans
Schedule 4.15(c)           Multiemployer Plans
Schedule 4.15(f)           Ukraine Employee Benefits
Schedule 4.17              Environmental Matters
Schedule 4.18              Insurance
Schedule 4.19              Material Contracts
Schedule 4.23              Intellectual Property
Schedule 5.03(b)(i)        Capital Structure Changes
Schedule 5.03(b)(iii)      Capital Issuances, Etc.
Schedule 5.03(b)(v)        Asset Dispositions
Schedule 5.03(b)(xiv)      Affiliate Transactions

EXHIBITS

Exhibit A                  Pease Preferred Stockholder Agreement

                          AGREEMENT AND PLAN OF MERGER





         THIS AGREEMENT AND PLAN OF MERGER, dated as of August 31, 1999 (this "Agreement"), is by and among Pease Oil and Gas Company, a Nevada corporation ("Pease"), its wholly owned Delaware subsidiary CPI Acquisition Corp. ("Acquisition Corp.") and Carpatsky Petroleum, Inc., a corporation organized under the laws of the Province of Alberta, Canada ("Carpatsky").


                                    RECITALS

         A. Upon the terms and subject to the conditions of this Agreement, on the Effective Time (as hereinafter defined) and in accordance with the Business Corporations Act (Alberta) ("ABCA") and the General Corporation Law of the State of Delaware ("Delaware Law"), Carpatsky will effect a continuance into Delaware by filing with the Secretary of State of Delaware a Certificate of Domestication and a Certificate of Incorporation in accordance with Section 388 of the Delaware Law (the "Redomestication"), subject to the right of holders of common shares, without par value ("Old Carpatsky Common Stock") (each, a "Dissenting Old Carpatsky Stockholder") to seek an appraisal of the fair value thereof as provided in Section 184 of the ABCA, and each share of Old Carpatsky Common Stock, issued and outstanding prior to the effective time of the Redomestication not owned by Carpatsky or any subsidiary of Carpatsky, will be converted into one share of common stock, $.01 par value ("New Carpatsky Common Stock"),of Carpatsky Petroleum, Inc., a corporation redomesticated in the State of Delaware ("New Carpatsky") (Old Carpatsky Common Stock and New Carpatsky Common Stock are sometimes referred to herein collectively as "Carpatsky Common Stock") and each outstanding warrant, option or other right to acquire Old Carpatsky Common Stock shall be converted into an equivalent right to acquire New Carpatsky Common Stock on the same terms and conditions.

         B. Concurrently with the Redomestication, Acquisition Corp., upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Law, will merge with and into New Carpatsky (the "Merger"), and pursuant thereto, the shares of New Carpatsky Common Stock, issued and outstanding immediately prior to the Effective Time (as defined herein) of the

Merger, not owned directly or indirectly by Carpatsky or Pease or their respective subsidiaries, will be converted at the Effective Time into the right to receive an aggregate of 34,495,701 shares of common stock, par value $.01 per share of Pease ("Pease Common Stock"), as adjusted pursuant to the provisions of
Section 2.01(g) hereof (the "Pease Share Amount"), subject to the right of holders of such shares of New Carpatsky Common Stock (each, a "Dissenting New Carpatsky Stockholder" and together with the Dissenting Old Carpatsky Stockholders, collectively, the "Dissenting Carpatsky Stockholders") to seek an appraisal of the fair value thereof as provided in Section 262 of Delaware Law, and each share of common stock, $.01 per share par value, of Acquisition Corp. ("Acquisition Corp. Common Stock") issued and outstanding immediately prior the Effective Time, not owned directly or indirectly by Pease or Carpatsky or their respective subsidiaries, will be converted at the Effective Time into one share of common stock, par value $.01 per share of New Carpatsky.

         C. Pursuant to the provisions of those certain letter agreements by and between Pease and the holders (the "Pease Preferred Stockholders") of all of the issued and outstanding shares of Series B 5% PIK Cumulative Convertible Preferred Stock, par value $.01 per share ("Pease Preferred Stock"), of even date herewith in substantially the form of Exhibit A hereto (the "Pease Preferred Stockholder Agreements"), at the Effective Time and subject to the provisions of Article II hereof, each share of Pease Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any Pease Preferred Stock held in treasury or owned by Pease or any direct or indirect subsidiary of Pease immediately prior to the Effective Time which shall be canceled and extinguished) shall be exchanged (the "Exchange") into the right to receive 8,865,664 shares of Pease Common Stock (the "Pease Preferred Stock Exchange Ratio").

         D. The Board of Directors of Pease has determined that the Exchange and the Merger are consistent with and in furtherance of the long-term business strategy of Pease and are fair to, and in the best interests of, Pease and its stockholders and has approved and adopted this Agreement, including the issuance of Pease Common Stock, and the other transactions contemplated hereby.

         E. The Board of Directors of Carpatsky has determined that the Redomestication and Merger are consistent with and in furtherance of the long-term business strategy of Carpatsky and are fair to, and in the best interests of, Carpatsky and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby.

         F.  For  federal   income  tax  purposes,   it  is  intended  that  the
Redomestication, the Exchange and the Merger qualify as a tax-free reorganizations under the relevant provisions of the United States Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time, Acquisition Corp. shall be merged with and into New Carpatsky (Carpatsky, New Carpatsky and Acquisition Corp. are each referred to herein as a "Constituent Corporation"). As a result of the Merger, the separate corporate existence of Carpatsky and Acquisition Corp. shall cease and as a result of the Redomestication and the Merger, New Carpatsky shall continue as the surviving corporation of the Redomestication and the Merger (the "Surviving Corporation"). Certain terms used in this Agreement are defined in Section 9.03 hereof.

         SECTION 1.02 Closing; Closing Date; Effective Time. Unless this Agreement shall have been terminated pursuant to Section 8.01, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII, the consummation of the Redomestication and Merger and the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Satterlee Stephens Burke & Burke LLP, 230 Park Avenue, Suite 1130, New York, New York as soon as practicable (but in any event within two business days) after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, or at such other date, time and place as Carpatsky and Pease may agree. The date on which the Closing takes place is referred to herein as the "Closing Date". As promptly as practicable on the Closing Date, the parties hereto shall cause the Redomestication and Merger to be consummated by filing the Certificate of Domestication, Certificate of Incorporation of New Carpatsky and the Certificate of Merger, in the respective forms of Exhibits B-1, B-2 and B-3 attached hereto, with the appropriate Governmental Authorities (as hereinafter defined) of the State of Delaware (the date and time of such filing, or such later date or time agreed upon by Carpatsky and Pease and set forth therein, being the "Effective Time") and by filing a notice contemplated by Section 182(6) of the ABCA with the appropriate Governmental Authorities of the Province of Alberta. For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

         SECTION 1.03 Effect of the Redomestication and Merger. At the Effective Time, to the full extent provided under the ABCA and Delaware Law, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and any and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as stock subscriptions and all other things in action belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the

Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

         SECTION 1.04 Certificate of Incorporation; Bylaws. At the Effective Time, the certificate of incorporation of New Carpatsky, with such amendments thereto as provided in the Certificate of Merger attached hereto as Exhibit B-3, shall be the certificate of incorporation of the Surviving Corporation and thereafter shall continue to be its certificate of incorporation until amended as provided therein and pursuant to Delaware Law. The bylaws of New Carpatsky, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein and in the certificate of incorporation and pursuant to Delaware Law.

         SECTION 1.05 Directors and Officers. The directors of Pease and the Surviving Corporation immediately after the Effective Time shall be the individuals identified in Schedule 1.05, each to hold office until the year 2000 Annual Meeting of Stockholders of Pease and in accordance with the articles and certificate of incorporation and bylaws of Pease and the Surviving Corporation, respectively, and the officers of Pease and the Surviving Corporation immediately after the Effective Time shall be the individuals identified in
Schedule 1.05, each to hold office in accordance with the bylaws of Pease and the Surviving Corporation, respectively, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01 Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Redomestication and Merger and without any action on the part of Carpatsky, New Carpatsky, Pease, Acquisition Corp. or their respective stockholders:

                  (a) Subject to the other provisions of this Article II, each share of New Carpatsky Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Carpatsky Common Stock described in Section 2.01(c) of this Agreement and shares held by Dissenting Carpatsky Stockholders) shall be converted into the right to receive that number of shares of Pease Common Stock (carried out to five decimal places) as shall equal the quotient of the Pease Share Amount divided by the total number of shares of Old Carpatsky Common Stock issued and outstanding on a date (the "Additional Equity Placement Cut-Off Date") not less than five Business Days prior to the date on which the final pre-effective amendment to the Form S-4 (as defined in Section 3.05(b) hereof) requesting acceleration of the Form S-4 is filed with the Securities and Exchange Commission (the "Carpatsky Common Stock Exchange Ratio"); and each share of Acquisition Corp. Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive one share of New Carpatsky Common Stock. The Carpatsky Common Stock

Exchange Ratio and Pease Preferred Stock Exchange Ratio are referred to herein collectively as the "Exchange Ratios". Notwithstanding the foregoing, except as contemplated by this Agreement, if between the date of this Agreement and the Effective Time the outstanding shares of Old or New Carpatsky Common Stock or Pease Common or Preferred Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, conversion, recapitalization, split, combination or exchange of shares, the Exchange Ratios shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, conversion, recapitalization, split, combination or exchange of shares.

                  (b) Subject to the other provisions of this Article II, the rights to acquire shares of Carpatsky Common Stock previously granted and to be granted pursuant to the Carpatsky Options (as hereinafter defined) and the Carpatsky Warrants (as hereinafter defined) and to certain other persons and in the amounts identified in Schedule 4.03(b)(i) of the Carpatsky Disclosure Schedule (as hereinafter defined) shall be adjusted as of and at the Effective Time to reflect the Carpatsky Common Stock Exchange Ratio.

                  (c) Notwithstanding any provision of this Agreement to the contrary, each share of Carpatsky Common Stock held in the treasury of Carpatsky and each share of Carpatsky Common Stock owned by Pease or Acquisition Corp., respectively, or any direct or indirect wholly owned subsidiary of Carpatsky or of Pease, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                  (d) Subject to the provisions of Section 2.01(f), all shares of Carpatsky Common Stock, Pease Preferred Stock and Acquisition Corp. Common Stock shall cease to be outstanding and shall automatically be canceled and retired, and each certificate previously evidencing Old Carpatsky Common and Pease Preferred Stock immediately prior to the Effective Time (the "Converted Shares" or "Converted Share Certificates," as the case may be) shall thereafter represent the right to receive, subject to Section 2.02(e) of this Agreement, that number of shares of Pease Common Stock determined pursuant to Section 2.01(a) hereof or, if applicable, cash pursuant to Sections 2.01(f) or 2.02(f) of this Agreement (the "Merger Consideration"). The holders of Converted Share Certificates shall cease to have any rights with respect to such Converted Shares except as otherwise provided herein or by law. Such Converted Share Certificates shall be exchanged for certificates evidencing whole shares of Pease Common Stock upon the surrender of such Converted Share Certificates in accordance with the provisions of Section 2.02 of this Agreement, without interest. No fractional shares of Pease Common Stock shall be issued in connection with the Merger and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(f) of this Agreement. Each share of Acquisition Corp. Common Stock shall be automatically converted into one share of New Carpatsky Common Stock.

                  (e) All shares of Pease Common Stock issued to the former holders of Carpatsky Common and Pease Preferred Stock in the Merger shall be registered under the Securities Act of 1933, as amended (the "Securities Act").

                  (f) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of capital stock of Carpatsky held by a Dissenting Carpatsky Stockholder who has not voted in favor of nor consented to the Redomestication or the Merger and who complies with all the provisions of the ABCA or Delaware Law concerning the right of holders of such stock to dissent from the Redomestication or the Merger and to require appraisal of their shares, shall not be converted as described in Section 2.01(a) but shall become, at the Effective Time, by virtue of the Merger and without any further action, the right to receive such consideration as may be determined to be due to such Dissenting Carpatsky Stockholder pursuant to the ABCA or Delaware Law, as the case may be; provided, however, that shares of Carpatsky Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Carpatsky Stockholder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the ABCA or Delaware Law, as the case may be, shall be deemed to be converted as of the Effective Time, into the right to receive Pease Common Stock.

                  (g) If the Carpatsky Equity Offering, as described in Section 7.03(k) below, is completed and Carpatsky completes an additional equity placement (the "Additional Equity Placement") of common stock or securities required to be converted into Carpatsky Common Stock at or before the Additional Equity Placement Cut-Off Date, then the number of shares in the Pease Share Amount described in Recital B, shall be increased by 183,353 shares of Pease Common Stock for each $50,000 raised in the Additional Equity Placement after offering, selling and related expenses and less any portion thereof utilized by Carpatsky to pay general and administrative expenses incurred prior to the Additional Equity Placement Cut-Off Date.

         SECTION 2.02       Exchange and Surrender of Certificates.

                  (a) As of the Effective Time, Pease shall deposit, or shall cause to be deposited with American Securities Transfer & Trust, Inc., 12039 West Alameda Parkway, Lakewood, CO 80228 (the "US Exchange Agent") and, if required by regulatory authorities, CIBC Mellon Trust Company (the "Canadian Exchange Agent"; the US Exchange and the Canadian Exchange Agent are collectively referred to herein as the "Exchange Agents"), for the benefit of the holders of Converted Share Certificates, for exchange in accordance with this Article II, the Merger Consideration, together with any dividends, distributions or payments pursuant to Section 2.02(f) with respect thereto (hereinafter referred to as the "Exchange Fund").

                  (b) As soon as  reasonably  practicable  after  the  Effective
Time, the Exchange Agents shall mail to each holder of record of shares of Carpatsky Common and Pease Preferred Stock immediately prior to the Effective Time a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Converted Share Certificates shall pass, only upon delivery of the Converted Share Certificates to the Exchange Agents, and which shall be in such form and have such other provisions as Pease may reasonably specify) and instructions for use in effecting the surrender of the Converted Share Certificates in exchange for certificates representing shares of Pease Common Stock issuable pursuant to Section 2.01 in exchange for such Converted Share Certificates. Upon surrender of a Converted Share Certificate for cancellation to the Exchange Agents, together with such letter of transmittal, duly executed, the holder of such Converted Share Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Pease Common Stock which such holder has the right to receive in exchange for the Converted Share Certificate surrendered pursuant to the provisions of this Article II (after taking into account all Converted Shares then held by such holder), and the Converted Share Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Carpatsky Common or Pease Preferred Stock which is not registered in the transfer records of Carpatsky or Pease as the case may be, a certificate representing the proper number of shares of Pease Common Stock may be issued to a transferee if the Converted Share Certificate representing such Carpatsky Common or Pease Preferred Stock is presented to the Exchange Agents, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Converted Share Certificate shall be deemed at any time after the Effective Time to represent only the Pease Common Stock into which the Converted Shares represented by such Converted Share Certificate have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of Pease Common Stock as contemplated by Section 2.02(f).

                  (c) After the Effective Time, there shall be no further registration of transfers of Carpatsky Common or Pease Preferred Stock. If, after the Effective Time, certificates representing shares of Carpatsky Common Stock or Pease Preferred Stock are presented to Pease or the Exchange Agents, they shall be canceled and exchanged for the Merger Consideration provided for in this Agreement in accordance with the procedures set forth herein.

                  (d) Any portion of the Merger Consideration or the Exchange Fund made available to the Exchange Agents pursuant to Section 2.02(a) that remains unclaimed by the holders of shares of Carpatsky Common or Pease Preferred Stock one year after the Effective Time shall be returned to Pease upon demand, and any such holder who has not exchanged its shares of Carpatsky Common Stock or Pease Preferred Stock in accordance with this Section 2.02 prior to that time shall thereafter look only to Pease for payment of the Merger Consideration in respect of its shares of Carpatsky Common or Pease Preferred Stock. Notwithstanding the foregoing, Pease shall not be liable to any holder of Converted Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (e) No dividends, interest or other distributions with respect to shares of Pease Common Stock shall be paid to the holder of any unsurrendered Converted Share Certificates unless and until such Converted Share Certificates are surrendered as provided in this Section 2.02. Upon such surrender, Pease shall pay, without interest, all dividends and other distributions payable in respect of such shares of Pease Common Stock on a date subsequent to, and in respect of a record date after, the Effective Time.

                  (f) No certificates or scrip evidencing fractional shares of Pease Common Stock shall be issued upon the surrender for exchange of Converted Share Certificates, and such fractional share interests shall not entitle the owner thereof to any rights as a stockholder of Pease. In lieu of any such fractional interests, each holder of a Converted Share Certificate shall, upon surrender of such certificate for exchange pursuant to this Article II, be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying the last sale price of the Pease Common Stock in the Over-the-Counter market prior to the Closing Date by the fractional share of Pease Common Stock to which such holder would otherwise be entitled (after taking into account all Converted Shares held of record by such holder at the Effective Time).

                  (g) Pease shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Carpatsky Common or Pease Preferred Stock such amounts as Pease (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Pease, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Carpatsky Common or Pease Preferred Stock in respect of which such deduction and withholding was made. In the event the amount withheld is insufficient so to satisfy the withholding obligations of Pease, (or any affiliate thereof), such former stockholder shall reimburse Pease (or such affiliate), at its request, the amount of any such insufficiency.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF PEASE

     Pease and Acquisition Corp. hereby jointly and severally represent and warrant to Carpatsky that:

         SECTION 3.01 Organization and Qualification; Subsidiaries. Each of Pease, Acquisition Corp. and their respective subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Pease Material Adverse Effect. The term "Pease
Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, would be reasonably likely to be materially adverse to the assets, liabilities, financial condition, results of operations or current or future business of Pease and its subsidiaries, taken as a whole. Schedule 3.01 of the disclosure schedule delivered to Carpatsky by Pease and attached hereto and made a part hereof (the "Pease Disclosure Schedule") sets forth, as of the date hereof, a true and complete list of all Pease's directly or indirectly owned subsidiaries, together with (A) the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by Pease or another subsidiary of Pease, and (B) an indication of whether each such subsidiary is a "Significant Subsidiary" as defined in Section 9.03(g) of this Agreement. Except as set forth in Schedule 3.01 to the Pease Disclosure

Schedule, neither Pease nor any of its subsidiaries owns an equity interest in any other partnership or joint venture arrangement or other business entity that is material to the assets, liabilities, financial condition, results of operations or current or future business of Pease and its subsidiaries, taken as a whole.

          SECTION 3.02 Articles of Incorporation and Bylaws.

     Pease has heretofore furnished to Carpatsky complete and correct copies of the articles of incorporation and the bylaws or the equivalent organizational documents as presently in effect of Pease and Acquisition Corp. and each of their subsidiaries. Neither Pease, Acquisition Corp. nor any of their subsidiaries are in violation of any of the provisions of its articles or any material provision of its bylaws (or equivalent organizational documents).

         SECTION 3.03       Capitalization.

                  (a) The authorized capital stock of Pease consists of 4,000,000 shares of Pease Common Stock, of which 1,688,698 shares are issued and outstanding, no shares are held in treasury by Pease and 11,806,834 shares are reserved for future issuance pursuant to outstanding stock options or other contractual arrangements and which will be reserved for issuance as at the Effective Time; 830,000 shares of authorized preferred stock, par value $.01 per share of which 145,300 shares are designated as Series B 5% PIK cumulative convertible preferred stock, par value $.01 per share, of which 105,828 shares are issued and outstanding, no shares are held in treasury and 39,472 shares are reserved for future issuance pursuant to outstanding stock options or other contractual arrangements and 684,700 shares remain undesignated. The authorized capital stock of Acquisition Corp. consists of 100 shares of common stock, par value $.01 per share of which 100 shares are issued and outstanding. Except as described in this Section 3.03 or in Schedule 3.03(a) to the Pease Disclosure Schedule, no shares of capital stock of Pease are reserved for any purpose. Each of the outstanding shares of capital stock of, or other equity interests in, each of Pease and its subsidiaries, including Acquisition Corp., is duly authorized, validly issued, and, in the case of shares of capital stock, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, such entities subject to) any preemptive or similar rights created by statute, the charter or bylaws (or the equivalent organizational documents) of Pease or any of its subsidiaries, including Acquisition Corp., or any agreement to which Pease or any of its subsidiaries, including Acquisition Corp., is a party or bound, and such outstanding shares or other equity interests owned by Pease or a subsidiary, including Acquisition Corp., of Pease are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on Pease's or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever.

                  (b) Except as set forth in Schedule 3.03(b)(i) to the Pease Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Pease or any of its subsidiaries is a party relating to the issued or unissued capital stock of Pease or any of its subsidiaries or obligating Pease or any of its subsidiaries to grant, issue or sell any shares of the capital stock of Pease or any of its subsidiaries, by sale, lease, license or otherwise. Except as set forth in Schedule 3.03(b)(ii) to the Pease Disclosure

Schedule, there are no obligations, contingent or otherwise, of Pease or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Pease Common or Preferred Stock or other capital stock of Pease, or the capital stock or other equity interests of any subsidiary of Pease; or provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of Pease or any other person. Except as described in Schedule 3.03(b)(iii) to the Pease Disclosure Schedule, neither Pease nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock of any corporation, partnership, joint venture or other business association or entity (other than the subsidiaries of Pease set forth in Schedule 3.01 to the Pease Disclosure Schedule). Except as set forth in Schedule 3.03(b)(iv) to the Pease Disclosure Schedule, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of Pease or any of its subsidiaries. Except as contemplated hereby, there are no voting trusts, proxies or other agreements or understandings to which Pease or any of its subsidiaries is or will be a party or by which Pease or any of its subsidiaries is or will be bound with respect to the voting of any shares of capital stock of Pease or any of its subsidiaries.

                  (c) Pease has made available to Carpatsky complete and correct copies of its existing (i) stock option plans (collectively, the "Pease Option Plans") and the forms of options issued pursuant to the Pease Option Plans, including all amendments thereto, and (ii) all options and warrants that are not in the form specified under clause (i) above. Schedule 3.03(c) to the Pease Disclosure Schedule sets forth a complete and correct list of all outstanding warrants and options, restricted stock or any other stock awards (the "Pease Stock Awards") granted under the Pease Option Plans or otherwise, setting forth as of the date hereof (i) the number and type of Pease Stock Awards, (ii) the exercise price of each outstanding stock option or warrant, (iii) the number of stock options and warrants presently exercisable, and (iv) any other material terms and conditions thereof.

                  (d) The shares of Pease Common Stock to be issued pursuant to the Merger (i) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Pease's articles of incorporation or bylaws or any agreement to which Pease is a party or by which it is bound, (ii) will be registered under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (iii) will be registered or exempt from registration under applicable Canadian federal and provincial and United States state securities or blue sky laws ("Blue Sky Laws").

         SECTION 3.04 Authority. Each of Pease and Acquisition Corp. has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the Exchange and the issuance of the Pease Common Stock pursuant to the Merger and Exchange, the approval of an amendment to and restatement of the articles of incorporation by the stockholders of Pease as described in Section 3.15 hereof). The execution and delivery of this

Agreement by Pease and Acquisition Corp. and the consummation by Pease and Acquisition Corp. of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Pease are necessary to authorize this Agreement or to issue the Pease Common Stock, with the exception of the appraisal and adoption of this Agreement by the stockholders of Pease as described in Section 3.15 hereof. This Agreement has been duly executed and delivered by Pease and Acquisition Corp. and, assuming the due authorization, execution and delivery thereof by Carpatsky, constitutes the legal, valid and binding obligation of Pease and Acquisition Corp. enforceable against Pease and Acquisition Corp. in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         SECTION 3.05        No Conflict; Required Filings and Consents.


                  (a) The execution and delivery of this Agreement by Pease and Acquisition Corp. does not, and the consummation of the transactions contemplated hereby in accordance with its terms will not (i) conflict with or violate the articles of incorporation or bylaws, or the equivalent organizational documents, in each case as amended or restated, of Pease or any of its subsidiaries, including Acquisition Corp., (ii) conflict with or violate any federal, provincial, state, or local law, statute, ordinance, rule, regulation, order, judgment or decree, domestic or foreign, (collectively, "Laws") applicable to Pease or any of its subsidiaries, including Acquisition Corp., or by or to which any of their respective properties is bound or subject or (iii) except as described in Schedule 3.05 to the Pease Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of Pease or any of its subsidiaries, including Acquisition Corp., pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Pease or any of its subsidiaries, including Acquisition Corp., is a party or by or to which Pease or any of its subsidiaries, including Acquisition Corp., or any of their respective properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iii) that would not have a Pease Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by each of Pease and Acquisition Corp. does not, and consummation of the transactions contemplated hereby will not, require Pease or Acquisition Corp. to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any court or governmental or regulatory authority, domestic or foreign (collectively, "Governmental Authorities"), except (i) for filing (A) a registration statement on Form S-4 (the "Form S-4") under the Securities Act, (B) preliminary and definitive proxy materials under the Exchange Act, (C) registrations, qualifications and claims for exemptions under Blue Sky Laws, and (D) appropriate merger documents as required by Delaware Law and the General

Corporations Law of the State of Nevada ("Nevada Law"), and (ii) where the failure to obtain such consents, licenses, permits, approvals, waivers, authorizations or orders, or to make such filings or notifications, would not, either individually or in the aggregate, materially interfere with Pease's and Acquisition Corp.'s performance of their obligations under this Agreement and would not have a Pease Material Adverse Effect.

         SECTION 3.06 Permits; Compliance. Each of Pease and its subsidiaries, including Acquisition Corp., and, to Pease's knowledge, each third party operator of any of Pease's properties, is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Pease Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of Pease, threatened regarding suspension or cancellation of any of the Pease Permits, except where the failure to possess, or the suspension or cancellation of, such Pease Permits would not have a Pease Material Adverse Effect. Neither Pease nor any of its subsidiaries, including Acquisition Corp., is in conflict with, or in default or violation of any Law applicable to Pease or any of its subsidiaries, including Acquisition Corp., or by or to which any of their respective properties is bound or subject or any of the Pease Permits, except for any such conflicts, defaults or violations that would not have a Pease Material Adverse Effect. During the period commencing on December 31, 1998 and ending on the date hereof, neither Pease nor any of its subsidiaries, including Acquisition Corp., has received from any Governmental Authority any written notification with respect to possible conflicts, defaults or violations of Laws, except as set forth in
Schedule 3.06 of the Pease Disclosure Schedule and except for written notices relating to possible conflicts, defaults or violations that would not have a Pease Material Adverse Effect.

         SECTION 3.07       Reports; Financial Statements.

                  (a) Since December 31, 1997, Pease and its subsidiaries have filed all forms, reports, statements and other documents required to be filed with (A) the Securities and Exchange Commission (the "SEC") including, without limitation, (1) all Registration Statements filed under the Securities Act, (2) all Annual Reports on Form 10-K or 10-KSB, (3) all Quarterly Reports on Form 10-Q or 10-QSB, (4) all proxy statements relating to meetings of stockholders (whether annual or special), (5) all Current Reports on Form 8-K and (6) all other reports, schedules, registration statements or other documents (collectively referred to as the "Pease SEC Reports") and (B) any applicable state securities authorities and all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except where the failure to file any such forms, reports, statements or other documents would not have a Pease Material Adverse Effect (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section 3.07(a) being referred to herein, collectively, as the "Pease Reports"). The Pease Reports, including all Pease Reports filed after the date of this Agreement and prior to the Effective Time, including, without limitation, the Form S-4 relating to the Merger, (x) were or will be prepared in accordance with the requirements of applicable Law (including, with respect to Pease SEC Reports, the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Pease SEC Reports) and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Pease SEC Reports filed prior to the Effective Time, including, without limitation, the Form S-4 (as regards Pease), have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (a) to the extent required by changes in generally accepted accounting principles; (b) with respect to Pease SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto; and (c) with respect to interim financial statements as may be permitted by Article 10 of Regulation S-X) and fairly present or will fairly present the consolidated financial position of Pease and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of Pease and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

         SECTION 3.08 Absence of Certain Changes or Events. Except as disclosed in Pease SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement or as set forth in Schedule 3.08 to the Pease Disclosure Schedule, since December 31, 1998 Pease and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been: (i) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Pease or any of its subsidiaries; (ii) any material change by Pease or any of its subsidiaries in their accounting methods, principles or practices; (iii) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Pease Common or Preferred Stock or the shares of stock of, or other equity interests in, any subsidiary of Pease, or any redemption, purchase or other acquisition by Pease or any of its subsidiaries, including Acquisition Corp., of any of Pease's securities or any of the securities of any subsidiary of Pease, including Acquisition Corp.; (iv) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of Pease or its subsidiaries; (v) any revaluation by Pease or any of its subsidiaries of any of their assets, including the writing down of the value of inventory or the writing down or off of any proven services notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; any entry by Pease or any of its subsidiaries into any commitment or transaction material to Pease and its subsidiaries, taken as a whole (other than this Agreement and the transactions contemplated hereby); any material increase in indebtedness for borrowed money; or a Pease Material Adverse Effect.

         SECTION 3.09 Absence of Litigation. Except as disclosed in the Pease SEC Reports filed prior to the date of this Agreement or as set forth in
Schedule 3.09 to the Pease Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of Pease, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of Pease, threatened against Pease or any of its subsidiaries or any properties or rights of Pease or any of its subsidiaries (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which if adversely determined would not have a Pease Material Adverse Effect), and neither Pease nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Pease, continuing investigation by, any Governmental Authority, or any judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for matters that would not have a Pease Material Adverse Effect.

         SECTION 3.10       Employee Benefit Plans; Labor Matters.


                  (a) Schedule 3.10(a) to the Pease Disclosure Schedule sets forth each employee benefit plan (as such term is defined in ERISA section 3(3)) maintained or contributed to during the past five years by Pease or any member of its ERISA Group or with respect to which Pease or any member of its ERISA Group could incur liability under Sections 4063, 4069, 4212(c) or 4204 of ERISA, and any other retirement, pension, stock option, stock appreciation rights, profit sharing, incentive compensation, deferred compensation, savings, thrift, vacation pay, severance pay, or other employee compensation or benefit plan, agreement, practice, or arrangement, whether written or unwritten, whether or not legally binding (collectively, the "Pease Benefit Plans"). For purposes of this Agreement, "ERISA Group" means a controlled or affiliated group within the meaning of Code section 414(b), (c), (m), or (o) of which Pease is a member. Pease has made available to Carpatsky correct and complete copies of all Pease Benefit Plans (including a detailed written description of any Pease Benefit
Plan that is unwritten, including a description of eligibility criteria, participation, vesting, benefits, funding arrangements and assets and any other provisions relating to Pease) and, with respect to each Pease Benefit Plan, a copy of each of the following, to the extent each is applicable to each Pease Benefit Plan: the most recent favorable determination letter, materials submitted to the Internal Revenue Service in support of a pending determination letter request, the most recent letter issued by the Internal Revenue Service recognizing tax exemption, each insurance contract, trust agreement, or other funding vehicle, the three most recently filed Forms 5500 plus all schedules and attachments, the three most recent actuarial valuations, and each summary plan description or other general explanation or communication distributed or otherwise provided to employees with respect to each Pease Benefit Plan that describes the terms of the Pease Benefit Plan.

        (b) With respect to the Pease Benefit Plans, no event has occurred and, to the knowledge of Pease, there exists no condition or set of circumstances, in connection with which Pease or any member of its ERISA Group could be subject to any liability under the terms of such Pease Benefit Plans, ERISA, the Code or any other applicable Law which would have a Pease Material Adverse Effect. Except as otherwise set forth on Schedule 3.10(b) to the Pease Disclosure
Schedule:

          (i) As to any  Pease  Benefit  Plan  intended  to be  qualified  under
     Section 401 of the Code, such Pease Benefit Plan satisfies the requirements of such Section and there has been no termination or partial termination of such Pease Benefit Plan within the meaning of Section 411(d)(3) of the Code and Pease has administered all such Plans in accordance with all applicable Laws;

          (ii) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Pease, threatened against, or with respect to, any of the Pease Benefit Plans or their assets, any plan sponsor, or any fiduciary (as such term is defined in Section 3(21) of ERISA), and Pease has no knowledge of any facts that could give rise to any actions, suits or claims;

          (iii) All contributions required to be made to the Pease Benefit Plans pursuant to their terms and provisions have been made timely;

          (iv) As to any Pease Benefit Plan subject to Title IV of ERISA, there has been no event or condition which presents the material risk of plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA has occurred, no notice of intent to terminate the Pease Benefit Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the Pease Benefit Plan, and no liability to the Pension Benefit Guaranty Corporation or to the Plan has been incurred;

          (v) Neither Pease nor any party in interest (as such term is defined in ERISA section 3(14)) nor any disqualified person has engaged in any prohibited transaction within the meaning of ERISA section 406 or Code section 4975 that would subject Pease to any liability; and

          (vi) The consummation of the transactions contemplated by this Agreement will not give rise to any acceleration of vesting of payments or options, the acceleration of the time of making any payments, or the making of any payments, which in the aggregate would result in an "excess parachute payment" within the meaning of Section 280G of the Code and the imposition of the excise under Section 4999 of the Code.

     (c) Except as set forth in Schedule 3.10(c) to the Pease Disclosure Schedule, neither Pease nor any member of its ERISA Group, including, without limitation, any of its subsidiaries, is or has ever been a party to any collective bargaining or other labor union contracts. No collective bargaining agreement is being negotiated by Pease or any of its subsidiaries. There is no pending or threatened labor dispute, strike or work stoppage against Pease or any of its subsidiaries which may interfere with the respective business activities of Pease or any of its subsidiaries. None of Pease, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of Pease or its subsidiaries, and there is no pending or threatened charge or complaint against Pease or any of its subsidiaries by the National Labor Relations Board or any comparable state agency.

                  (d) Except as disclosed in Schedule 3.10(d) to the Pease Disclosure Schedule and as contemplated by this Agreement, neither Pease nor any of its subsidiaries is a party to or is bound by any severance agreements, programs or policies. Schedule 3.10(d) to the Pease Disclosure Schedule sets forth, and Pease has made available to Carpatsky true and correct copies of, all employment agreements with officers or Pease or its subsidiaries; all agreements with consultants of Pease or its subsidiaries obligating Pease or any subsidiary to make annual cash payments in an amount exceeding $25,000; all non-competition agreements with Pease or a subsidiary executed by officers of Pease; and all plans, programs, agreements and other arrangements of Pease or its subsidiaries with or relating to its directors.

                  (e) Except as provided in Schedule 3.10(e) to the Pease Disclosure Schedule, (x) no Pease Benefit Plan provides retiree medical or retiree life insurance benefits to any person and (y) neither Pease nor any of its subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code and each such Pease Benefit Plan or arrangement may be amended or terminated by Pease or its subsidiaries at any time without liability.

                  (f) Except as set forth in Schedule 3.10(f) to the Pease Disclosure Schedule, neither Pease nor any member of its ERISA Group including, without limitation, any of its subsidiaries, contributes to or has an obligation to contribute to, and has not within six years prior to the date of this Agreement contributed to or had an obligation to contribute to or has any secondary liability under ERISA Section 4204 to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

                  (g) Except as contemplated by this Agreement or as set forth in Schedule 3.10(g), Pease has not amended, or taken any actions with respect to, any of the Pease Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.10(d) of this Agreement since December 31, 1998.

                  (h) With respect to each Pease Benefit Plan that is a "group health plan" within the meaning of Section 5000(b) of the Code, each such Pease Benefit Plan complies and has complied with the requirements of Part 6 of Title I of ERISA and Sections 4980B and 5000 of the Code, except where the failure to so comply would not have a Pease Material Adverse Effect.

         SECTION 3.11     Taxes.    Except  when  a  failure  of  any
representation made in this

Section 3.11 to be true and correct would not result in a liability to Pease in excess of $10,000 in the case of a representation known to Pease to be untrue or incorrect or $25,000 in the case of a representation not known to Pease to be untrue or incorrect:

          (a) (i) Except to the extent that the applicable statute of limitations has expired, all Returns required to be filed by or on behalf of Pease have been duly filed on a timely basis with the appropriate Governmental Authorities and such Returns (including all attached statements and schedules) are true, correct and complete. Except to the extent that the applicable statute of limitations with respect thereto has expired, all Taxes (as defined in (f) below) have been paid in full on a timely basis, and no other Taxes are payable by Pease with respect thereto for items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the Effective Time;

          (ii) Pease has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes (including any estimated Taxes and withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign laws) and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over all amounts withheld under applicable Laws;

          (iii) Pease has disclosed on its income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662;

          (iv) There are no liens on any of the assets of Pease with respect to Taxes, other than liens for Taxes not yet due and payable or as set forth in Schedule 3.11 of the Pease Disclosure Schedule for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established;

          (v) Pease does not have any liability under Treasury Regulation ss. 1.1502-6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group, other than in the current affiliated group of which Pease is the common parent corporation;

          (vi) Except to the extent that the applicable statute of limitations has expired, Pease has made available to Carpatsky complete copies of: (i) all federal, state and local, as well as any other taxing authority, income tax, sales and use tax, employment tax and franchise tax returns of Pease for all periods since December 31, 1996 (or any predecessor in interest), and (ii) all tax audit reports, work papers statements of deficiencies, closing or other agreements received by Pease or on its behalf or relating to Taxes; and

          (vii) Pease does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction so as to be subject to Return filing requirements of such jurisdiction, other than those for which Returns have been furnished to Carpatsky.

     (b)  Except as  disclosed  in  Schedule  3.11(b)  of the  Pease  Disclosure
Schedule:

          (i) There is no audit of any Returns of Pease by a governmental or taxing authority in process, pending or, to the knowledge of Pease, threatened (formally or informally);

          (ii) Except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved, no deficiencies exist or have been asserted (either formally or informally) or are expected to be asserted with respect to Taxes of Pease, and no notice (either formally or informally) has been received by Pease that it has not filed a Return or paid Taxes required to be filed or paid by it;

          (iii) Pease is not a party to any pending action or proceeding for assessment or collection of Taxes, nor has such action or proceeding been asserted or threatened (either formally or informally) against it or any of its assets, except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved;

          (iv) No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Pease;

          (v) No action has been taken that would have the effect of deferring any liability for Taxes for Pease from any period prior to the Effective Time to any period after the Effective Time;

          (vi) There are no requests for rulings, subpoenas or requests for information pending with respect to the Taxes of Pease;

          (vii) No power of attorney has been granted by Pease, with respect to any matter relating to Taxes;

          (viii) Pease has never been included in an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than in the current affiliated group of which Pease is the common parent corporation;

          (ix) Pease is not (nor has it ever been) a party to any tax sharing agreement between affiliated corporations; and

          (x) The amount of liability for unpaid Taxes of Pease for all periods ending on or before the Effective Time will not, in the aggregate, materially exceed the amount of the liability accruals for Taxes reflected on the consolidated balance sheet of Pease as of the Closing Date.

     (c)  Except as  disclosed  on  Schedule  3.11(c)  of the  Pease  Disclosure
Schedule:

          (i) Pease is not required to treat any of its assets as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code;

          (ii) Pease has not issued or assumed any corporate acquisition indebtedness that is subject to Sections 279(a) and (b) of the Code;

          (iii) Pease has not entered into any compensatory agreements with respect to the performance of services under which payment would result in a nondeductible expense pursuant Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code;

          (iv) No election has been made under Section 338 of the Code with respect to Pease and no action has been taken that would result in any income tax liability to Pease as a result of a deemed election within the meaning of Section 338 of the Code;

          (v) No consent under Section 341(f) of the Code has been filed with respect to Pease;

          (vi) Pease has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise;

          (vii) Pease has not disposed of any property that is presently being accounted for under the installment method;

          (viii) Pease is not a party to any interest rate swap or currency swap;

          (ix) Pease has not participated in any international boycott as defined in Code Section 999;

          (x) There are no outstanding balances of deferred gain or loss accounts related to deferred intercompany transactions with respect to Pease under Treasury Regulations ss.ss. 1.1502-13 or 1.1502-13T;

          (xi) Pease has not made and will not make any election under Treasury Regulations ss. 1.1502-20(g)(1) (or any similar provision) with respect to the reattribution of net operating losses of Pease;

          (xii) There is no excess loss account under Treasury Regulation ss.1.1502-19 with respect to the stock of Pease or any subsidiary;

          (xiii) Pease is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes;

          (xiv) Pease has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state, local or foreign income tax provisions;

          (xv) Except as required with respect to cash paid for fractional shares and to dissenting stockholders or otherwise contemplated by this Agreement, Pease does not intend to withhold any amount from the Merger Consideration pursuant to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law.

     (d) The books and records of Pease, including the Returns of Pease made available to Carpatsky, contain accurate and complete information with respect to:

          (i) All material tax elections in effect with respect to Pease;

          (ii) The current tax basis of the assets of Pease;

          (iii) The current and accumulated earnings and profits of Pease;

          (iv) The net operating losses of Pease by taxable year;

          (v) The net capital losses of Pease;

          (vi) The tax credit carry overs of Pease; and

          (vii) The overall foreign losses of Pease under Section 904(f) of the Code that are subject to recapture.

     (e) The Returns provided by Pease to Carpatsky contain accurate and complete information with respect to the net operating losses, net operating loss carry forwards and other tax attributes of Pease, and the extent to which they are subject to any limitation under Code Sections 381, 382, 383, or 384, or any other provision of the Code or the federal consolidated return regulations (or any predecessor provision of any Code section or the regulations) and, apart from any such limitations and apart from any limitation that would be imposed as a result of the Merger, there is nothing that would prevent Pease from utilizing these net operating losses, net operating loss carry forwards or other tax attributes as so limited if it has sufficient income.

     (f) (i) For purposes of this Agreement the term "Taxes" shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, provincial, state, local government or any agency or political subdivision of any such government, domestic or foreign, which taxes shall include, without limiting the generality of the foregoing, all income or profit taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, required to be paid, withheld or collected.

          (ii) For the purposes of this Agreement, the term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

          (iii) All references to "Pease" in this Section 3.11 shall include all subsidiaries of Pease and where appropriate in this Section 3.11, the singular shall include the plural.

         SECTION 3.12       Tax Matters.

                  (a) Neither Pease nor, to the knowledge of Pease, any of its affiliates has taken or agreed to take any action that would prevent the Exchange or the Merger from constituting a tax-free reorganization qualifying under relevant provisions of the Code.

                  (b) Pease has no present plan or intention to reacquire the Pease Common Stock issued in the Merger or the Exchange.

                  (c) Pease and the holders of Pease Common and Preferred Stock will each pay their respective expenses, if any, incurred in connection with the Merger and the Exchange.

                  (d) There is no intercorporate indebtedness existing between Pease and Carpatsky that was issued, acquired or will be settled at a discount.

                  (e) Pease is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

                  (f) Except as contemplated by this Agreement or previously announced on Pease's SEC Reports, Pease will take no action prior to the Effective Time to cease operations or dispose of any of the stock or, except in the ordinary course of business, any assets of any of its subsidiaries or current lines of business.

         SECTION 3.13 Certain Business Practices. None of Pease, any of its subsidiaries, including Acquisition Corp., or any directors, officers, agents or employees of Pease or any of its subsidiaries has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any other unlawful payment.

         SECTION 3.14       Environmental Matters.

                  (a) Except for matters disclosed in Schedule 3.14 to the Pease Disclosure Schedule and except for matters that would not result individually in liability to Pease or any of its subsidiaries in excess of (i) $10,000 in the case of matters known to Pease or in the aggregate with all other such matters, in liability to Pease or any of its subsidiaries in excess of $25,000, or (ii) $25,000 in the case of matters not known to Pease or in the aggregate with all other such matters, in liability to Pease or any of its subsidiaries in excess of $50,000, to the best knowledge of Pease:

          (i) The properties, operations and activities of Pease and its subsidiaries are in compliance with all applicable Environmental Laws and there are no circumstances which could reasonably be expected to prevent or interfere with their continued compliance with applicable Environmental Laws;

          (ii) Pease and its subsidiaries and the properties and operations of Pease and its subsidiaries are not subject to any existing, pending, or, to Pease's knowledge, threatened civil, criminal or administrative action, suit, claim, notice of violation, investigation, notice of potential liability, request for information, inquiry, demand or proceeding under applicable Environmental Laws, and to Pease's knowledge no basis exists therefor;

          (iii) Pease and its subsidiaries have not agreed, whether by contract or by consent agreement with Governmental Authorities or private persons, to undertake investigation, clean up, or remedial activities;

          (iv) All notices, permits, licenses, or similar authorizations required to be obtained or filed by Pease or any of its subsidiaries under any Environmental Laws in connection with any aspect of the business of Pease or any of its subsidiaries, including without limitation those relating to the treatment, storage, disposal or discharge of Hazardous Materials, have been duly obtained or filed and will remain valid and in effect after the Merger, and Pease and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

          (v) Pease and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any Governmental Authority under Environmental Laws, and Pease and its subsidiaries have not received any notice of noncompliance with respect to any such financial responsibility requirements;

          (vi) There are no physical or environmental conditions existing on any property of Pease or its subsidiaries or resulting from Pease's or such subsidiaries' operations or activities, past or present, at any location, including without limitation, releases and disposal of Hazardous Materials, that would give rise to any on-site or off-site investigation, reporting, or remedial obligations or other Environmental Liability;

          (vii) To the extent required by applicable Environmental Laws, all Hazardous Materials generated by Pease and its subsidiaries have been transported only by persons authorized under applicable Environmental Laws to transport such materials, and disposed of only at treatment, storage and disposal facilities authorized under applicable Environmental Laws to treat, store or dispose of such Hazardous Materials;

          (viii) There has been no exposure of any person or property to Hazardous Materials or any release of Hazardous Materials into the environment by Pease or its present or prior subsidiaries or in connection with their present or prior properties or operations that could reasonably be expected to give rise to any Environmental Liability. All employees of Pease and its subsidiaries with exposure to asbestos in connection with Pease's or such subsidiaries' operations or activities, past or present, have received annual physicals with pulmonary and respiratory examinations and chest x- rays without the manifestation of asbestos-related conditions and Pease is not aware of any pulmonary or respiratory illnesses suffered or incurred by any such employee related to exposure to asbestos caused by such employee's employment with Pease or any of its subsidiaries;

          (ix) No release or clean up of Hazardous Materials has occurred at Pease and its subsidiaries' properties which could reasonably be expected to result in the assertion or creation of any lien on the properties by any governmental body or agency or other Governmental Authority with respect thereto, nor has any such lien been asserted or made by any governmental body, agency or entity with respect thereto;

          (x) To Pease's knowledge, the operations of each third party operator of any of Pease or its subsidiaries' properties are in compliance with the terms of this Section 3.14; and

          (xi) Pease and its subsidiaries have complied with all Environmental Protection Agency guidelines relating to the removal of asbestos and all such asbestos removal activities were scheduled with Pease's or its subsidiaries' insurers and were (and continue to be) insured under insurance policies maintained with reputable insurers (which are current, in full force and effect and which name Pease as an insured).

                  (b) Pease and its subsidiaries have made available to Carpatsky all internal and external environmental audits, studies, documents and correspondence on environmental matters in the possession of Pease or its subsidiaries relating to any of the present or prior properties or operations of Pease and its subsidiaries.

                  (c) For purposes of this Agreement, the following terms shall be defined as follows:

          (i) "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations or orders of any Governmental Authority pertaining to pollution, health, safety, or the environment, including, without limitation, the Clean Air Act, the Comprehensive Environmental, Response, Compensation, and Liability Act ("CERCLA"), the Clean Water Act, the

     Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Oil Pollution Act, all as amended, any state laws implementing the foregoing federal laws, any state laws pertaining to, health, safety and waste management including, without limitation, the handling of asbestos, medical waste or disposable products, hydrocarbon products, PCBs or other Hazardous Materials or processing or disposing of wastes or the use, maintenance and closure of pits and impoundments, all other federal, provincial, state or local environmental conservation or protection and health and safety laws, domestic and foreign, and any common law creating liability for environmental conditions. Environmental Laws shall include, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, guidelines, obligations, schedules and timetables contained in Environmental Laws or contained in any regulation, plan, code, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder

          (ii) "Hazardous Materials" shall mean any materials that are regulated by or form the basis of liability under Environmental Laws, and include, without limitation, asbestos, wastes, including, without limitation, medical wastes or disposable products, hazardous substances, pollutants or contaminants, hazardous or solid wastes, hazardous constituents, hazardous materials, toxic substances, petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas)

          (iii) "Environmental Liability" shall mean liabilities, fines, penalties, obligations, consequential damages, responsibilities, response costs, natural resource damages, corrective action costs, reclamation costs, and costs and expenses, known or unknown, absolute or contingent, past, present or future, resulting from any requirement, claim or demand under Environmental Laws or contract.

         SECTION 3.15 Vote Required. The only vote of the holders of any class or series of Pease capital stock necessary to approve the Exchange, the Merger and adopt this Agreement and to authorize restatement and amendment to Pease's articles of incorporation in the form of Exhibit B-4 (the "Amended and Restated Articles of Pease") is the affirmative vote of the holders of at least a majority of the outstanding shares of Pease Common Stock and the affirmative vote of all the holders of each class of outstanding Pease Preferred Stock.

         SECTION 3.16 Brokers. Except as set forth in Schedule 3.16 to the Pease Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pease. Prior to the date of this Agreement, Pease has made available to Carpatsky a complete and correct copy of all agreements referenced in Schedule 3.16 to the Pease Disclosure Schedule pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

         SECTION 3.17 Insurance. Schedule 3.17 to the Pease Disclosure Schedule sets forth a true and complete listing of all material policies currently in force, and all other policies under which a claim could be made as of the date hereof (i.e., all incurrence-based policies), for fire, products and environmental or pollution control liability, general liability, vehicle, workers' compensation, directors and officers' liability, title and other insurance owned or held by or covering Pease or any of its property, assets, or activities, past or present. As of the date hereof, all of such policies are in full force and effect, and Pease has not received any outstanding notice of cancellation or termination with respect to any policy of fire, products or environmental or pollution control liability, general liability, vehicle, workers' compensation, directors' and officers' liability, title and other insurance owned or held by or covering Pease or any of its property, assets, or activities, past or present. Neither the Merger nor any of the transactions contemplated hereby shall cause the termination or may form the basis for terminating any such insurance policies or insurance coverages presently maintained by Pease.

         SECTION 3.18 Properties. Except as set forth in Schedule 3.18 to the Pease Disclosure Schedule, with respect to Pease and its subsidiaries' properties, except for liens arising in the ordinary course of business after the date hereof and properties and assets disposed of in the ordinary course of business after the date of the most recent balance sheet contained in the Form 10- QSB referred to below, each of Pease and its subsidiaries has good and marketable title free and clear of all liens, the existence of which would have a Pease Material Adverse Effect, to all their material properties and assets, whether tangible or intangible, real personal or mixed, reflected in Pease's most recent consolidated balance sheet contained in Pease's most recent Pease SEC Report on Form 10-QSB filed prior to the date hereof as being owned by Pease and its subsidiaries as of the date thereof or purported to be owned on the date hereof, including, without limitation, the oil and gas interests reported upon by Netherland, Sewell & Associates, Inc. in its most recent reserve report dated January 1, 1999 which was prepared in accordance with the requirements of Regulation S-X promulgated by the SEC ("Reg. S-X") under the Securities Act (the "Pease Reserve Report") and which has been furnished to Carpatsky. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, are held under valid instruments enforceable by Pease or its subsidiaries in accordance with their respective terms. Substantially all of Pease's and its subsidiaries' equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

         SECTION 3.19 Certain Contracts and Restrictions. Other than agreements, contracts or commitments listed elsewhere in the Pease Disclosure Schedule,
Schedule 3.19 to the Pease Disclosure Schedule lists, as of the date hereof, each agreement, contract or commitment (including any amendments thereto) to which Pease or any of its subsidiaries is a party or by which Pease or any of its subsidiaries is bound (i) involving consideration during the next twelve months in excess of $10,000 or (ii) which is otherwise material to the assets, liabilities, financial condition, results of operations or current or future business of Pease and its subsidiaries, taken as a whole. As of the date of this Agreement and except as indicated on the Pease Disclosure Schedule, (i) Pease has fully complied with all material terms and conditions of all agreements, contracts and commitments listed in the Pease Disclosure Schedule and all such agreements, contracts and commitments are in full force and effect, (ii) Pease has no knowledge of any defaults thereunder or any cancellations or modifications thereof, and (iii) such agreements, contracts and commitments are not subject to any memorandum or other written document or understanding permitting cancellation.

         SECTION 3.20 Easements. Except when a failure of any representation made in this Section 3.20 to be true and correct would not result in a liability to Pease in excess of (i) $10,000 in the case of a representation known to Pease to be untrue or incorrect or (ii) $25,000 in the case of a representation not known to Pease to be untrue or incorrect, the business of Pease and its subsidiaries has been operated in a manner that does not violate the material terms of any easements, rights of way, permits, servitudes, licenses or any other agreements and rights relating to the exploration, development, production, marketing, sale and transportation of hydrocarbons attributable to or produced, marketed and sold from their oil and gas leases, interests and real property used by Pease and its subsidiaries in its business (collectively, "Pease Easements"), and all material Pease Easements are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such business.

         SECTION 3.21 Futures Trading and Fixed Price Exposure. None of Pease or any of its subsidiaries is presently engaged in any futures or options trading or is a party to any price, interest rate or currency swaps, hedges, futures or other derivative instruments.

         SECTION 3.22 Information Supplied. Without limiting any of the representations and warranties contained herein, the representations and warranties of Pease contained in this Agreement and the information set forth in the Pease Disclosure Schedule is complete and accurate and does not contain any untrue statement of material fact, or omit a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or were made, not misleading.

         SECTION 3.23 Intellectual Property. Schedule 3.23 lists all the registered patents, trademarks, service marks, copyrights, trade names and applications for any of the foregoing owned by Pease or any of its subsidiaries as of the date of this Agreement (the "Registered Intellectual Property"). Pease has good and marketable title to the Registered Intellectual Property and has good and marketable title to, or valid licenses or rights to use, all patents, copyrights, trademarks, trade names, brand names, proprietary and other technical information, technology and software (collectively, "Intellectual Property") which are used in the operation of its business as presently conducted, free from any liens and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions, whatsoever, except as set forth on Schedule 3.23. Immediately after the Effective Time, Pease will continue to own or will have the right to use all Intellectual Property free from liens and on the same terms and conditions as in effect prior to the Effective Time. There are no claims or proceedings pending or, to the Pease's knowledge, threatened, against Pease asserting that Pease or any of its subsidiaries is infringing or engaging in the unauthorized use of any Intellectual Property of any other person or entity.
Schedule 3.23 sets forth all agreements and arrangements (i) pursuant to which Pease or any of its subsidiaries has licensed Intellectual Property to, or the use of Intellectual Property in other areas permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other person and (ii) pursuant to which Pease or any of its subsidiaries has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements to the extent set forth on Schedule 3.23 (w) are in full force and effect in accordance with their terms and Pease is not aware that any default exists thereunder by Pease or any of its subsidiaries or by any other party thereto; (x) are free and clear of liens; and (y) do not contain any change of control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the Merger and the transactions contemplated by this Agreement. Pease has delivered to Carpatsky true and complete copies of all agreements and arrangements set forth on Schedule 3.23. There are no royalties, license fees, charges or other amounts payable by, or on behalf of Pease or any of its subsidiaries in respect of any Intellectual Property other than as set forth on Schedule 3.23.

         SECTION 3.24 Year 2000. Pease has conducted a review and assessment of all computer applications and programs ("Software") owned licensed or used by any of Pease and its subsidiaries and all of such Software is fully able to perform date-sensitive or other functions, after December 31, 1999, except for licensed Software where the failure to perform such functions could not have a Pease Material Adverse Effect.

                                   SECTION IV

                   REPRESENTATIONS AND WARRANTIES OF CARPATSKY

         Carpatsky hereby represents and warrants to Pease that:

         SECTION 4.01 Organization and Qualifications; Subsidiaries. Each of Carpatsky and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and Carpatsky's Representative Office in the Republic of Ukraine ("Representative Office") is duly organized, validly existing and in good standing under the current laws of the Republic of Ukraine ("Ukraine") and each has all requisite legal power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Carpatsky Material Adverse Effect. The term "Carpatsky Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, would be reasonably likely to be materially adverse to the assets, liabilities, financial condition, results of operations or current or future business of Carpatsky and its subsidiaries taken as a whole. Except as set forth in Schedule 4.01 to the disclosure schedule delivered to Pease by Carpatsky and which is attached hereto and is made a part hereof (the "Carpatsky Disclosure Schedule"), Carpatsky does not own, directly or indirectly, any subsidiaries and Carpatsky does not own an equity interest in any other partnership or joint venture arrangement or other business entity that is material to the assets, liabilities, financial condition, results of operations or current or future business of Carpatsky and its subsidiaries, taken as a whole.

         SECTION 4.02 Charter and Bylaws. Carpatsky has heretofore furnished to Pease a complete and correct copy of the certificate of incorporation and bylaws or the equivalent organizational documents as presently in effect of Carpatsky and each of its subsidiaries and for the Representative Office. Carpatsky and its subsidiaries are not in violation of any of the provisions of their respective charters or any material provision of their respective bylaws.

         SECTION 4.03        Capitalization.

                  (a) The authorized capital stock of Carpatsky consists of an unlimited number of shares of Old Carpatsky Common Stock, of which 40,796,246 shares are issued and outstanding and, except as set forth in Schedule 4.03(a), there are no shares liable for future issuance pursuant to outstanding stock options (the "Carpatsky Options") and warrants ("Carpatsky Warrants") or any other purpose. Each of the outstanding shares of capital stock of, or other equity interests in, Carpatsky and its subsidiaries is duly authorized, validly issued, and, in the case of shares of capital stock, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, such entities subject to) any preemptive or similar rights created by statue, the charter or bylaws (or the equivalent organizational documents) of Carpatsky and its subsidiaries, or any agreement to which Carpatsky and its subsidiaries is a party or bound, and such outstanding shares or other equity interests owned by Carpatsky and its subsidiaries are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on Carpatsky's or its subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever.

                  (b) Except as set forth in Schedule 4.03(b)(i) to the Carpatsky Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Carpatsky is a party relating to the issued or unissued capital stock of Carpatsky or obligating Carpatsky to grant, issue or sell any shares of the capital stock of Carpatsky, by sale, leases, license or otherwise. Except as set forth in Schedule 4.03(b)(ii) to the Carpatsky Disclosure Schedule, there are no obligations, contingent or otherwise, of Carpatsky to (i) repurchase, redeem or otherwise acquire any shares of Old or New Carpatsky Common Stock or other capital stock of Carpatsky; or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other person. Except as described in Schedule 4.03(b)(iii) to the Carpatsky Disclosure Schedule, Carpatsky (x) does not directly or indirectly own, (y) has not agreed to purchase or otherwise acquire or (z) does not holds any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock of any corporation, partnership, joint venture or other business association or entity. Except as set forth in Schedule 4.03(b)(iv) to the Carpatsky Disclosure Schedule, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings or calculated in accordance therewith, of Carpatsky or any of its subsidiaries. Except as set forth in Schedule 4.03(b)(v), there are no voting trusts, proxies or other agreements or understanding to which Carpatsky is a party or by which Carpatsky is bound with respect to the voting of any shares of capital stock of Carpatsky.

                  (c) Carpatsky has made available to Pease complete and correct copies of (i) the forms of its stock options (the "Carpatsky Options") including all amendments thereto and (ii) all warrants that are not in the form specified under clause (i) above. Schedule 4.03(c) to the Carpatsky Disclosure Schedule sets forth a complete and correct list of all outstanding warrants and options, restricted stock or any other stock awards and shares of stock reserved for issuance under such stock options, the form thereof provided under clause (i) above. Schedule 4.03(c) to the Carpatsky Disclosure Schedule sets forth a complete and correct list of all outstanding warrants and options, restricted stock or any other stock awards (the "Carpatsky Stock Awards") setting forth as of the date hereof (i) the number of type of Carpatsky Stock Awards, (ii) the exercise price of each outstanding stock option or warrants, and (iii) the number of stock options and warrants presently exercisable.

         SECTION 4.04 Authority. Carpatsky has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (subject to, with respect to the Redomestication and Merger, the adoption of this Agreement by the stockholders of Carpatsky as described in Section 4.12 hereof). The execution and delivery of this Agreement by Carpatsky and the consummation by Carpatsky and, upon consummation of the Redomestication, New Carpatsky, of the transactions contemplated hereby had been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Carpatsky and New Carpatsky are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (subject to, with respect to the approval and adoption of this Agreement, the Redomestication, the Merger, the approval thereof by the holders of Carpatsky Common Stock as described in Section 4.12). This Agreement has been duly executed and delivered by Carpatsky and, assuming the due authorization, execution and delivery thereof by Pease, constitutes the legal, valid and binding obligation of Carpatsky enforceable against Carpatsky in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         SECTION 4.05     No Conflict: Required Filings and Consents.


                  (a) Except as set forth in Schedule 4.05 to the Carpatsky Disclosure Schedule, the execution and delivery of this Agreement by Carpatsky does not, and the consummation of the transaction contemplated hereby will not
(i) conflict with or violate the certificate of incorporation or bylaws, or the equivalent organizational documents, in each case as amended or restated, of Carpatsky and New Carpatsky, (ii) conflict with or violate any Laws applicable to Carpatsky and New Carpatsky or by which any of their properties are bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Carpatsky or New Carpatsky pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Carpatsky or New Carpatsky is, or upon consummation of the Redomestication, will be a party or by or to which Carpatsky or New Carpatsky or any of its respective properties is, or upon consummation of the Redomestication, will be bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payments obligations or liens or encumbrances described in clause
(iii) that would not have a Carpatsky Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by Carpatsky does not, and consummation of the transactions contemplated hereby will not, require Carpatsky or New Carpatsky to obtain any consent, re-registration, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Authority, except for filing
(A) preliminary and definitive proxy materials and a registration statement on Form S-4 under applicable Canadian Laws and the Securities Act, (B) appropriate documents as required under Delaware Law and Canadian Law in connection with the Redomestication in Delaware, (C) appropriate merger documents as required by Delaware Law and (D) appropriate documents as required under the laws of Ukraine; and where the failure to obtain such consents, licenses, permits, approvals, waivers, authorizations or orders, or to make such filings or notifications, would not, either individually or in the aggregate, materially interfere with Carpatsky's and New Carpatsky's performance of its obligations under this Agreement and would not have a Carpatsky Material Adverse Effect.

         SECTION 4.06 Permits; Compliance. Each of Carpatsky and its subsidiaries and to Carpatsky's knowledge each third party operator of any of Carpatsky and its subsidiaries' properties, is in possession of all franchises, grants, authorizations, leases, agreements, licenses, permits, easements, variances, exemptions, consents, registrations, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Carpatsky Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of Carpatsky, threatened regarding suspension or cancellation of any of the Carpatsky Permits, except where the failure to possess, or the suspension or cancellation of, such Carpatsky Permits would not have a Carpatsky Material Adverse Effect. Except as set forth in Schedule 4.06 to the Carpatsky Disclosure Schedule, Carpatsky has not received from any Governmental Authority any written notification with respect to possible conflicts, defaults or violations of Laws, except for written notices relating to possible conflicts, defaults or violations that would not have a Carpatsky Material Adverse Effect.

         SECTION 4.07 Financial Statements. Carpatsky's audited consolidated financial statements (including the related notes thereto) for the year ended June 30, 1998 and for the nine month period ended March 31, 1999 (i) have been prepared in accordance with generally accepted Canadian accounting principles applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in generally accepted Canadian accounting principles and (B) as may be indicated in the notes thereto) and (ii) except as set forth in Schedule 4.07(ii), fairly present the consolidated financial position of Carpatsky as of the respective dates thereof and the result of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial information contained in such financial statements is not necessarily indicative of the consolidated financial position of Carpatsky as of the respective dates thereof and the results of operations and cash flows for the periods indicated.

         SECTION 4.08 Absence of Certain Changes or Events. Except as disclosed in the Carpatsky Disclosure Schedule or as contemplated by this Agreement or as set forth in Schedule 4.08 to the Carpatsky Disclosure Schedule, since June 30, 1998, each of Carpatsky and its subsidiaries, including the Representative Office, has conducted its business in the ordinary course of business consistent with past practice. Except as disclosed in Schedule 4.08 to the Carpatsky Disclosure Schedule, since June 30, 1998, there has not been (i) any event, change, or effect (including the occurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a Carpatsky Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Carpatsky or, or upon consummation of the Redomestication, New Carpatsky or any redemption, purchase or other acquisition by Carpatsky or, or upon consummation of the Redomestication, New Carpatsky of any of Carpatsky's or, or upon consummation of the Redomestication, New Carpatsky's securities; (iii) any revaluation by Carpatsky of its assets, including the writing down of the value of inventory or the writing down or off of its proven reserves or notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; (iv) any change by Carpatsky in accounting principles or methods, except insofar as may be required by a change in generally accepted Canadian accounting principles; except that in connection with the Merger Carpatsky shall change its fiscal year to end on December 31 of each year; (v) a fundamental change in the nature of Carpatsky's business; or (vi) a Carpatsky Material Adverse Effect.

         SECTION  4.09  Absence of  Litigation.  Except as set forth in Schedule
4.09 to the Carpatsky Disclosure Schedule, there is no claim, suit, litigation, proceeding, arbitration or, to the knowledge of Carpatsky, investigation of any kind, at law or in equity (including actions or proceedings against Carpatsky, its subsidiaries or any of their respective properties (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which would not have a Carpatsky Material Adverse Effect), and neither Carpatsky nor any of its subsidiaries are subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Carpatsky, continuing investigation by, any Governmental Authority, or any judgment, order, writ, injunction, decree or award of any Government Authority or arbitrator, including, without limitation, cease-and-desist or other orders, except for matters that would not have a Carpatsky Material Adverse Effect.

         SECTION 4.10 Tax Matters. Neither Carpatsky nor, to the knowledge of Carpatsky, any of its affiliates has taken or agreed to take any action that would prevent the Redomestication and the Merger from constituting tax-free reorganizations qualifying under relevant provisions of the Code.

         SECTION 4.11 Taxes. Except as set forth in Schedule 4.11 of the Carpatsky Disclosure Schedule and except as such failure of any representation or warranty made in this Section 4.11 to be true and correct would not result in a liability to Carpatsky in excess of $10,000 in the case of a representation known to Carpatsky to be untrue or incorrect or $25,000 in the case of a representation not known to Carpatsky to be untrue or incorrect:

                  (a) Except to the extent that the applicable statute of limitations has expired, all Returns required to be filed by or on behalf of Carpatsky have been (i) duly filed on a timely basis with the appropriate Governmental Authorities and such Returns are true, correct and complete, and
(ii) duly paid in full or made a provision in accordance with generally accepted accounting principles for the payment of all Taxes for all periods covered by such Returns or with respect to any period prior to the Effective Time.

                  (b) Carpatsky has complied in all respect with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including any estimated Taxes and the withholding of Taxes) and have, within the time and the manner prescribed by law, withheld from employee wages and paid over all amounts withheld under applicable laws.

                  (c) There is no plan or intention by an stockholder of Carpatsky who owns one percent or more of Old Carpatsky Common Stock, and to the knowledge of Carpatsky there is no plan or intention on the part of any of the remaining stockholders of Carpatsky, to sell, exchange or otherwise dispose of a number of shares of Pease Common Stock to be received in the Merger that would reduce the Carpatsky stockholders' ownership of Pease Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the Old Carpatsky Common Stock (including shares of Carpatsky Common Stock exchanged for cash in lieu of fractional shares of Common Stock) outstanding immediately prior to the Effective Time.

                  (d) Carpatsky (A) has not been a member of an affiliated group filing a consolidated income tax return other than a group the common parent of which was Carpatsky, (B) does not have any liability under Treas. Reg. ss. 1.1502-6 or any analogous federal, provincial, state or local, domestic or foreign, law by reason of having been a member of any consolidated, combined or unitary group, other than in the current affiliated group of which Carpatsky is the common parent corporation, and (C) is not a party to any tax sharing agreement with any person other than current members of the consolidated group of which Carpatsky is the common parent corporation.

                  (e) There is no material dispute or claim concerning any liabilities for Taxes of Carpatsky either raised or reasonably expected to be raised by any taxing authority.

                  (f) Carpatsky has made available to Pease  complete  copies of
(i) all income tax returns of Carpatsky for all periods since June 30, 1996 for all periods open under the statute of limitations for assessments and (ii) examination reports, and statements of deficiencies assessed by Carpatsky.

                  (g) No consent under Section 341(f) of the Code (or any analogous federal or provincial law of Canada) has been filed with respect to Carpatsky.

                  (h) Carpatsky has not entered into any compensatory agreements with respect to the performance of services under which payment would result in a nondeductible expense pursuant to Section 280G of the Code (or any analogous federal or provincial law of Canada).

                  (i) Carpatsky has not agreed, nor is it required to make, prior to the Effective Time, any adjustment under Code Section 481(a), (or any analogous federal or provincial law of Canada), by reason of a change in accounting method or otherwise.

                  (j) Carpatsky has not issued or assumed any corporate acquisition indebtedness that is subject to Sections 279(a) and (b) of the Code (or any analogous federal or provincial law of Canada).

                  (k) The amount of liability for unpaid Taxes of Carpatsky for all periods ending on or before the Effective Time will not, in the aggregate, materially exceed the amount of the liability accruals for Taxes reflected on the balance sheet of Carpatsky as of the Closing Date.

                  (l) Carpatsky is not disposed of any property in a transaction that is presently accounted for under the installment method.

                  (m) Carpatsky is not required to treat any of their assets as owned by another person for income tax purposes or as tax-exempt bond property or as tax-exempt use property within the meaning of Section 168 of the Code (or any analogous federal or provincial law of Canada).

         SECTION 4.12 Vote Required. The affirmative vote of the holders (present in person or by proxy at the special meeting of stockholders to be called for the purpose of approving the transactions contemplated herein) of at least (i) two-thirds of the issued and outstanding shares of Old Carpatsky Common Stock is required to approve the Redomestication and (ii) a majority of the issued and outstanding shares of New Carpatsky Common Stock is required to approve the Merger.

     SECTION 4.13 Brokers. Except as set forth in Schedule 4.13 of the Carpatsky Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Carpatsky. Prior to the date of this Agreement, Carpatsky has made available to Pease a complete and correct copy of all agreements referenced in
Schedule 4.13 pursuant to which any such firm will be entitled to any payment related to the transactions contemplated by this Agreement.

         SECTION 4.14 Information Supplied. Without limiting any of the representations and warranties contained herein, no representation or warranty of Carpatsky and no statement by Carpatsky or other information contained in or documents referred to in the Carpatsky Disclosure Schedule, as of the date of such representation, warranty, statement or document, contains or contained any untrue statement of material fact, or, at the date thereof, omits or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or were made, not misleading.

         SECTION 4.15        Employee Benefit Plans; Labor Matters.


                  (a) Except as set forth in Schedule 4.15(a) to the Carpatsky Disclosure Schedule, Carpatsky does not maintain nor has it contributed during the past five years to any employee benefit plan (as such term is defined in ERISA section 3(s)) or with respect to which Carpatsky or any member of its ERISA Group would incur liability under Sections 4065, 4069, 4212 (c) or 4204 of ERISA, or any analogous federal or provincial law of Canada, and any other retirement, pension, stock option, stock application rights, profit sharing, incentive compensation, deferred compensation, savings, thrift, vacation pay, severance pay, or other employee compensation or benefit plan, agreement, practice or arrangement, whether written or unwritten, whether or not legally binding (collectively, the "Carpatsky Benefit Plans"). As of the date of this Agreement, except as would not have a Carpatsky Material Adverse Effect, the material Carpatsky Benefit Plans maintained by Carpatsky, or any member of its ERISA Group, or with respect to which Carpatsky has or may have a liability are in substantial compliance with applicable laws. Schedule 4.15(a) sets forth a list of all Carpatsky Plans, true and complete copies of which have been furnished to Pease.

                  (b) With respect to the Carpatsky Plans, no event has occurred and, to the knowledge of Carpatsky, there exists no condition or set of circumstances, in connection with which Carpatsky or any member of its ERISA Group could be subject to any liability under the terms of such Carpatsky Plans or other applicable Law which would have a Carpatsky Material Adverse Effect.

                  (c) Except as otherwise set forth on Schedule 4.15(c) to the Carpatsky Disclosure Schedule, neither Carpatsky nor any member of its ERISA Group contributes to or has an obligation to contribute to, and has not within five years prior to the date of this Agreement contributed to or had an obligation to contribute to or has any secondary liability to a multiemployer plan within the meaning of Section 3(37) of ERISA.

                  (d) Neither Carpatsky nor any member of its ERISA Group, is or has ever been a party to any collective bargaining or other labor union contracts. No collective bargaining agreement is being negotiated by Carpatsky. There is no pending or threatened labor dispute, strike or work stoppage against Carpatsky or any of its subsidiaries which may interfere with the business activities of Carpatsky. None of Carpatsky or any of its representatives or employees has committed any unfair labor practices in connection with the operation of the business of Carpatsky, and there is no pending or threatened charge or complaint against Carpatsky by any governmental authority.

                  (e) With respect to each Carpatsky Benefit Plan that is a "group health plan" as defined in Section 5000(b) of the Code, each such Carpatsky Benefit Plan complies and has complied with the requirements of applicable laws, except where the failure to so comply would not have a Carpatsky Material Adverse Effect.

                  (f) Except as disclosed in Schedule 4.15(f), through the date of this Agreement, Carpatsky and its subsidiaries are not obligated nor responsible for benefit plans, pensions, employee taxes, employer's taxes or similar obligations with respect to citizens or residents of Ukraine who may be employed, directly or indirectly, by any subsidiary of Carpatsky, Ukrcarpatoil or the Representative Office.

         SECTION 4.16 Certain Business Practices. None of Carpatsky, its subsidiaries and its Representative Office or any directors, offices, agents or employees of any of them has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns.

         SECTION 4.17      Environmental Matters.

                  (a) Except as disclosed in Schedule 4.17 to the Carpatsky Disclosure Schedule and except for matters that would not result individually in liability to Carpatsky or any of its subsidiaries in excess of (i) $10,000 in the case of matters known to Carpatsky or in the aggregate with all other such matters, in liability to Carpatsky or any of its subsidiaries in excess of $25,000, or (ii) $25,000 in the case of matters not known to Carpatsky or in the aggregate with all other such matters, in liability to Carpatsky or any of its subsidiaries in excess of $50,000, to the best knowledge of Carpatsky:

          (i) the properties, operations and activities of Carpatsky or any of its subsidiaries are in compliance in all material respects with all applicable Environmental Laws and there are no circumstances which could reasonably be expected to prevent or interfere with their continued compliance with applicable Environmental Laws;

          (ii) Each of Carpatsky and its subsidiaries and the properties and operations of Carpatsky and its subsidiaries (including, without limitation, properties located in the Ukraine) are not subject to any existing, pending, or, to Carpatsky's knowledge, threatened civil, criminal or administrative action, suit, claim, notice of violation, investigation, notice of potential liability, request for information, inquiry, demand or proceeding under applicable Environmental Laws;

          (iii) Neither Carpatsky nor any of its subsidiaries has agreed, whether by contract or by consent agreement with Governmental Authorities or private persons, to undertake any environmental investigation, clean up, or remedial activities;

          (iv) All notices, permits, licenses, or similar authorizations required to be obtained or filed by Carpatsky or its subsidiaries under any Environmental Law in connection with any aspect of the business of Carpatsky or its subsidiaries, including without limitation those relating to the treatment, storage, disposal or discharge of Hazardous Materials, have been duly obtained or filed and will remain valid and in effect after the Merger, and Carpatsky and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

          (v) Carpatsky and each of its subsidiaries has satisfied and is currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under Environmental Laws, and Carpatsky has not received any notice of noncompliance with respect to any such financial responsibility requirements;

          (vi) There are no physical or environmental conditions existing on any property of Carpatsky or any of its subsidiaries or resulting from Carpatsky's or any of its subsidiaries' operations or activities, past or present, at any location, including without limitation, releases and disposal of Hazardous Materials, that would give rise to any on-site or off-site investigation, reporting, or remedial obligations or other Environmental Liability;

          (vii) To the extent required by applicable Environmental Laws, all Hazardous Materials generated by Carpatsky and its subsidiaries have been transported only by persons authorized under applicable Environmental Laws to transport such materials, and disposed of only at treatment, storage and disposal facilities authorized under applicable Environmental Laws to treat, store or dispose of such Hazardous Materials;

          (viii) There has been no exposure of any person or property to Hazardous Materials or any lease of Hazardous Materials into the environment by Carpatsky and its subsidiaries or in connection with their present or prior properties or operations that could reasonably be expected to give rise to any Environmental Liability;

          (ix) No release or clean up of Hazardous Materials has occurred at Carpatsky's and its subsidiaries' properties which could reasonably be expected to in the assertion or creation of any lien on the properties by any governmental body or agency with respect thereto, nor has any such lien been asserted or made by any governmental body or agency with respect thereto; and

          (x) The operations of each third party operator of any of Carpatsky's and its subsidiaries' properties are in compliance with the terms of this
     Section 4.17.

                  (b) Carpatsky has made available to Pease all material internal and external environmental audits, studies, documents and correspondence on environmental matters in the possession of Carpatsky relating to any of the present or prior properties or operations of Carpatsky and its subsidiaries.

         SECTION 4.18 Insurance. Schedule 4.18 to the Carpatsky Disclosure Schedule sets forth a true and complete listing of all material policies currently in force, and all other policies under which a claim could be made as of the date hereof (i.e., all incurrence-based policies), for fire, products and environmental or pollution control liability, general liability, vehicle, workers' compensation, directors and officers' liability, title and other insurance owned or held by or covering Carpatsky or any of its property, assets, or activities, past or present. As of the date hereof, all of such policies are in full force and effect, and Carpatsky has not received any outstanding notice of cancellation or termination with respect to any policy of fire, products or environmental or pollution control liability, general liability, vehicle, workers' compensation, directors' and officers' liability, title and other insurance owned or held by or covering Carpatsky or any of its property, assets, or activities, past or present. Neither the Merger nor any of the transactions contemplated hereby shall cause the termination or may form the basis for terminating any such insurance policies or insurance coverages presently maintained by Carpatsky.

         SECTION 4.19 Certain Contracts and Restrictions. Other than agreements, contracts or commitments listed elsewhere in the Carpatsky Disclosure Schedule,
Schedule 4.19 to the Carpatsky Disclosure Schedule lists, as of the date hereof, each agreement, contract or commitment (including any amendments thereto) to which Carpatsky is a party or by which Carpatsky is bound involving consideration during the next twelve months in excess of $10,000 or which is otherwise material to the assets, liabilities, financial condition, results of operations or current or future business of Carpatsky and its subsidiaries, taken as a whole. As of the date of this Agreement and except as indicated on the Carpatsky Disclosure Schedule, (i) Carpatsky and its subsidiaries each has fully complied with all material terms and conditions of all agreements, contracts and commitments that will be listed in the Carpatsky Disclosure Schedule and all such agreements, contracts and commitments are in full force and effect, Carpatsky has no knowledge of any defaults thereunder or any cancellations or modifications thereof, and such agreements, contracts and commitments are not subject to any memorandum or other written document or understanding permitting cancellation.

         SECTION 4.20 Properties. Except for liens arising in the ordinary course of business after the date hereof and properties and assets disposed of in the ordinary course of business after the date of Carpatsky's most recent consolidated balance sheet, each of Carpatsky and its subsidiaries has good and marketable title free and clear of all liens, the existence of which would not have a Carpatsky Material Adverse Effect, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in Carpatsky's most recent balance sheet as being owned by Carpatsky and its subsidiaries as of the date thereof or purported to be owned on the date hereof, including, without limitation, the oil and gas interests reported upon by Ryder Scott Inc. in its most recent reserve report dated December 31, 1998 which was prepared in accordance with the requirements of Reg. S-X (the "Carpatsky Reserve Report") and which has been furnished to Pease. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases by Carpatsky and its subsidiaries are held under valid instruments enforceable by each of them in accordance with their respective terms. Substantially all of Carpatsky's and its subsidiaries' equipment in regular use has been reasonably well maintained and is generally in good and serviceable condition, reasonable wear and tear excepted.

         SECTION 4.21 Easements. The business of Carpatsky and its subsidiaries has been operated in a manner that does not violate the material terms of any easements, rights of way, permits, servitude, licenses, leases, operating agreements, royalty agreements, joint venture and partnership agreements, drilling agreements, production sharing agreements and similar rights relating to their oil and gas interests and real property used by Carpatsky and its subsidiaries in its business (collectively, "Carpatsky Easements") except for violations that have not resulted and will not result in a Carpatsky Material Adverse Effect. All material Carpatsky Easements are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such business.

         SECTION 4.22 Futures Trading and Fixed Price Exposure. Neither Carpatsky nor any of its subsidiaries is presently engaged in any futures or options trading nor are they party to any price, interest rate or currency swaps, hedges, futures or other derivative instruments.

         SECTION 4.23 Intellectual Property. Schedule 4.23 lists all the registered patents, trademarks, service marks, copyrights, trade names and applications for any of the foregoing owned by Carpatsky and its subsidiaries as of the date of this Agreement (the "Carpatsky Registered Intellectual Property"). Each of Carpatsky and its subsidiaries has good and marketable title to the Carpatsky Registered Intellectual Property and has good and marketable title to, or valid licenses or rights to use, all patents, copyrights, trademarks, trade names, brand names, proprietary and other technical information, technology and software (collectively, "Carpatsky Intellectual Property") which are used in the operation of its business as presently conducted, free from any liens and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions, whatsoever, except as set forth on Schedule 4.23. Immediately after the Effective Time, Pease will own or will have the right to use all Carpatsky Intellectual Property free from liens and on the same terms and conditions as in effect prior to the Effective Time. Except as set forth in
Schedule 4.23, there are no claims or proceedings pending or, to the Carpatsky's knowledge, threatened, against Carpatsky asserting that Carpatsky is infringing or engaging in the unauthorized use of any Carpatsky Intellectual Property of any other person or entity. Section 4.23 sets forth all agreements and arrangements (i) pursuant to which Carpatsky and its subsidiaries has licensed Carpatsky Intellectual Property to, or the use of Carpatsky Intellectual Property in other areas permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other person and (ii) pursuant to which each of Carpatsky and its subsidiaries has had Carpatsky Intellectual Property licensed to it, or has otherwise been permitted to use Carpatsky Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements to the extent set forth on Schedule 4.23 (x) are in full force and effect in accordance with their terms and Carpatsky is not aware that any default exists thereunder by Carpatsky or by any other party thereto; (y) are free and clear or liens; (z) do not contain any change of control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the Merger and the transactions contemplated by this Agreement. Carpatsky has delivered to Pease true and complete copies of all agreements and arrangements set forth on Schedule 4.23. There are no royalties, license fees, charges or other amounts payable by, or on behalf of Carpatsky in respect of any Carpatsky Intellectual Property other than as set forth on Schedule 4.23.

                                    ARTICLE V

                                    COVENANTS

         SECTION 5.01 Affirmative Covenants of Pease. Pease hereby covenants and agrees that, at or prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Carpatsky, Pease will and will cause its subsidiaries to:

                  (a) Use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and employees and maintain its relationships with its material customers and suppliers;

                  (b) maintain and keep its material properties and assets in as good repair and conditions as at present, ordinary wear and tear excepted;

                  (c) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

                  (d)  furnish  to  Carpatsky  the most  recent  reserve  report
regarding  Pease's  interests  in  its  oil  and  gas  properties   prepared  by
Netherland, Sewell & Associates, Inc. in accordance with Reg. S-X; and

                  (e) take all such steps as are commercially reasonable in order to consummate the Exchange and the Merger and all other transactions contemplated hereby, including, without limitation, securing all requisite consents thereto.

         SECTION  5.02  Negative   Covenants  of  Pease.   Except  as  expressly
contemplated by this Agreement or otherwise consented to in writing by Carpatsky, from the date of this Agreement until the Effective Time, Pease will not do, and will not permit any of its subsidiaries to do, any of the foregoing:

                  (a) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of Pease to Pease or another wholly owned subsidiary of Pease;

                  (b) except as contemplated by this Agreement or as described in Schedule 3.03(b)(ii) to the Pease Disclosure Schedule, (i) redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than pursuant to the Exchange or any such acquisitions directly from any wholly owned subsidiary of Pease in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations (except in connection with the exercise of outstanding stock options in accordance with their terms);

effect any reorganization or recapitalization (other than the Exchange); or split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock;

                  (c) except as described in Schedule 3.03(b)(i) to the Pease Disclosure Schedule or as contemplated by the Exchange and this Agreement, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its or its subsidiaries' capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except as permitted pursuant to Sections 2.01(a), 2.01(b) and 2.01(f) of this Agreement or for the issuance of shares upon the exercise of outstanding stock options or the vesting of restricted stock in accordance with the terms of outstanding Pease Stock Awards); amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; or take any action to accelerate the exercisability of stock options;

                  (d) except as contemplated by this Agreement, acquire or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

                  (e)  except as  disclosed  in  Schedule  5.02(e)  to the Pease
Disclosure Schedule, sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries, except for the sale of inventory or other dispositions in the ordinary course;

                  (f) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of Pease or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by Pease or any of Pease's subsidiaries to take any such action, and Pease shall promptly notify Carpatsky of all relevant terms of any such inquiries and proposals received by Pease or any of its subsidiaries or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, Pease shall promptly deliver or cause to be delivered to Carpatsky a copy of such inquiry or proposal. For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement, including, without limitation, the Exchange) involving a party hereto or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of a party hereto and its subsidiaries, taken as a whole, (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of a party hereto or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person (other than stockholders as of the date of this Agreement) having acquired beneficial ownership of, or any group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of capital stock of a party hereto; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing;

                  (g) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing Transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

                  (h) adopt or propose to adopt any amendments to its articles of incorporation or bylaws, which would alter the terms of its capital stock or would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

                  (i) (A) change any of its methods of accounting in effect at December 31, 1998, or (B) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $10,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1998, except in each case, as may be required by Law or generally accepted accounting principles;

                  (j) incur any obligations for borrowed money or purchase money indebtedness or guarantee, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of $10,000 in the aggregate;

                  (k) enter into any material arrangement, agreement or contract with any third party which provides for an exclusive arrangement with that third party or is substantially more restrictive on Pease or substantially less advantageous to Pease than arrangements, agreements or contracts existing on the date hereof;

                  (l) take any action, other than actions required by this Agreement, which would result in a failure to maintain the registration of the Pease Common Stock under the Exchange Act;

                  (m) except as contemplated by this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Pease or any of its subsidiaries;

                  (n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) reflected on, or reserved against in, or contemplated by, the financial statements (or the notes thereto) of Pease and its subsidiaries, (y) incurred in the ordinary course of business consistent with past practice or (z) which are legally required to be paid, discharged or satisfied;

                  (o) knowingly take, or agree to commit to take, any action that would make any representation or warranty of Pease contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time;

                  (p) other than between or among wholly-owned subsidiaries of Pease which remain wholly-owned or between Pease and its wholly-owned subsidiaries which remain wholly-owned, neither Pease nor any of its subsidiaries will engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of Pease's affiliates, including, without limitation, any transactions, agreements, arrangements or understanding with any affiliate or other person covered under
Item 404 of Regulation S-K promulgated under the Securities Act, other than pursuant to such agreement, arrangements or understandings existing on the date of this Agreement (which are set forth on Schedule 5.02(p) of the Pease Disclosure Schedule) or as disclosed in writing to Carpatsky on the date hereof or which are contemplated under this Agreement; provided, that Pease provides Carpatsky with all information concerning any such agreement, arrangement or understanding that Carpatsky may reasonably request;

                  (q) agree to or approve any commitment, including any authorization for expenditure or agreement to acquire property, obligating Pease for an amount in excess of $100,000, other than for authorizations for expenditure involving Pease oil field operations which are made pursuant to existing agreements or are otherwise effected in the ordinary course or in order that Pease conduct its operations in a prudent manner consistent with industry standards;

                  (r) engage in any futures or options trading or be a party to any price or currency swaps, hedges, futures or derivative instruments; or

                  (s) agree in writing or otherwise to do any of the foregoing.

         SECTION 5.03      Affirmative and Negative Covenants of Carpatsky.

                  (a) Carpatsky hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Pease, Carpatsky will:

          (i) furnish to Pease the most recent reserve report regarding Carpatsky's interests in oil and gas properties in the Republic of the Ukraine prepared by Ryder Scott Company Petroleum Engineers, prepared in accordance with Reg. S-X;

          (ii) operate its business in all material respects in the usual and ordinary course, consistent with good oil field practice;

          (iii) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the serves of its respective officers and Carpatsky employees and maintain its relationships with its material customers and suppliers;

          (iv) use all commercially reasonable efforts to maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice;

          (v) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

          (vi) take all such steps as are commercially reasonable in order to consummate the Redomestication and the Merger and all other transactions contemplated hereby, including, without limitation, securing all requisite consents thereto; and

          (vii) use all commercially reasonable efforts to maintain and keep its business relationships with joint activities partners and joint enterprise shareholders in the Ukraine consistent in all material respects with its customary business practice.

                  (b) Except as expressly contemplated by this Agreement or otherwise consented to in writing by Carpatsky, from the date of this Agreement until the Effective Time, Carpatsky will not do or permit any of its subsidiaries to do any of the following:

          (i) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

          (ii) except as  contemplated  by this  Agreement  or as  described  in
     Schedule 5.03(b)(ii) to the Carpatsky Disclosure Schedule, (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its or any such securities or obligations (except in connection with the exercise of outstanding stock options in accordance with their terms); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

          (iii) except as described in Schedule 5.03(b)(iii) to the Carpatsky Disclosure

     Schedule or as contemplated by this Agreement, (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except as permitted pursuant to Sections 2.01(a), 2.01(b) and 2.01(f) of this Agreement or for the issuance of shares upon the exercise of outstanding stock options or the vesting of restricted stock in accordance with the terms of outstanding Carpatsky Stock Awards); (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; or (iii) take any action to accelerate the exercisability of stock options;

          (iv) acquire or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than pursuant to this Agreement or for the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

          (v) except as discussed in Schedule 5.03(b)(v) to the Carpatsky Disclosure Schedule, sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets;

          (vi) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of Carpatsky or any investment banker, financial advisor, attorney, accountant or other representative retained by Carpatsky to take any such action, and Carpatsky shall promptly notify Pease of all relevant terms of any such inquiries and proposals received by Carpatsky or any of its subsidiaries or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, Carpatsky shall promptly deliver or cause to be delivered to Pease a copy of such inquiry or proposal;

          (vii) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing Transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

          (viii) adopt or propose to adopt any amendments to its certificate of incorporation or bylaws, which would alter the terms of its capital stock or would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

          (ix) (A) except for changing its fiscal year end in connection with the Merger to December 31 in each year and, as a result of the
     Redomestication becoming subject to generally accepted United States accounting principles, change any of its methods of accounting in effect at June 30, 1998 or (B) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $10,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the its income tax returns for the taxable year ended June 30, 1998, except in each case, as may be required by Law or generally accepted accounting principles;

          (x) incur any obligations for borrowed money or purchase money indebtedness or guarantee, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of $10,000 in the aggregate;

          (xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Carpatsky;

          (xii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) reflected on, or reserved against in, or contemplated by, the financial statements (or the notes thereto) of Carpatsky, (y) incurred in the ordinary course of business consistent with past practice or (z) which are legally required to be paid, discharged or satisfied;

          (xiii) knowingly take, or agree to commit to take, any action that would make any representation or warranty of Carpatsky contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time;

          (xiv) Except to the extent described in Schedule 5.03(b) (xiv), Carpatsky will not engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of Carpatsky's affiliates, including, without limitation, any transactions, agreements, arrangements or understanding with any affiliate or other person covered under Item 404 of Regulation S-K promulgated under the Securities Act, other than pursuant to such agreement, arrangements or understandings existing on the date of this Agreement (which are set forth on Section 5.03(b)(xiv) of the Carpatsky Disclosure Schedule) or as disclosed in writing to Pease on the date hereof or which are contemplated under this Agreement; provided, that Carpatsky provides Pease with all information concerning any such agreement, arrangement or understanding that Pease may reasonably request;

          (xv) engage in any futures or options trading or be a party to any price or currency swaps, hedges, futures or derivative instruments; or

          (xvi) agree in writing or otherwise to do any of the foregoing.

                  (c) Except as may otherwise be determined by the Board of Directors of Pease in the exercise of their business judgment and for reasons that are presently unforseen, Carpatsky covenants and agrees that, at or prior to taking over operations and transferring the assets of the Bitkov Field in the Ukraine ("Bitkov"), Carpatsky will, or will cause its subsidiaries or Representative Office to: (i) use reasonable commercial efforts to identify environmental conditions then existing at Bitkov by employing a western environmental consultant to conduct a pre-transfer baseline study of open environmental liabilities and to obtain the concurrence from their partner OJSC Ukrneft, therein (thereby reducing post-transfer responsibilities) and (ii) use reasonable commercial efforts to reduce the labor force employed at Bitkov consistent with the laws of Ukraine.

         SECTION 5.04        Access and Information.

                  (a) Pease shall, and shall cause its subsidiaries to, (i) afford Carpatsky and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Carpatsky Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of Pease and its subsidiaries and to the books and records thereof and (ii) furnish promptly to Carpatsky and the Carpatsky Representatives such information concerning the business, properties, contracts, records and personnel of Pease and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Carpatsky or such Representatives.

                  (b) Carpatsky shall, and shall cause its subsidiaries to, (i) afford to Pease and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Pease Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of Carpatsky and its subsidiaries and to the books and records thereof and (ii) furnish promptly to Pease and Pease Representatives such information concerning the business, properties, contracts, records and personnel of Carpatsky and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Pease or such Representatives.

                  (c) Notwithstanding the foregoing provisions of this Section 5.04, neither party shall be required to grant access or furnish information to the other party to the extent that such access to or the furnishing of such information is prohibited by Law. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.

                  (d) The information received pursuant to Section 5.04(a) and (b) by either party hereto (the "Recipient") shall be deemed to be "confidential information" and may not be publically disclosed except pursuant to express written permission by the other party hereto (the "Informant") or valid court or investigative order unless such information is already in the public domain or in the possession of the Recipient and such disclosure and was not obtained in breach of any duty owed by the Informant.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.01        Meetings of Stockholders.

                  (a) Pease shall, promptly after the effectiveness of the Form S-4, take all actions necessary in accordance with Nevada Law and its articles of incorporation and bylaws to convene a special meeting of Pease's stockholders to approve the Amended and Restated Articles of Pease and to act on this Agreement (the "Pease Stockholders Meeting"), and Pease shall consult with Carpatsky in connection therewith. Pease shall use its best efforts to solicit from stockholders of Pease proxies in favor of the approval and adoption of the Amendment, the Merger and this Agreement and to secure the vote of stockholders required by Nevada Law and its articles of incorporation and bylaws to approve and adopt the Amended and Restated Articles of Pease, the Merger and this Agreement and the transactions contemplated hereby.

                  (b) Carpatsky shall, promptly after the effectiveness of the Form S-4, take all action necessary in accordance with Delaware and Canadian Law and its charter and bylaws to convene a special meeting of Carpatsky's stockholders to (i) approve the Redomestication and (ii) act on this Agreement (the "Carpatsky Stockholders Meeting"). Carpatsky shall recommend approval of the Redomestication of Carpatsky in Delaware and the approval and adoption of this Agreement and the Merger and shall use its best efforts to solicit from stockholders of Carpatsky proxies in favor of the approval and adoption of the Redomestication, the Merger and this Agreement and to secure the vote of stockholders required by Canadian and Delaware Law and its charter and bylaws to approve and adopt the Redomestication, the Merger, this Agreement and the transactions contemplated hereby.

         SECTION 6.02         Registration Statement.

                  (a) As promptly as practicable after the execution of this Agreement, Carpatsky and Pease shall prepare and file with the SEC the Form S-4, including a proxy statement for stockholders of Pease and Carpatsky in connection with the transactions contemplated by this Agreement and a prospectus for the issuance by Pease of the Pease Common Stock (the "Proxy Statement/Prospectus"). In connection with the preparation and filing of the Proxy Statement/Prospectus, Carpatsky shall reconcile its financial statements in accordance with generally accepted United States accounting principles and the provisions of Reg. S-X and shall change its fiscal year end to December 31 for all fiscal years ending after June 30, 1999. Each of Carpatsky and Pease shall use its best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of shares of Pease Common Stock in the Exchange and the Merger. Each of Carpatsky and Pease shall furnish to the other all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Form S-4 shall have been declared effective by the SEC, Pease shall mail the Proxy Statement/Prospectus to its stockholders entitled to notice of and to vote at the Pease Stockholders Meeting and to the stockholders of Carpatsky entitled to notice of and to vote at the Carpatsky Stockholders Meeting. The Proxy Statement/Prospectus shall include the recommendation of Pease's Board of Directors in favor of the Amendment and adoption of this Agreement. The Proxy Statement/Prospectus shall include the recommendation of Carpatsky's Board of Directors in favor of approval of the Redomestication, the Merger and adoption of this Agreement.

                  (b) The information supplied by Pease for inclusion in the Form S-4 shall not, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Pease and Carpatsky, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Pease or any of its affiliates, or its or their respective officers or directors, is discovered by Pease that should be set forth in a supplement to the Proxy Statement/Prospectus, Pease shall promptly inform Carpatsky thereof in writing. All documents that Pease is responsible for filing with the SEC in connection with the transactions contemplated herein shall comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

                  (c) The information supplied by Carpatsky for inclusion in the Form S-4 shall not, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Pease and Carpatsky, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Carpatsky or any of its affiliates, or to their respective officers or directors, is discovered by Carpatsky that should be set forth in a supplement to the Proxy Statement/Prospectus, Carpatsky shall promptly inform Pease thereof in writing.

         SECTION 6.03        Appropriate Action; Consents; Filings.

                  (a) Pease and Carpatsky shall each use, and shall cause each of their subsidiaries to use, all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Carpatsky or Pease or any of its subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Redomestication, the Exchange and the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Redomestication, the Exchange and the Merger required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, and (B) any other applicable Law; provided that Carpatsky and Pease shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to such filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. Pease and Carpatsky shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Form S-4) in connection with the transactions contemplated by this Agreement.

                  (b) Carpatsky and Pease agree to cooperate with respect to, and shall cause each of their respective subsidiaries to cooperate with respect to, and agree to use all reasonable efforts vigorously to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") of any Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the Redomestication, the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Each of Carpatsky and Pease also agree to take any and all commercially reasonable actions, including, without limitation, the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by regulatory authorities as a condition to the granting of any approvals required in order to permit the consummation of the Merger or as may be required to avoid, lift, vacate or reverse any legislative or judicial action which would otherwise cause any condition to Closing not to be satisfied; provided, however, that in no event shall Carpatsky be required to take any action that would or could reasonably be expected to have a Carpatsky Material Adverse Effect, and Pease shall not be required to take any action which would or could reasonably be expected to have a Pease Material Adverse Effect.

                  (c) (i) Each of Pease and Carpatsky shall give (or Pease or Carpatsky shall cause its subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, all reasonable efforts to obtain any third party consents (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a Pease Material Adverse Effect from occurring prior to the Effective Time or a Carpatsky Material Adverse Effect from occurring after the Effective Time.

          (ii) In the event that any party shall fail to obtain any third party consent described in subsection (c)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party, to limit the adverse effect upon Carpatsky and its subsidiaries and Pease and its subsidiaries, and their respective businesses resulting or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

                  (d) Each of Carpatsky and Pease shall promptly notify the other of (w) any material change in its current or future business, assets, liabilities, financial condition or results of operations, (x) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authorities with respect to its business or the transactions contemplated hereby, (y) the institution or the threat of material litigation involving it or any of its subsidiaries or (z) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants or agreements set forth herein not to be true and correct at the Effective Time. As used in the preceding sentence, "material litigation" means any case, arbitration or adversary proceeding or other matter which would have been required to be disclosed on the Pease Disclosure Schedule pursuant to
Section 3.09 or the Carpatsky Disclosure Schedule pursuant to Section 4.09, as the case may be, if in existence on the date hereof, or in respect of which the legal fees and other costs to Pease (or its subsidiaries) might reasonably be expected to exceed $100,000 over the life of the matter or to Carpatsky (or its subsidiaries) might reasonably be expected to exceed $100,000 over the life of the matter.

         SECTION 6.04 Tax Treatment. Each party hereto shall use all reasonable efforts to cause the Redomestication, the Exchange and the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions that could prevent the Redomestication, the Exchange and the Merger from qualifying, as tax-free reorganizations under relevant provisions of the Code.

         SECTION 6.05 Public Announcements. Neither party shall issue any press release or otherwise make any public statements with respect to the Merger without the approval of the other. The press release announcing the execution and delivery of this Agreement shall be a joint press release of Carpatsky and Pease.

         SECTION 6.06 AMEX Listing. Each party hereto shall use all reasonable efforts to cause the shares of Pease Common Stock to be issued in the Exchange and the Merger to be approved for listing (subject to official notice of issuance) on the AMEX or other national securities exchange at or prior to the Effective Time.

         SECTION 6.07 Amendment. For a period of six years after the Effective Time, Pease shall not amend or otherwise modify the Amended and Restated Articles of Pease or the Pease bylaws which could adversely affect the rights thereunder of any individuals, who at any time prior to and at the Effective Time were or are directors or officers of Pease, in respect of their terms of office or acts or omissions occurring at or prior to or after the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such amendment or modification is required by Law. This
Section 6.07 is intended to be for the benefit of, and shall be enforceable by, the persons referred to in the foregoing sentence, their heirs and personal representatives, and shall be binding on Pease and its successors and assigns.

     SECTION 6.08 Stock Resale Agreement. Pease and Carpatsky each agrees, and each will obtain the agreement of each of their respective offices, directors and affiliates, not purchase or sell or acquire or dispose of rights to purchase either party's Common Stock in the open market or from any stockholders during the period from the date hereof until consummation of the transactions contemplated hereby. Carpatsky agrees to deliver to Pease, on or prior to the Effective Time, agreements in substantially the form of Exhibit C attached hereto of each stockholder who is a director or executive officer or who may be deemed to be an affiliate of Carpatsky not to effect any sales of the Pease Common Stock in excess of the volume limitations specified in Rule 145(d) promulgated under the Securities Act.

         SECTION 6.09 SEC Reports and Registration Statements. Pease shall use all reasonable efforts, including the timely filing of all Pease SEC Reports that may be due subsequent to the date hereof and obtaining any consents required from Pease's auditors necessary to include such Pease SEC Reports and the Form S-4.

                                   ARTICLE VII

                               CLOSING CONDITIONS

         SECTION 7.01 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the
Redomestication, the Exchange, the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the parties hereto, in whole or in part, to the extent permitted by applicable Law:

                  (a) Securities Laws. The Form S-4 shall have been declared effective by the SEC and Pease shall have received all Blue Sky permits and other authorizations necessary to consummate the transactions contemplated by this Agreement.

                  (b) Stockholder Approval. The Amendment, this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Pease, and the Redomestication, this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Carpatsky. No claim, actions, suit or other legal proceeding shall be pending or threatened which seeks to impair or impede Pease's ability to perform its obligations under the Preferred Stockholders Agreement or which otherwise challenge their validity or enforceability.

                  (c) No Order. No Governmental Authority or federal, provincial or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Redomestication, the Amendment, the Merger illegal or otherwise prohibiting consummation of the transactions contemplated hereby.

         SECTION 7.02 Additional Conditions to Obligations of Carpatsky. The obligations of Carpatsky to effect the Redomestication, the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Carpatsky, in whole or in part, to the extent permitted by applicable Law:

                  (a) Representations and Warranties. Each of the representations and warranties of Pease contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). Carpatsky shall have received a certificate of the President and the Chief Financial Officer of Pease, dated the Closing Date, to such effect.

                  (b) Agreements and Covenants. Pease shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Carpatsky shall have received a certificate of the President and the Chief Financial Officer of Pease, dated the Closing Date, to such effect.

                  (c) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the current or future business, assets, liabilities, financial condition or results of operations of Pease or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a Pease Material Adverse Effect. Carpatsky shall have received a certificate of the President and the Chief Financial Officer of Pease, dated the Closing Date, to such effect.

                  (d) Absence of Regulatory Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Redomestication or the Merger, by any Governmental Authority in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of Carpatsky, to the continuing operation of the current or future business of Pease, which imposes any condition or restriction upon Carpatsky or the business or operations of Pease which, in the reasonable business judgment of Carpatsky, would be materially burdensome in the context of the transactions contemplated by this Agreement.

                  (e)      Tax Opinions.

     (1) Carpatsky shall have received the written opinion of Messrs. Satterlee Stephens Burke & Burke LLP, dated the Closing Date, substantially to the effect that: (a) the Redomestication, the Exchange and the Merger will constitute reorganizations within the meaning of sections 368(a) of the Code; (b) Old
Carpatsky and New Carpatsky and Pease will each be a party to such reorganizations within the meaning of section 368(b) of the Code; (c) Carpatsky and New Carpatsky will not recognize any gain or loss for United States federal income tax purposes as a result of the Redomestication and the Merger; and (d) for United States federal income tax purposes no gain or loss will be recognized by the holders of Carpatsky Common Stock upon receipt of shares of Pease Common Stock in the Merger, except with respect to any cash received in lieu of a fractional share interest in the Pease Common Stock; and such tax opinion shall not have been withdrawn or modified in any material respect prior to the Closing Date. Counsel may rely on representations from the parties and the Carpatsky stockholders in rendering its opinion.

     (2) Carpatsky shall have received the written opinion of Messrs. Feleski Flynn, Calgary, Alberta dated the Closing Date, to the effect that the proposed transactions contemplated hereby shall not be taxable to the Canadian stockholders of Carpatsky under Canadian income tax laws.

                  (f) Alan W. Peryam, LLC Opinion. Carpatsky shall have received from Alan W. Peryam, LLC, counsel to Pease, a written opinion dated the Closing Date in substantially the form set forth in Exhibit D hereto.

                  (g) Withholding. Pease must not have determined to withhold any amount from the Merger Consideration pursuant to the tax withholding provisions of section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law, except with respect to cash paid for fractional shares and to dissenting stockholders.

                  (h) Comfort Letter. Carpatsky shall have received a letter from Hein & Associates, LLP stating that they are independent public accountants, within the meaning of the Securities Act and the rules and regulations thereunder, and that on the basis of a reading of the latest unaudited interim financial statements prepared by Pease (the "Pease Interim Statements") and inquiries of officers of Pease responsible for financial and accounting matters and such other procedures and inquiries as may be specified in such letter, nothing has come to their attention which gives them reason to believe that (i) the financial statements included in the Form S-4 were not prepared in accordance with the related requirements under Securities Act or the Exchange Act and generally accepted accounting principles and practices applied on a basis substantially consistent with those followed in the preparation of the audited financial statements included in such Form S-4, and (ii) during the period from the date of the Pease Interim Statements to a specified date not more than five days prior to the Closing Date, there was any change in the capital stock or increase in the indebtedness for borrowed money of Pease.

                  (i) Dissenters' Rights. The number of shares of Pease Common Stock for which valid notices of intention to demand payment pursuant to the applicable provisions of Delaware and Nevada Law have been provided and remain outstanding immediately prior to the effectiveness of the Merger does not exceed 1% of the issued and outstanding shares of Pease Common Stock immediately prior to the Effective Time.

                  (j) Exchange of Pease Preferred Stock. All of the issued and outstanding shares of Pease Preferred Stock shall have been exchanged in accordance with the Exchange and no Pease Preferred Stockholder shall have asserted any dissenters' rights or any demand for payment in respect of its shares.

         SECTION 7.03 Additional Conditions to Obligations of Pease. The obligations of Pease to effect the Exchange and the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Pease, in whole or in part, to the extent permitted by applicable law:

                  (a) Representations and Warranties. Each of the representations and warranties of Carpatsky contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). Pease shall have received a certificate of the President and the Chief Financial Officer of Carpatsky, dated the Closing Date, to such effect.

                  (b) Agreements and Covenants. Carpatsky shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Pease shall have received a certificate of the President and the Chief Financial Officer of Carpatsky, dated the Closing Date, to such effect.

                  (c) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in (i) the current or future business, assets, liabilities, financial condition or results of operations of Carpatsky or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a Carpatsky Material Adverse Effect or (ii) the assumptions used in preparing the reserve report for the RC Field which materially adversely effects the reserve values set forth therein. Pease shall have received a certificate of the President and the Chief Financial Officer of Carpatsky, dated the Closing Date, to such effect.

                  (d) Absence of Regulatory Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Authority in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of Pease, to the continuing operation of the current or future business of Carpatsky, which imposes any condition or restriction upon Pease or the business or operations of Carpatsky which, in the reasonable business judgment of Pease, would be materially burdensome in the context of the transactions contemplated by this Agreement.

                  (e) Tax Opinion. Messrs. Satterlee Stephens Burke & Burke LLP shall have delivered its written opinion to Pease, to the effect that: (i) Pease will be a "party to the reorganization," within the meaning of Section 368(a) of the Code, with respect to the Exchange and the Merger; (ii) no gain or loss will be recognized by Pease as a result of the Exchange or the Merger; and (iii) no gain or loss will be recognized by the Pease Preferred Stockholders as a result of the Exchange; and such tax opinion shall not have been withdrawn or modified in any material respect prior to the Closing Date. Counsel may rely on representations from the parties and the Pease stockholders in rendering its opinion.

                  (f) SSB&B Opinion. Pease shall have received from Messrs. Satterlee Stephens Burke & Burke, LLP, counsel to Carpatsky, an opinion dated the Closing Date, in substantially the form set forth in Exhibit E hereto.

                  (g) Comfort Letter. Pease shall have received a letter from Hein & Associates, LLP stating that they are independent public accountants, within the meaning of the Securities Act and the rules and regulations thereunder, and that on the basis of a reading of the latest unaudited interim financial statements prepared by Carpatsky (the "Carpatsky Interim Statements") and inquiries of officers of Carpatsky responsible for financial and accounting matters and such other procedures and inquiries as may be specified in such letter, nothing has come to their attention which gives them reason to believe that (i) the financial statements included in the Form S-4 were not prepared in accordance with the related requirements under the Securities Act and generally accepted Canadian accounting principles and practices applied on a consistent basis, and (ii) during the period from the date of the Carpatsky Interim
Statements to a specified date not more than five days prior to the Closing Date, there was any change in the capital stock or increase in the indebtedness for borrowed money of Carpatsky.

                  (h) Dissenters Rights. The number of shares of Carpatsky Common Stock for which valid notices of intention to demand payment pursuant to the applicable provisions of the ABCA and Delaware Law have been provided and remain outstanding immediately prior to the effectiveness of the Merger does not exceed five-eighths of one percent (0.625%) of the issued and outstanding Carpatsky Common Stock immediately prior to the Effective Time.

                  (i) Redomestication. The Redomestication of Carpatsky in Delaware shall have been consummated.

                  (j) Conversion of Debt. Carpatsky shall have completed (i) converting at least $2,300,000 in outstanding debt into shares of Old Carpatsky Common Stock (the "Debt Conversion") and (ii) in addition to converting at least the $2,300,000 referred to in (i) above, Carpatsky shall have either (x) exchanged the RLG Note and the Callaway Debentures for Old Carpatsky Common Stock or (y) restructured the Notes and Debentures on reasonable terms approved by Pease, which approval shall not be unreasonably withheld.

                  (k) Equity Offering. Carpatsky shall have completed a private placement of shares of Old Carpatsky Common Stock with an aggregate of at least $1,000,000 in proceeds from such equity offering (the "Equity Offering").

                  (l) Carpatsky Financial Statements. Carpatsky shall have completed its audited financial statements for the years ended December 31, 1999 and 1998 and for the fiscal periods ended June 30, 1998 and 1999, all by September 15, 1999, and such financial statements shall reflect the following (to the extent provided below):

          (i) Positive working capital for Carpatsky on a consolidated basis as of June 30, 1999. For purposes of this calculation, any amount received under Carpatsky's private placement of securities may be added to current assets as at June 30, 1999 and debt actually converted into equity may be deleted as at June 30, 1999, on a pro forma basis.

          (ii) Total long term liabilities as at June 30, 1999 shall not exceed $500,000 (excluding amounts due under the joint activities agreement).

          (iii) The balance due to the joint account as at June 30, 1999 for Carpatsky's working interest in the RC Field in the Ukraine does not exceed $6.75 million.

          (iv) The net working interest net to Carpatsky in the RC Field should not be less than 19.7% at June 30, 1999.

          (v) Carpatsky or its subsidiaries is delivering gas for sale under its contract with Unocal (the "Unocal Contract") or such other reasonable gas sales arrangements as Pease shall have approved in writing ("Other Contracts"), which approval shall not be unreasonably withheld, by no later than November 1, 1999.

          (vi) Carpatsky or its subsidiaries have commenced receiving payments for gas sold under the Unocal Contract (or Other Contracts) by January 1, 2000, or the date of the Closing, whichever occurs first.

          (vii) Prior to Closing or December 31, 1999, whichever occurs first, Carpatsky shall have obtained appropriate contract extensions or approvals to transport and sell gas under the Unocal Contract (or other Contracts) from both Unocal (or the purchasers under the Other Contracts) and the Ukrainian government for the year 2000.

                  (m) The Bitkov Licensing Agreement shall have been amended to change the Organizational Period (as defined therein) to be at least five years from July 28, 1995, and this amendment shall have been duly signed by the parties and registered with, and accepted by, the appropriate officials of the Ukraine Government.

                  (n) All taxes due, but unpaid, to Ukraine or any taxing authority in Ukraine, by any subsidiary of Carpatsky, the Representative Office, Ukcarpatoil, or any other entity in which Carpatsky has a material interest, and which were identified or provided for in the latest financial statements included in the Form S-4 at the time it is declared effective, shall be paid or otherwise provided for, as evidenced by written acknowledgment from the taxing authority.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement, the Redomestication, the Exchange and the Merger by the stockholders of Pease and Carpatsky:

                  (a)      by mutual consent of Carpatsky and Pease;

                  (b) by Carpatsky, upon a material breach of any representation, warranty, covenant, condition or agreement on the part of Pease set forth in this Agreement, including, without limitation, Pease's failure to consummate the Exchange, or if any representation or warranty of Pease shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b) of this Agreement, as the case may be, would be incapable of being satisfied by December 30, 1999 (or as otherwise extended as described in Section 8.01(e)); provided, that in any case, a wilful breach shall be deemed to cause such condition as to be incapable of being satisfied for purposes of this Section 8.01(b);

                  (c) by Pease, upon a material breach of any representation, warranty, covenant, condition, or agreement on the part of Carpatsky set forth in this Agreement, or if any representation or warranty of Carpatsky shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) of this Agreement, as the case may be, would be incapable of being satisfied by December 30, 1999 (or as otherwise extended as described in Section 8.01(e)); provided, that in any case, a wilful breach shall be deemed to cause such condition as to be incapable of being satisfied for purposes of Section 8.01(c);

                  (d) by either  Carpatsky or Pease, if there shall be any Order which is final and nonappealable preventing the consummation of the Redomestication, the Exchange or the Merger, except if the party relying on such Order to terminate this Agreement has not complied with its obligations under
Section 6.03(b) of this Agreement;

                  (e) by either Carpatsky or Pease, if the Merger shall not have been consummated before December 31, 1999; provided, however, that this Agreement may be extended by written notice of either Carpatsky or Pease to a date not later than March 31, 2000, if the Merger shall not have been consummated by December 31, 1999, to receive all required regulatory approvals or consents with respect to the Merger;

                  (f) by either Carpatsky or Pease, if this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Pease at the Pease Stockholders Meeting or by the stockholders of Carpatsky at the Carpatsky Stockholders Meeting;

                  (g) by Carpatsky, if (i) the Board of Directors of Pease withdraws, modifies or changes its recommendation of this Agreement, the Exchange or the Merger in a manner adverse to Carpatsky or shall resolved to do any of the foregoing; (ii) the Board of Directors of Pease shall have recommended to the stockholders of Pease any Competing Transaction or shall have resolved to do so; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Pease is commenced, and the Board of Directors of Pease does not recommend that stockholders not tender their shares into such tender or exchange offer; (iv) any person (other than Carpatsky or an affiliate thereof, or any stockholder of Pease as of the date of this Agreement) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term if defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of Pease; or (v) Pease fails to satisfy the condition to Carpatsky's obligation set forth in Section 7.02(k);

                  (h) by Pease if (i) the Board of Directors of Carpatsky withdraws, modifies or changes its recommendation of this Agreement, the Redomestication or the Merger in a manner adverse to Pease or shall resolved to do any of the foregoing; (ii) the Board of Directors of Carpatsky shall have recommended to the stockholders of Carpatsky any Competing Transaction or shall have resolved to do so; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Carpatsky is commenced, and the Board of Directors of Carpatsky does not recommend that stockholders not tender their shares into such tender or exchange offer; (iv) any person (other than Pease or an affiliate thereof, or any stockholder of Carpatsky as of the date of this Agreement) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term if defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of Carpatsky; or (v) Pease's investment banking consultant, Houlihan Smith & Company (or other investment banking firm or consultant) fails to deliver an opinion that the transaction is fair, from a financial point of view, to the Pease stockholders.

                  The right of any party hereto to terminate this Agreement pursuant to this Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

         SECTION 8.02 Effect of Termination. Except as provided in Section 8.05 or Section 9.01 of this Agreement, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of Carpatsky or Pease to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party of any liability for any breach of such party's covenants or agreements contained in this Agreement, or any willful breach of such party's representations or warranties contained in this Agreement.

         SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Pease and Carpatsky, no amendment, which under applicable Law may not be made without the approval of the stockholders of Pease or Carpatsky, may be made without such approval, and no amendment, which under the applicable rules of the AMEX (or other national securities exchange, if any, on which the Pease Common Stock shall then be listed or shall be approved for listing), may not be made without the approval of the stockholders of Pease, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.04 Waiver. At any time prior to the Effective Time, any party hereto may extend the time for the performance of any of the obligations or other acts of the other party hereto, waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 8.05        Fees, Expenses and Other Payments.

                  (a) Except as provided in Section 8.05(c) of this Agreement, in the event the Merger is not consummated all Expenses (as defined in paragraph
(b) of this Section 8.05) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; it being agreed that all Expenses incurred in connection with the Form S-4 shall be borne equally by Pease and Carpatsky (other than for the fees and expenses of such parties' respective counsel and accountants which will be borne by such parties); provided, however, in the event the Merger is consummated, all Expenses incurred in connection with the Merger and the transactions contemplated hereby will be paid by Pease.

                  (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Form S-4 and the Proxy Statement/Prospectus, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

                  (c) Pease agrees that if this Agreement is terminated pursuant to:

          (i) Section 8.01(b) and (x) such termination is the result of a wilful breach of any representation, warranty, covenant or agreement of Pease contained herein, (y) Pease shall have had contacts or entered into negotiations relating to a Competing Transaction prior to or on the date of termination of this Agreement, and (z) within twelve months after the date of termination of this Agreement, and with respect to any person or group with whom the contacts or negotiations referred to in clause (y) have occurred, a Business Combination (as defined in Section 8.05(f)) shall have occurred or Pease shall have entered into a definitive agreement providing for a Business Combination; or

          (ii) Section 8.01(f) because this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Pease at the Pease Stockholders Meeting and at the time of such meeting there shall exist a Competing Transaction; or

          (iii) Section 8.01(g)(i) and at the time of the withdrawal, modification or change (or resolution to do so) of its recommendation by the Board of Directors of Pease, there shall exist a Competing Transaction; or

          (iv) Sections 8.01(g)(ii), (iii) or (v); or

          (v) Section 8.01(h)(v) and within twelve months after the date of termination of this Agreement, Pease shall have entered into a Competing Transaction;

then Pease shall pay to Carpatsky an amount equal to $250,000, which amount is inclusive of all of Carpatsky's Expenses.

                  (d) Carpatsky agrees that if this Agreement is terminated pursuant to:

          (i) Section 8.01(c) and (x) such termination is the result of a wilful breach of any representation, warranty, covenant or agreement of Carpatsky contained herein, (y) Carpatsky shall have had contacts or entered into negotiations relating to a Competing Transaction prior to or on the date of termination of this Agreement, and (z) within twelve months after the date of termination of this Agreement, and with respect to any person or group with whom the contacts or negotiations referred to in clause (y) have occurred, a Business Combination (as defined in Section 8.05(f)) shall have occurred or Carpatsky shall have entered into a definitive agreement providing for a Business Combination; or

          (ii) Section 8.01(f) because this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Carpatsky at the Carpatsky Stockholders Meeting and at the time of such meeting there shall exist a Competing Transaction; or

          (iii) Section 8.01(h)(i) and at the time of the withdrawal, modification or change (or resolution to do so) of its recommendation by the Board of Directors of Carpatsky, there shall exist a Competing Transaction; or

          (iv) Sections 8.01(h)(ii) or (iii).

then Carpatsky shall pay to Pease an amount equal to $250,000, which amount is inclusive of all of Pease's Expenses.

                  (e) Any payment required to be made pursuant to Section 8.05(c) or Section 8.05(d) of this Agreement shall be made as promptly as practicable but not later than three business days after termination of this Agreement, and shall be made by wire transfer of immediately available funds to an account designated by Pease or Carpatsky, as the case may be, except that any payment to be made as the result of an event described in Section 8.05(c)(i) or
Section 8.05(d)(i) shall be made as promptly as practicable but not later than three business days after the occurrence of the Business Combination or the execution of the definitive agreement providing for a Business Combination.

                  (f) For purposes of this Section 8.05, the term "Business Combination" means a merger (other than pursuant to this Agreement), consolidation, share exchange, business combination or similar transaction involving Pease or Carpatsky, a sale, lease, exchange, transfer or other disposition of 20% or more of the assets of Pease and its subsidiaries, or Carpatsky and its subsidiaries, taken as a whole, in a single transaction or a series of transactions, or the acquisition, by a person (other than Carpatsky or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the Pease or Carpatsky Common or Pease Preferred Stock, as the case may be, whether by tender or exchange offer or otherwise.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.01 Effectiveness of Representations, Warranties and Agreements.


                  (a) Except as set forth in Section 9.01(b) of this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

                  (b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I and II and Sections 5.03(c), 6.04, 6.07 and 6.09 shall survive the Effective Time and those set forth in Sections 5.04(d), 8.02 and 8.05 and
Article IX hereof shall survive termination.

         SECTION 9.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally or by air courier, or mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below (to be followed promptly by personal or air courier delivery or mailing as hereinafter provided):

                  (a)      If to Carpatsky, to:

                                    Carpatsky Petroleum, Inc.
                                    6671 Southwest Freeway, Suite 303
                                    Houston, TX 77074-2284
                                    Attention: David A. Melman
                                    Facsimile Number: (713) 981-8670

                  with copy to:

                                    Satterlee Stephens Burke & Burke LLP
                                    230 Park Avenue, Room 1130
                                    New York, NY 10169
                                    Attention: Peter A. Basilevsky, Esq.
                                    Facsimile Number: (212) 818-9606

                  (b)      If to Pease, to:

                                    Pease Oil and Gas Company
                                    751 Horizon Court, Suite 203
                                    Grand Junction, CO 81506
                                    Attention: Patrick J. Duncan
                                    Facsimile Number: (970) 243-8840

                  with copy to:

                                    Alan W. Peryam, LLC
                                    1120 Lincoln Street, Suite 1000
                                    Denver, CO 80202
                                    Attention: Alan W. Peryam, Esq.
                                    Facsimile Number: (303) 866-0999

         SECTION 9.03       Certain Definitions.

For the purposes of this Agreement, the term:

                  (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                  (b) a person shall be deemed a "beneficial owner" of or to have "beneficial ownership" of Carpatsky Common Stock or Pease Common and Preferred Stock, as the case may be, in accordance with the interpretation of the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof; provided that a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, Carpatsky Common Stock or Pease Common or Preferred Stock, as the case may be, that such person or any affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

                  (c) "business day" means any day other than a day on which banks in the State of Delaware are authorized or obligated to be closed;

                  (d) "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

                  (e) "dollar" or "$" shall refer to the freely transferable currency of the United States of America.

                  (f) "knowledge" or "known" shall mean, with respect to any matter in question, if an executive officer of Pease or Carpatsky, as the case may be, has actual knowledge of such matter;

                  (g) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

                  (h) "Significant Subsidiary" means any subsidiary of Pease or Carpatsky that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Reg. S-X of the SEC; and

                  (i) "subsidiary" or "subsidiaries" of Pease, Carpatsky, or of any other person, means any corporation, partnership, joint venture or other legal entity of which Pease, Carpatsky, Pease or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, currently or in the past, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; provided, however, for purposes of this Agreement Ukrcarpatoil, Ltd. shall be deemed to constitute a subsidiary of Carpatsky.

         SECTION 9.04 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

         SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this

Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 9.06 Entire Agreement. This Agreement (together with the Exhibits, the Pease Disclosure Schedule and the Carpatsky Disclosure Schedule) constitutes the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

         SECTION 9.07 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

         SECTION 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than as contemplated by Section 6.07 or Section 6.09), is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 9.09 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

         SECTION 9.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 9.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

         SECTION 9.12 Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                               PEASE OIL AND GAS COMPANY


                                               By:   /s/ Patrick J. Duncan
                                               Name PATRICK J. DUNCAN
                                               Title President

                                               CPI ACQUISITION CORP.


                                               By:   /s/ Fred Hofheinz
                                               Name FRED HOFHEINZ
                                               Title Director and
                                                     Authorized Signatory

                                               CARPATSKY PETROLEUM, INC.


                                               By:    /s/ Fred Hofheinz
                                               Name FRED HOFHEINZ
                                               Title Director and
                                                     Authorized Signatory

Schedule 1.05

         OFFICERS OF PEASE

         Les C. Texas, Chairman, President & COO

         David A. Melman, CEO

         Patrick J. Duncan, V.P. CFO, Secretary & Treasurer

         DIRECTORS OF PEASE

         L. Texas

         F. Hofheinz

         D. Melman

         D. Davis

         S. Antry

         OFFICERS OF CPC

         Les Texas, President

         Pat Duncan, V.P., Secretary & Treasurer

         DIRECTORS OF CPC

         L. Texas

         D. Melman

         F. Hofheinz

                           PEASE DISCLOSURE SCHEDULES

         The following disclosures are made by Pease in addition to matters set forth in Article III of the Agreement and Plan of Merger.

Schedule 3.01: Pease's Directly or Indirectly Owned Subsidiaries.

         The following is a list of subsidiary corporations wholly-owned by Pease Oil and Gas Company, a Nevada corporation. The assets of these subsidiaries were sold to Magpie Operating, Inc. effective October 1, 1998 and none of the subsidiaries hold any stock ownership in Pease Oil and Gas Company.

                                      Jurisdiction of            Percentage of
Name of Subsidiary                     Organization                 Ownership

PEASE OPERATING COMPANY, INC.            Colorado                      100%
PEASE OIL FIELD SERVICES, INC.           Colorado                      100%
PEASE OIL FIELD SUPPLY COMPANY, INC.     Colorado                      100%
LOVELAND GAS PROCESSING CO., LTD.        Colorado limited partnership  100%


None of the above subsidiaries would be a "significant subsidiary" as defined in
Section 903(h).

Schedule 3.02: Articles of Incorporation and Bylaws.

         Pease has not furnished organizational documents for the subsidiaries listed in Schedule 3.01, as the subsidiaries are not significant.

Schedule 3.03(a): Reserved Capital Stock.

         The following shares of capital stock of Pease are reserved for the purposes stated.

         P. Reserved for issuance  under stock options  plans:  198,432  shares.
         Q. Reserved for issuance upon exercise of outstanding warrants:
227,332 shares.
         R. Reserved for issuance upon conversion of outstanding Series B Preferred Stock: 11,288,320 shares [at assumed market price of Pease common stock of $0.625 per share].
         S. Reserved for issuance to Pease directors in satisfaction of accrued, but unpaid director fees through August 1999: 43,395 shares.
         T. Reserved for issuance upon  conversion  of  outstanding  debentures:
92,700 shares

         The number of reserved shares exceeds the number of shares of Pease's authorized but unissued common stock.

Schedule 3.03(b)(i): Pease Oil and Gas Company Options, Warrants and Rights

         1.       ADOPTED STOCK OPTION PLANS

                  (a) Summary of Pease Outstanding Options as of June 30, 1999:


                                                    No. Of   Option  Proceeds If
Grant Date ...............    Expiration Date      Options    Price    Exercised
--------------------------    ----------------    --------    ------    --------
March 9, 1996 ............    July 31, 1999            500    $10.00    $  5,000
May 16, 1995 .............    May 15, 2000          16,433      8.30     136,390
June 16, 1995 ............    June 15, 2000          9,000      7.00      63,000
March 9, 1996 ............    March 8, 2001          6,650     10.00      71,500
August 9, 1996 ...........    August 9, 2001         5,197     18.10      94,075
January 27, 1997 .........    January 26, 2002      13,250     29.70     393,525
November 7, 1997 .........    November 7, 2002      10,000     17.50     175,000
November 7, 1997 .........    November 7, 2002      10,000      5.00      50,000
                                                  --------    ------    --------
Totals: ..................                          71,030    $13.85    $983,490
                                                  ========    ======    ========

                  (b)  Detail of  Adopted  Stock  Options  as of June 30,  1999:

                                         Plan    Options     Option   Expiration
Grantee ............................     Year  Outstanding    Price   Grant Date      Date
------------------------------------   ------   ---------   --------- ----------   ----------
Adams, Marilyn .....................     1993       1,000   $    7.00   6/16/95      6/15/00
                                         1994         750       10.00    3/9/96       3/8/01
Antry, Steve .......................     1996         750       29.70   1/27/97      1/26/02
Burkhalter, Newt ...................     1993       4,800        8.30   5/16/95      5/15/00
(former ............................     1993       4,000        7.00   6/16/95      6/15/00
Officer/Director) ..................     1993       2,700       10.00    3/9/96       3/8/01
                                         1996       3,500       29.70   1/27/97      1/26/02
Duncan, Pat ........................     1994       3,600        8.30   5/16/95      5/15/00
                                         1994       4,000        7.00   6/16/95      6/15/00
                                         1994       2,900       10.00    3/9/96       3/8/01
                                         1996       4,500       29.70   1/27/97      1/26/02
                                         1997      10,000        5.00   11/7/97      11/7/07
                                         1997      10,000       17.50   11/7/97      11/7/07


                                         Plan               Options   Option Expiration
Osborne, Homer .....................     1990      1,698      8.30   5/16/95   5/15/00
                                         1993        100     10.00    3/9/96    3/8/01
                                         1996      1,732     18.10    8/9/96    8/8/01
                                         1996        750     29.70   1/27/97   1/26/02
Ratcliff, John .....................     1994        500     10.00    3/9/96   7/31/99
(former employee)
Ruane, Chuck .......................     1990      3,168      8.30   5/16/95   5/15/00
                                         1993        100     10.00    3/9/96    3/8/01
                                         1996      1,732     18.10    8/9/96    8/8/01
                                         1996        750     29.70   1/27/97   1/26/02
Smith, Leroy .......................     1996        750     29.70   1/27/97   1/26/02
(former Director)
Timlin, Robert .....................     1996        750     29.70   1/27/97   1/26/02
(former Director)
Walker, Clemons ....................     1996        750     29.70   1/27/97   1/26/02
Warnick, William ...................     1990      3,168      8.30   5/16/95   5/15/00
                                         1993        100     10.00    3/9/96    3/8/01
                                         1996      1,732     18.10    8/9/96    8/8/01
                                         1996        750     29.70   1/27/97   1/26/02
                                      ----------
Total ..............................   71,030

         2. SUMMARY OF NON-QUALIFIED OPTIONS AS OF JUNE 30, 1999:


                                                                      No. Of        Option        Proceeds If
Grantee                     Grant Date       Expiration Date          Options        Price          Exercised
-------                     ----------       ---------------          -------      ---------      -----------
Fitch, Bill           April 12, 1995         April 12, 2000             400        $  53.20       $    21,280
(former Officer/      April 12, 1995         April 12, 2000           1,200           71.90            86,280
Director)             April 12, 1995         April 12, 2000             500           34.40            17,200
                      April 12, 1995         April 12, 2000           1,400           21.00            29,400
                      April 12, 1995         April 12, 2000           4,200           29.40           123,480
Gries, Robbie           Nov. 2, 1994           Nov. 2, 1999           4,000           34.40           137,600
(former Officer/        Nov. 2, 1994           Nov. 2, 1999           1,000           29.40            29,400
                                                                     --------      ---------      ------------
Director)
Weighted
Avg/Total                                                            12,700        $  35.01        $  446,640
                                                                     =======        ========        ==========

         3.       WARRANTS OUTSTANDING

                  (a)      Summary of Warrants Outstanding June 30, 1999:

                                                      Shares
                     Grant          Expiration      Underlying    Exercise
                     Date              Date          Warrants       Price
                    7/31/96           7/31/99           500      $  20.00
                    8/23/93           8/13/99       317,581         60.00
                    8/19/96           8/18/99           900         20.00
                    8/20/96           8/19/99           638         20.00
                    8/26/96           8/25/99           750         20.00
                    8/27/96           8/26/99         1,563         20.00
                    9/24/96           9/23/99           650         20.00
                    5/05/97           4/14/00         7,499         37.50
                    5/16/95           5/15/00         1,800          8.30
                    8/23/95          12/31/00        10,000          7.50
                   12/07/98          12/31/00        10,000          5.00

                                                      Shares
                    Grant            Expiration     Underlying    Exercise
                    Date                Date         Warrants       Price
                -----------     ---------------      --------      -------
                   12/07/98           12/31/00         4,000         7.00
                   12/07/98           12/31/00         9,960         8.30
                   12/07/98           12/31/00           890        10.00
                   12/07/98           12/31/00        10,000        27.50
                   12/07/98           12/31/00         5,000        29.70
                    3/09/96            3/08/01        78,751         7.50
                    3/09/96            3/08/01        10,150        10.00
                    4/09/97            3/08/01        10,000        37.50
                    6/03/97            6/02/02        22,401        25.00
                    9/03/97            9/02/02         5,000        30.00
                    9/29/97            9/28/02         5,000        30.31
                   12/31/97           12/31/02        32,380        17.50
                                        TOTAL:       545,413

         (b)      Detail of  Warrants Outstanding As Of June 30, 1999:



                          Shares                                    Redemption
                         Underlying  Exercise  Grant   Expiration    Price Per
Description ............  Warrants     Price    Date       Date        Share

Lisa Antry .............  35,500       7.50   3/09/96    3/08/01       N/A
                          10,000       7.50   3/09/96    3/08/01       N/A
Ralph W. Baird .........   5,000      30.00   9/03/97    9/02/02       N/A
BAL Associates .........      10      37.50   5/05/97    4/14/00       N/A
Frank J. Batchkoff III .     124      37.50   5/05/97    4/14/00       N/A
                           1,000      37.50   4/09/97    3/08/01       N/A
Brigitte Bates .........   1,000      37.50   4/09/97    3/08/01       N/A
Gloria K. Berry ........   1,190      17.50  12/31/97   12/31/99       N/A
                             235      25.00   6/03/97    6/02/02       N/A

                           Shares                                   Redemption
                         Underlying  Exercise  Grant   Expiration    Price Per
Description ............  Warrants     Price    Date       Date        Share

Birchtree Financial              35      37.50   5/05/97    4/14/00       N/A
Services, Inc.
Michael D. Bodino            10,000      17.50  12/31/97   12/31/02       N/A
                              6,700      25.00   6/03/97    6/02/02       N/A
John Boesel                     500      37.50   4/09/97    3/08/01       N/A
Gordon Christopher               49      37.50   5/05/97    4/14/00       N/A
Brown
Wanda J. Burford              1,190      17.50  12/31/97   12/31/02       N/A
Jenni Buys                       90      20.00   8/19/96    8/18/99       N/A
                                 39      37.50   5/05/97    4/14/00       N/A
Thomas Carey                    170      37.50   5/05/97    4/14/00       N/A
Carib Financial Group,          500      37.50   5/05/97    4/14/00       N/A
Ltd.
Jeff Clark                      500      37.50   4/09/97    3/08/01       N/A
Gary Cohee                    1,000       7.50   3/09/96    3/08/01       N/A
Coleman and Company             360      20.00   8/19/96    8/18/99       N/A
Securities, Inc.                156      37.50   5/05/97    4/14/00       N/A
Kenneth R. Etheredge         10,000      17.50  12/31/97   12/31/02       N/A
                              6,700      25.00   6/03/97    6/02/02       N/A
William Patrick Farrand         413      25.00   6/03/97    6/02/02       N/A
R. Thomas Fetters, Jr.        5,000      30.31   9/29/97    9/28/02       N/A
Stephen L. Fischer           20,500       7.50   3/09/96    3/08/01       N/A
                                170      37.50   5/05/97    4/14/00       N/A
Fox & Company                    75      37.50   5/05/97    4/14/00       N/A
Investments, Inc.
Theron Froggate                 112      37.50   5/05/97    4/14/00       N/A
GBS Financial Corp              300       7.50   3/09/96    3/08/01       N/A
Gloisten Family Trust            32      37.50   5/05/97    4/14/00       N/A

                          Shares                                     Redemption
                         Underlying    Exercise  Grant   Expiration   Price Per
Description ............  Warrants      Price    Date       Date        Share

Michael Golden                  150      37.50   5/05/97    4/14/00       N/A
Scott Gulbranson                 25      37.50   5/05/97    4/14/00       N/A
William Kelly Hagerty           638      20.00   8/20/96    8/19/99       N/A
Wm. Kelly Hagerty &             750      37.50   4/09/97    3/08/01       N/A
Gladys W. Hagerty
Hankerson Financial Inc.        800      37.50   5/05/97    4/14/00       N/A
Michael D. Hayes                 35      37.50   5/05/97    4/14/00       N/A
William Herndon                 650      20.00   9/24/96    9/23/99       N/A
                                200      37.50   5/05/97    4/14/00       N/A
Frank Hickcox                   160      37.50   5/05/97    4/14/00       N/A
                                500      37.50   4/09/97    3/08/01       N/A
John & Cynthia Hllywa           250       7.50   3/09/96    3/08/01       N/A
Christopher Huey                450      20.00   8/19/96    8/18/99       N/A
                                195      37.50   5/05/97    4/14/00       N/A
Dawn S. Hunter                   10      37.50   5/05/97    4/14/00       N/A
Fred Jones                    1,000       7.50   3/09/96    3/08/01       N/A
Joel Kamphuis                   200      37.50   5/05/97    4/14/00       N/A
Chris L. Kavanau                 76      37.50   5/05/97    4/14/00       N/A
Kelly Kemp                    1,000      37.50   4/09/97    3/08/01       N/A
Peter & Marilyn Koonce        1,700       7.50   3/09/96    3/08/01       N/A
J. Peter Koonce                 183      37.50   5/05/97    4/14/00       N/A
Bruce E. Lazier              10,000      17.50  12/31/97    2/31/02       N/A
                              6,700      25.00   6/03/97    6/02/02       N/A
Ben Lichtenberg                 150      37.50   5/05/97    4/14/00       N/A
Meridian Capital                350      37.50   5/05/97    4/14/00       N/A
Holdings, Inc.
Timothy L. Minert                35      37.50   5/05/97    4/14/00       N/A

                             Shares                                   Redemption
                          Underlying   Exercise  Grant   Expiration    Price Per
Description ............   Warrants     Price    Date       Date        Share
James Moldermaker               500      37.50   4/09/97    3/08/01       N/A
John Temple Moore               213      37.50   5/05/97    4/14/00       N/A
Howard Neff                      10      37.50   5/05/97    4/14/00       N/A
Pacific States Capital        1,563      20.00   8/27/96    8/26/99       N/A
Corporation                     500      37.50   4/09/97    3/08/01       N/A
Peacock, Hislop, Staley &        70      37.50   5/05/97    4/14/00       N/A
Given, Inc .
Willard H. Pease, Jr.        10,150      10.00   3/09/96    3/08/01       N/A
                              9,960       8.30  12/07/98   12/31/00       N/A
                              4,000       7.00  12/07/98   12/31/00       N/A
                                890      10.00  12/07/98   12/31/00       N/A
                              5,000      29.70  12/07/98   12/31/00       N/A
                             10,000       5.00  12/07/98   12/31/00       N/A
                             10,000      27.50  12/07/98   12/31/00       N/A
William Prigger, III             44      37.50   5/05/97    4/14/00       N/A
Issie Rabinovich                 20      37.50   5/05/97    4/14/00       N/A
Ramat Securities, Ltd.          940      25.00   6/03/97    6/02/02       N/A
Richard K. Roberts              238       7.50   3/09/96    3/08/01       N/A
Travis K. Rogers                238       7.50   3/09/96    3/08/01       N/A
                                 25      37.50   5/05/97    4/14/00       N/A
Jeffrey W. Sand                   6      37.50   5/05/97    4/14/00       N/A
Securities Underwriting          56      37.50   5/05/97    4/14/00       N/A
Corp
Signal Securities, Inc.          68      37.50   5/05/97    4/14/00       N/A
Jason L. Smith                  200      37.50   5/05/97    4/14/00       N/A
Ron E. Snow                      10      37.50   5/05/97    4/14/00       N/A
Thoms G. & Sally A.           1,000      37.50   4/09/97    3/08/01       N/A
Southworth
Lanny Stout                   1,260      37.50   5/05/97    4/14/00       N/A
                              2,000      37.50   4/09/97    3/08/01       N/A

                             Shares                                   Redemption
                           Underlying  Exercise  Grant   Expiration    Price Per
Description ............    Warrants     Price    Date       Date        Share
Jamal R. Taha                   500      20.00   7/31/96   7/31/99        N/A
                                620      37.50   5/05/97   4/14/00        N/A
Dick Taylor                     250      37.50   4/09/97   3/08/01        N/A
James R. Thomas                 500      37.50   4/09/97   3/08/01        N/A
Don Thorne                       20      37.50   5/05/97   4/14/00        N/A
Everett G. Titus, III            63      25.00   6/03/97   6/02/02        N/A
TNC                           5,000       7.50   8/23/95   8/23/00        N/A
                                650      25.00   6/03/97   6/02/02        N/A
Tradeway Securities             220      37.50   5/05/97   4/14/00        N/A
Group, Inc.
Wagner Investment             5,000       7.50   8/23/95   8/23/00        N/A
Group
Waldron & Co. Inc.              750      20.00   8/26/96   8/25/99        N/A
Clemons Walker                1,800       8.30   5/16/95   5/15/00        N/A
                              8,025       7.50   3/09/96   3/08/01        N/A
Bradley C. Weddon               150      37.50   5/05/97   4/14/00        N/A
Charles J. Weschler              13      37.50   5/05/97   4/14/00        N/A
Richard & Kay Woltman           140      37.50   5/05/97   4/14/00        N/A
Yee, Desmond, Schroeder         313      37.50   5/05/97   4/14/00        N/A
& Allen, Inc.
Warrants issued in
connection w/Conversion
of Series A Preferred
Stock into Common
(publicly held)             317,581      60.00   8/23/93     8/13/99     2.50
                            -------
Total:                      545,413
                            =======

         Registration rights relating to the resale of the underlying common stock exists for the above warrants. Pease has outstanding registration statements on Form S-3 registering the underlying shares which are in effect.

Schedule 3.03(b)(ii): Obligations to Redeem the Shares.

         Under certain circumstances, Pease would be obligated to redeem outstanding Series B Preferred Stock.

     Pease would be obligated to repurchase common stock owned by Patrick J. Duncan at Mr. Duncan's cost, at any time there is a change of control of Pease, as described in Mr. Duncan's Employment Agreement.

Schedule 3.03(b)(iii): Not Applicable.

Schedule 3.03(b)(v): Not Applicable.

Schedule 3.03(c): List of Outstanding Warrants and Options.

         The disclosure required by this schedule is included in Schedule 3.03(b)(ii) above.

Schedule 3.05: List of Defaults Resulting From the Agreement: Not Applicable.

Schedule 3.06: Notices Relating to Possible Conflicts, Defaults or Violations:
Not Applicable.

Schedule 3.08: Absence of Changes.

                  (i) As is typical in the oil and gas industry, there have been fluctuations and revisions to the productive capacity of certain oil and gas wells in which Pease has an interest. In addition, there are other risks and uncertainties that are inherent in the production of oil and gas wells. Some of these risks and uncertainties are discussed in the June 30, 1999 10-QSB under Management's Discussion and Analysis ("MD&A"). Accordingly, the Company's MD&A for the June 30, 1999 10-QSB is hereby incorporated herein by reference.

                  (ii)     Not applicable.

                  (iii) Pease has paid dividends, as required under the terms of the Series B Preferred stock;

                           Pease   has   paid   interest   on  its   outstanding
convertible debentures.

                  (iv)     Not applicable.

                  (v)      Not applicable.

Schedule 3.09: Litigation: Not Applicable.

Schedule 3.10(a): Employee Benefit Plan.

         Pease has the following Employee Benefit Plans.

     1. Medical and Dental Insurance: Medical and dental insurance premiums are completely paid by the Company for the employee and spouse/family. The following schedule is a breakdown of the premiums:

        Single employee               $229.29   x 2 employees    = $    458.58
        Employee and spouse            457.85   x 1 employee     =      457.85
        Employee and family            612.22   x 2 employees    =    1,224.44
                                                                   -----------
        Total Company contribution:                                $  2,140.87
                                                                    ==========

                  This is a written medical plan contracted through Rocky Mountain HMO. The dental plan is contracted through Delta Dental Plan of Colorado and administered by Rocky Mountain HMO.

         2. Vacation Pay: The Company has a formal vacation program available to each employee and based on years of service. The plan is given in writing to each employee upon start of employment. After the first anniversary of the start of employment the employee is entitled to take 5 paid days of paid vacation. After the second anniversary the employee is entitled to take ten days of paid vacation. After the fifth anniversary to nine years of employment the employee earns one extra day per year up to a maximum of 15 days. All vacation hours are awarded yearly on individual anniversary dates. Full-time and salaried staff are eligible for vacation time off with pay after one year of continuous employment. Employees that are terminated receive payment for the unused and awarded vacation hours net of all applicable payroll taxes.

         3. Health Club: The Company pays for the monthly membership fee for any employee who wishes to attend a local health club, Crossroads Fitness Center. The membership fee is $29.00 per month and the employee must continually attend a minimum of 8 times per month to be eligible.

         4. 401(k) Plan: The Company offers a 401(k) Plan administered through Dean Witter Reynolds to all full-time employees. The Company contributes $9.25 per pay period up to $240.50 per year for each employee enrolled in the plan.

         5. 125 Flex Plan: This plan is entirely sustained by employee contribution with no Company participation and is currently inactive.

         6. Severance Pay: The Company's unofficial plan for severance pay of terminated employees is one week's pay for each year of service.

All benefits are available only to regular or salaried employees who work a minimum of 1,000 hours per year.

Schedule 3.10(b): ERISA Liability: Not Applicable.

Schedule 3.10(c): Collective Bargaining/Labor: Not Applicable.

Schedule 3.10(d): Employment Agreements; Severance Agreements.

         Pease has the following Severance/Employment Agreements:

         A. Retirement, Severance and Termination of Employment Agreement dated January 1, 1998 by and between Pease Oil and Gas Company and J. N. "Newt" Burkhalter. Agreement provided that severance would be at rate of $4,500 per month for the first 12 months and $3,785 for next 20 months for a total of $129,700. Stock options shall remain effective.

7. Employment Agreement dated December 27, 1994 by and between Pease Oil and Gas Company and Patrick J. Duncan. Stipulates lump sum payments plus extension of all options from date of termination upon change of control of company.

8. Letter Confirmation of Employment Contract dated January 11, 1999 by and between Pease Oil and Gas Company and Patrick J. Duncan. Reconfirms POG obligation under employment agreement. Stipulates payment of a lump sum amount equal to two years annual compensation at current rate [ $97,500 annually], repurchase by POG of Duncan's POG stock owned [1,563 shares] at the higher of Duncan's cost [$25,000] or current fair market value at the time of change of control, plus a two-year extension of all options from date of change of control.

Schedule 3.10(e): Retiree Medical/Insurance Benefits: Not Applicable.

Schedule 3.10(f): Other ERISA Matters: Not Applicable.

Schedule 3.10(g): Amendments to Plans: Not Applicable.

Schedule 3.11: Tax Liens: Not Applicable.

Schedule 3.11(b): Certain Tax Representations: Not Applicable.

Schedule 3.11(c): Other Tax Matters: Not Applicable.

Schedule 3.14: Environmental Matters.

         The     following     is    a    list    of     outstanding     surface
reclamation/environmental matters:

1. Final surface reclamation settlement with Ms. Judy Durnal on P&A'd well locations located in Morrill County, Nebraska. Estimated remaining obligation cost: $5,000.

2.       Final surface reclamation  approval from the State of Colorado on eight
         (8) P&A'd well locations located in Logan and Washington Counties. Estimated remaining obligation cost: $25,000.

3. Pursuant to Purchase and Sale Agreement dated effective October 1, 1998, with Magpie Operating, Inc., Pease's environmental liability for its operations remains an outstanding obligation until March 31, 2000. This liability is based on any legal notice from the landowner and/or State of Colorado. Although Pease has not received any notice from either a landowner or the State of Colorado to date on any of the well locations sold to Magpie Operating, Inc., the possibility of a notice of an environmental or surface reclamation claim remains outstanding.

4. Pursuant to Purchase and Sale Agreement dated effective November 1, 1998, with Coral Production Corporation, Pease's environmental liability for its operations remains an outstanding obligation until December 4, 1999. This liability is based on any legal notice from the landowner and/or State of Colorado. Although Pease has not received any notice from either a landowner or the State of Colorado to date on any of the well locations sold to coral Production Corporation, the possibility of a notice of an environmental or surface reclamation claim remains outstanding.

5. The Utah office of the Bureau of Land Management has refused to release Pease's operator's bond on wells located in Grand County, Utah. The property, on which both producing and temporarily abandoned wells are located, were sold to Burkhalter Engineering, Inc. effective April 1, 1998. The BLM is withholding release of Pease's bond pending negotiations with Burkhalter Engineering, Inc. on operational and development plans for the field and a decision as to the amount of bond increase the BLM will require for Burkhalter Engineering, Inc. The Pease $25,000 bond is currently held by a Certificate of Deposit.

6. Final surface reclamation pending on two well locations in Hot Springs County, Wyoming. Estimated remaining obligation cost: $5,000.

Note: Oil and/or natural gas, when produced from an oil or natural gas well, may technically be designated as a "hazardous material."

Schedule 3.16: Brokers/Finders.

         San Jacinto Securities, Inc. is entitled to an investment banking fee at the completion of the transaction, a substantial portion of which has been prepaid by Pease.

Schedule 3.17: Insurance.

         Pease has the following insurance coverage:


                      Insurance                         Property/Risk
Insurance Policy      Company             Policy No.    Covered                  Extent of Coverage                   Annual Premium
----------------      ------------------  ------------- ----------------------------------------------------------------------------

Series 2000 +         St. Paul Fire &     VK08300020    Automobile               Combined Single Limit $1,000,000/    $8,981.00
Umbrella Excess       Marine Ins.                                                BIPD/$50,000 Uninsured Motorist
                                                                                     -
Liability
                                                        Liability                $2,000,000 general total limit/
                                                                                 $1,000,000 ea.person/event limit
                                                        Excess Liability         $2,000,000
                                                        Business Property        $300,000
Directors and         Agricultural        NSP2421978    Liability Coverage for   $5,000,000                           $61,197.00
Officers Liability    Excess & Surplus                  Officers and Directors
                      Ins.
Control of Well       Windsor             WIN01471B     Ownership of wells       $3,000,000 wells under 7,500 feet/  Pd qrtrly on
Insurance             Insurance Brokers                 drilled in Texas &       $5,000,000 wells over 7,501 feet/   act.wells drill
                      Ltd                               Louisiana                $15,000,000 wet drilling wells      Yrly prem appx.
                                                                                                                      $25,000
401(k) Plan           St. Paul Fire &     483 CF 0152   401(k) Plan              $100,000                             $250.00
                      Marine Ins.
Workers               Colorado            SIP 1383692                                                                 $1,059.00
Compensation          Compensation
Insurance             Insurance Agency


Schedule 3.18: Properties: Not Applicable

Schedule 3.19: Certain Contracts and Restrictions.

         Pease is a party to the following contracts or commitments:

         A. Series B PIK  Preferred  Stockholders.  The  following  persons hold
Series B PIK Preferred Stock pursuant to the Preferred Stock Investment Agreement dated December 30, 1997:

Original                                            Social            No. Of     Invest-
Cert. No.         Name of Holder                    Security No.      Shares      ment $
---------         --------------------------------  ------------      ------      ------

        1    Everen Clearing Corp. Cust.      36-3223831         1,000     $ 50,000
             FBO Howard Amster IRA
        2    Arbco Associates LP              95-3214739        16,000      800,000
        3    Kayne Anderson Non-Traditional   95-4198602        18,000      900,000
             Investments, L.P.
        4    The Madav IX Foundation          34-1638258         2,000      100,000


         5   Marine Crew & Co. ............   04-3146033        14,000      700,000
         6   Offense Group Associates, L.P.   95-411106         19,503      975,150
         7   Opportunity Associates, L.P. .   95-4276878         6,000      300,000
         8   Ramat Securities, Ltd. .......   34-1786330           325       16,250
         9   Sandpiper & Co. ..............   04-2831986        26,000    1,300,000
        10   Tamar Securities Inc. ........   34-16886387        3,000      150,000
                                                            ----------   ----------

                                              Total:           105,828   $5,291,400
                                                            ==========   ==========

2. Convertible Debenture Holders. Pease has outstanding $2,782,500 in Series B, 5% PIK Preferred Stock held by the following persons in the following principal amounts:

                                                   Unsecured Principal
Name and Address of Holders                        Amount  of Debenture

Gylan C. & Mary H. Allen Family Trust
Gylan C. Allen Trustee                                $ 17,500
American Energy Mgmt Profit Sharing Plan                70,000
Wilma Awerbuch                                          17,500
Hal Barstow                                             35,000
Lloyd K. Benson                                         14,000
Paul A. Bobzin                                          17,500
Wallace T. Boyack                                       17,500
Harry E. & Gloria S. Boyd                               17,500
William L. & Ruth A. Bradford                           17,500
Robert C. & Helen H. Broadbent                          21,000
Broschart Family Trust
James & Gloria Broschart TTEES                          17,500
Raymond and Jacquelyn Byrne                              7,000
Everett C. & Joan M. Carty TTEES
FBO the Carty Living Trust                              17,500
Larry W. & Suanne B. Casey, TTEES
FBO the Casey Family Trust                              17,500
William J. (Jr) and M. Janice Cavin                     35,000
David C. Cox                                            35,000
Patrick G. Curry                                        17,500
Stanley Cutler                                          17,500
Michael A. D'Asaro                                      17,500
Janice Davidson                                         56,000
Steven A. Dawes                                         35,000

                            PEASE DISCLOSURE SCHEDULE
                                                  Unsecured Principal
Name and Address of Holders                       Amount  of Debenture


Delta Financial Resources, Inc.                         35,000
Leroy W. Smith TTEE
Doctors Financial Mgmt. Co., Inc.                       70,000
Abed K. Elhaj                                           87,500
John A. and Alexandra Engs                              17,500
Leita Foster Revokable Trust                            14,000
Ronald A. & Margaret Fredson                            35,000
Philip Frey Jr.                                         35,000
Jack H. Galbraith, TTEE
Jack H. Galbraith Living Trust                           7,000
Mrs. Jill T. Georgeson                                  17,500
Robert Gilman                                           70,000
Barton Gleave                                           17,500
Wasatch Family Dental Care PC Pension Plan
FBO Rodney S. Gleave Family                             17,500
The Gary B. Godfrey Family Revocable Trust
Gary B. Godfrey TTEE                                    14,000
Kilbourn Gordon III                                      7,000
Charles Grobe                                          175,000
Charles and Ila Grobe 1973 Trust,
The Separate Property of Ila Grobe                      17,500
Edward Hafer                                            52,500
William Kelly Hagerty IRA                               17,500
Alfred Fletcher & Bonnie F. Harris TTEES
The Harris Trust                                        21,000
Hartunian Family Trust                                  35,000
Patrick L. Harvey                                       35,000
R. Heiman Feed Yard, Inc.                               14,000
Richard Houlihan                                        17,500
Betty R. Hughes, TTEE
R.P. & B.R. Hughes Trust                                35,000
Evelyn Louise Jamett                                    17,500
Carroll S. Jones                                        17,500
Charles R. Kanne, Jr.                                   40,000
Charles Keiser                                          14,000
Mansour & Victoria Khayyam                              35,000
Thomas B. Kirby                                          7,000
The Kirby Trust
Thomas B. Kirby TTEE                                    14,000
Kulick 1984 Trust

                            PEASE DISCLOSURE SCHEDULE
                                                   Unsecured Principal
Name and Address of Holders                       Amount  of Debenture


Edward L. Kulick TTEE                                   49,000
Doris Gene Lawler
c/o Janice Hosford                                      35,000
Lewis Family Trust
Phillis & Clair Lewis TTEES                              7,000
Hanna Madaien                                           70,000
Jim H. Martin IRA -
Mesirow Financial Inc. Cust.                            35,000
Thomas James McDonald                                   17,500
Daniel V. McLeod                                       112,000
Nicholas Mencinger & Julie Johnson                      35,000
Dennis C. Meyer                                         14,000
Donald L. & Grave M. Modglin Co-TTEES                   17,500
North County Pulmonary Medical Group Inc.
Profit Sharing Plan                                     21,000
Geraldine W. Paul                                       17,500
Don D. and Juanita J. Pierce                            35,000
Dr. Franz J. Pum IRA                                     7,000
Milton Rabinowitz                                       35,000
William K. Ramey                                        17,500
Lavina G. Reott                                         35,000
D.R. Technologies, Inc. PSP
FBO Stuart N. Rosenwasser                               35,000
George H. Ryan                                          14,000
Steve Schubert                                          35,000
Wayne Schwab                                            35,000
Schwartz Family Revocable Trust                          7,000
Andrew D. Smith Profit Sharing Plan
FBO A. Smith                                            17,500
David E. Sproul                                         14,000
David E. Sproul as Custodian for
Lindsey M. Sproul (Minor)                                7,000
Stauffer Family Revocable Living Trust                  17,500
Lincoln F. & Helen M. Stock, TTEES
L.F. Stock and H.M. Stock Revocable Trust               35,000
Swarts Family Trust                                     21,000
Tamar Properties Inc. Profit Sharing Plan               17,500
Rennie C. and Kathleen Tejeda                           35,000
W. Gayle Thompson TTEE                                  35,000
James W. Totman TTEE

                            PEASE DISCLOSURE SCHEDULE
                                                   Unsecured Principal
Name and Address of Holders                       Amount  of Debenture

FBO James W. Totman Trust                               35,000
Tully Family Trust                                       7,000
Thomas R. Villone Trust
Thomas R. Villone TTEE                                  35,000
Julian R. Warner                                        17,500
Wayne Warner IRA                                        17,500
Harold L. and Sandra R. White                           35,000
Guy B. and Jeanette Wilson, TTEES
FBO the Wilson Family Trust                             17,500
John J. and Carolyn A. Witkowski                        17,500
James J. Witwer TTEE
Employee Benefit Trust                                  70,000
Yamamoto Trust                                          17,500

                                          TOTAL:   $ 2,782,500
                                                  ============

3. Unrecorded Contracts. Pease has the following material contracts relating to its oil and gas properties which have not been recorded in applicable real estate records:

1.       SOUTH LAKE ARTHUR PROSPECT - E. WINN #1 WELL
         Jefferson Davis Parish, Louisiana

          a. Participation Agreement with Joint Operating Agreement attached as Exhibit "B" dated November 12, 1996, as amended May 16, 1997.

2. EAST BAYOU SORREL PROSPECT - C. E. SCHWING #1, C. E. SCHWING #2 AND STATE 2102 #1 WELLS
         Iberville Parish, Louisiana

          a. Participation Agreement with Joint Operating Agreement attached as Exhibit "C" dated December 15, 1995. The JOA was amended effective July 1, 1998, to allow additional parties to participate in the future development of certain lands within the East Bayou Sorrel Area of Mutual Interest.

          b. Purchase and Sale Agreement dated December 31, 1996, between Atocha Exploration, Inc., Browning Oil Company, Inc. and Potosky Oil and Gas, Inc., as Sellers, and Pease Oil and Gas Company, as Buyer. (Pease purchased a 7.8125% After Prospect Payout Interest in East Bayou Sorrel Prospect).

          c. Purchase and Sale Agreement dated February 26, 1997, between Transworld Exploration & Production, Inc., Seller, and Pease Oil and

          Gas Company, Buyer. (Pease purchased a 10% working interest in East Bayou Sorrel Prospect.)

          d. Termination Letter Agreement dated May 20, 1998, between National Energy Group, Inc., and Pease Oil and Gas Company which terminated an on-going Pease participation in various National Energy prospects and terminated Pease's participation in a 3-D seismic shoot for the greater Bayou Sorrel field. Pease maintained its participation in the 3-D seismic shoot for the East Bayou Sorrel Area of Mutual Interest.

3. AUSTIN BAYOU PROSPECT - ZINN UNIT #1, KOPPLIN #1, BENNETT #1 WELLS Brazoria County, Texas

          a. Joint Operating Agreement dated May 15, 1997, between TransTexas Gas Corporation, as Operator, and Pease Oil and Gas Company, et al, as Non-Operators, as amended July 9, 1997, between Pease Oil and Gas Company and Davis Petroleum Corp.

4.       MAURICE PROSPECT - R. TRAHAN #1, J. P. OWEN #1 AND LAURA TRAHAN
         #2 WELLS
         Lafayette and Vermilion Parishes, Louisiana

          a. Letter Agreement dated July 2, 1997, between Davis Petroleum Corp. and Pease Oil and Gas Company with Joint Operating Agreement dated April 21, 1997, between Amerada Hess Corporation, as Operator, and Davis Petroleum Corp., as Non-Operator, attached as Exhibit "B" to the Letter Agreement between Davis and Pease, as above referenced. The Area of Mutual Interest of the JOA was amended October 2, 1997, as between Amerada Hess Corporation, Davis Petroleum Corp. and Pease Oil and Gas Company. The term of the Area of Mutual Interest under the JOA was extended to 4/21/2000 by letter dated November 3, 1998, between Amerada Hess Corporation, TransTexas Gas Corporation, Pease Oil and Gas Company and Davis Petroleum Corp. An Amendment Letter to the Operating Agreement dated November 1, 1998, which provided for Pease and TransTexas to become signatory parties to the JOA, amended Article VIII D. Maintenance of Uniform Interest, and amended Exhibit "A" to include Pease and TransTexas Gas Corp.

          b. Letter Agreement dated March 25, 1998, between Davis Petroleum Corp., TransTexas Gas Corp. and Pease Oil and Gas Company wherein Pease elected to purchase its proportionate share of Karbuhn Oil Company's interest in the Camerina Sand formation in the Maurice Prospect Area.

          c. Seismic Option Exploration Agreement dated April 20, 1998, between Amerada Hess Corporation and Karbuhn Oil Company which was ratified by Pease Oil and Gas Company,

          d. Farmout Agreement dated June 1, 1998, from Amerada Hess Corporation, Pease Oil and Gas Company, Davis Petroleum Corp. and TransTexas Gas Corporation to Karbuhn Oil Company covering farmors interest in the Bol Mex 2-A sand and limited to unit production from the well bore of the Weston Hebert No. 1 well (a Karbuhn Oil Company well).

          e. Letter Agreement dated September 26, 1997, between Davis Petroleum Corp., Amerada Hess Corporation, Pease Oil and Gas Company and TransTexas Gas Corporation wherein Pease elected to participate in purchasing oil and gas leases covering 200-250 acres, m/l, within the Maurice Area of Mutual Interest. (Davis coordinating lease purchasing).

          f. Letter Agreement dated September 29, 1997, between Amerada Hess Corporation, Davis Petroleum Corp., Pease Oil and Gas Company and TransTexas Gas Corporation wherein Pease elected to participate in purchasing oil and gas leases covering 200-250 acres, m/l, within the Maurice Area of Mutual Interest. (Amerada Hess coordinating the lease purchasing).

5.       PARALLEL PETROLEUM CORPORATION PROJECTS

          a. Formosa Grande Project - Exploration Agreement dated August 1, 1997, between Parallel Petroleum Corporation and Pease Oil and Gas Company, et al.

          b. Texana Project - Exploration Agreement dated July 15, 1997, between Parallel Petroleum Corporation and Pease Oil and Gas Company, et al.

          c. Ganado Project - Exploration Agreement dated November 1, 1997, between Parallel Petroleum Corporation and Pease Oil and Gas Company, et al.

                  (I) Joint Operating Agreement for the Strickler Prospect (Alamo Royalty #1 Well) dated November 1, 1997.

6.       OTHER CONTRACTS

          a. Purchase and Sale Agreement dated July 31, 1998, between Pease Oil and Gas Company, as Seller, and Magpie Operating, Inc., as Buyer. Pease sold 100% of its interest in Colorado properties located in Larimer and Weld Counties to Magpie with an effective date of August 1, 1998. In the purchase and sale contract Pease assumed responsibility for environmental claims through 3/31/2000 on the properties Pease owned or operated prior to the effective date. Thereafter, Magpie is totally responsible for any environmental claims no matter when the liability may have occurred.

          b. Purchase and Sale Agreement dated November 13, 1998, between Pease Oil and Gas Company, as Seller, and Coral Production Corporation, as Buyer. Pease sold 100% of its interest in Colorado Properties located in Washington, Logan, Morgan, Weld Counties, in Nebraska Properties located in Banner and Kimball Counties, and in Wyoming Properties located in Laramie County to Coral with an effective date of November 1, 1998. In the purchase and sale contract Pease assumed responsibility for environmental claims through 12/4/1999 on the properties Pease owned or operated prior to the effective date. Thereafter, Coral is totally responsible for any environmental claims no matter when the liability may have occurred.

         B. Unrecorded Contracts. Pease has the following material contracts relating to its oil and gas properties which have not been recorded in applicable real estate records:

1.       SOUTH LAKE ARTHUR PROSPECT - E. WINN #1 WELL
         Jefferson Davis Parish, Louisiana

          a. Participation Agreement with Joint Operating Agreement attached as Exhibit "B" dated November 12, 1996, as amended May 16, 1997.

2. EAST BAYOU SORREL PROSPECT - C. E. SCHWING #1, C. E. SCHWING #2 AND STATE 2102 #1 WELLS
         Iberville Parish, Louisiana

          a. Participation Agreement with Joint Operating Agreement attached as Exhibit "C" dated December 15, 1995. The JOA was amended effective July 1, 1998, to allow additional parties to participate in the future development of certain lands within the East Bayou Sorrel Area of Mutual Interest.

          b. Purchase and Sale Agreement dated December 31, 1996, between Atocha Exploration, Inc., Browning Oil Company, Inc. and Potosky Oil and Gas, Inc., as Sellers, and Pease Oil and Gas Company, as Buyer. (Pease purchased a 7.8125% After Prospect Payout Interest in East Bayou Sorrel Prospect).

          c. Purchase and Sale Agreement dated February 26, 1997, between Transworld Exploration & Production, Inc., Seller, and Pease Oil and Gas Company, Buyer. (Pease purchased a 10% working interest in East Bayou Sorrel Prospect.)

          d. Termination Letter Agreement dated May 20, 1998, between National Energy Group, Inc., and Pease Oil and Gas Company which terminated an on-going Pease participation in various National Energy prospects and terminated Pease's participation in a 3-D seismic shoot for the greater Bayou Sorrel field. Pease maintained its participation in the 3-D seismic shoot for the East Bayou Sorrel Area of Mutual Interest.

3. AUSTIN BAYOU PROSPECT - ZINN UNIT #1, KOPPLIN #1, BENNETT #1 WELLS Brazoria County, Texas

          a. Joint Operating Agreement dated May 15, 1997, between TransTexas Gas Corporation, as Operator, and Pease Oil and Gas Company, et al, as Non-Operators, as amended July 9, 1997, between Pease Oil and Gas Company and Davis Petroleum Corp.

4.       MAURICE PROSPECT - R. TRAHAN #1, J. P. OWEN #1 AND LAURA TRAHAN
         #2 WELLS
         Lafayette and Vermilion Parishes, Louisiana

          a. Letter Agreement dated July 2, 1997, between Davis Petroleum Corp. and Pease Oil and Gas Company with Joint Operating Agreement dated April 21, 1997, between Amerada Hess Corporation, as Operator, and Davis Petroleum Corp., as Non-Operator, attached as Exhibit "B" to the Letter Agreement between Davis and Pease, as above referenced. The Area of Mutual Interest of the JOA was amended October 2, 1997, as between Amerada Hess Corporation, Davis Petroleum Corp. and Pease Oil and Gas Company. The term of the Area of Mutual Interest under the JOA was extended to 4/21/2000 by letter dated November 3, 1998, between Amerada Hess Corporation, TransTexas Gas Corporation, Pease Oil and Gas Company and Davis Petroleum Corp. An Amendment Letter to the Operating Agreement dated November 1, 1998, which provided for Pease and TransTexas to become signatory parties to the JOA, amended Article VIII D. Maintenance of Uniform Interest, and amended Exhibit "A" to include Pease and TransTexas Gas Corp.

          b. Letter Agreement dated March 25, 1998, between Davis Petroleum Corp., TransTexas Gas Corp. and Pease Oil and Gas Company wherein Pease elected to purchase its proportionate share of Karbuhn Oil Company's interest in the Camerina Sand formation in the Maurice Prospect Area.

          c. Seismic Option Exploration Agreement dated April 20, 1998, between Amerada Hess Corporation and Karbuhn Oil Company which was ratified by Pease Oil and Gas Company,

          d. Farmout Agreement dated June 1, 1998, from Amerada Hess Corporation, Pease Oil and Gas Company, Davis Petroleum Corp. and TransTexas Gas Corporation to Karbuhn Oil Company covering farmouts interest in the Bol Mex 2-A sand and limited to unit production from the well bore of the Weston Hebert No. 1 well (a Karbuhn Oil Company well).

          e. Letter Agreement dated September 26, 1997, between Davis Petroleum Corp., Amerada Hess Corporation, Pease Oil and Gas Company and TransTexas Gas Corporation wherein Pease elected to participate in purchasing oil and gas leases covering 200-250 acres, m/l, within the Maurice Area of Mutual Interest. (Davis coordinating lease purchasing).

          f. Letter Agreement dated September 29, 1997, between Amerada Hess Corporation, Davis Petroleum Corp., Pease Oil and Gas Company and TransTexas Gas Corporation wherein Pease elected to participate in purchasing oil and gas leases covering 200-250 acres, m/l, within the Maurice Area of Mutual Interest. (Amerada Hess coordinating the lease purchasing).

5.       PARALLEL PETROLEUM CORPORATION PROJECTS

          a. Formosa Grande Project - Exploration Agreement dated August 1, 1997, between Parallel Petroleum Corporation and Pease Oil and Gas Company, et al.

          b. Texana Project - Exploration Agreement dated July 15, 1997, between Parallel Petroleum Corporation and Pease Oil and Gas Company, et al.

          c. Ganado Project - Exploration Agreement dated November 1, 1997, between Parallel Petroleum Corporation and Pease Oil and Gas Company, et al.

                  (I) Joint Operating Agreement for the Strickler Prospect (Alamo Royalty #1 Well) dated November 1, 1997.

6.       OTHER CONTRACTS

          a. Purchase and Sale Agreement dated July 31, 1998, between Pease Oil and Gas Company, as Seller, and Magpie Operating, Inc., as Buyer. Pease sold 100% of its interest in Colorado properties located in Larimer and Weld Counties to Magpie with an effective date of August 1, 1998. In the purchase and sale contract Pease assumed responsibility for environmental claims through 3/31/2000 on the properties Pease owned or operated prior to the effective date. Thereafter, Magpie is totally responsible for any environmental claims no matter when the liability may have occurred.

          b. Purchase and Sale Agreement dated November 13, 1998, between Pease Oil and Gas Company, as Seller, and Coral Production Corporation, as Buyer. Pease sold 100% of its interest in Colorado Properties located in Washington, Logan, Morgan, Weld Counties, in Nebraska Properties located in Banner and Kimball Counties, and in Wyoming Properties located in Laramie County to Coral with an effective date of November 1, 1998. In the purchase and sale contract Pease assumed responsibility for environmental claims through 12/4/1999 on the properties Pease owned or operated prior to the effective date. Thereafter, Coral is totally responsible for any environmental claims no matter when the liability may have occurred.

Schedule 3.23: Intellectual Property: Not Applicable.

Schedule 5.02(f): None.

                         CARPATSKY DISCLOSURE SCHEDULES
                    [Assumes Torch & Debenture Debt Converted
                            except for RLG & Calaway]

 Schedule 4.01

         A.  Carpatsky   Petroleum   Corporation,   a  Delaware  company,  is  a
wholly-owned subsidiary of Carpatsky Petroleum, Inc. ("Carpatsky"). Carpatsky Petroleum Corporation also has a representative office in Kyiv, Ukraine.

         B. Carpatsky, through a Joint Venture Agreement dated April 18, 1995, owns a 50% working interest (45% net revenue) in Ukrcarpatoil, Ltd., a Ukrainian Joint Venture, created for the purpose of production, exploitation and exploration of the Bitkov-Babchensk field, located in the Ivano-Frankovsk district of southwestern Ukraine. Ukrcarpatoil Ltd. entered into a License Agreement dated July 25, 1995. Carpatsky's rights to profits are limited to the incremental hydrocarbon production above the "baseline" production as defined in the License Agreement. The "organizational period", as defined in the License Agreement dated April 18, 1995, has been extended through August 13, 2000 by amendments executed August 13, 1999. Carpatsky's rights and obligations are subject to all the terms and conditions of the Joint Venture Agreement and License Agreement, as amended.

         C. Carpatsky, through the Joint Activity Agreement No. 410/95 dated September 15, 1995, revised on October 15, 1996 and amended on December 25, 1997 and again on August 26, 1998, owns an interest for the purpose of investment, exploration and operation of the Rudovsko-Chervonozavodsky field, located in the Poltava district of eastern Ukraine (this contract, as amended, is referred to collectively herein as the "Joint Activity Agreement"). The Joint Activity Agreement is sometimes referred to as the Carpatsky-Poltavaneftagaz Joint Activity, which essentially acts as, and is referred to as, a Ukrainian Joint Venture. Pursuant to the terms of the Joint Activity Agreement, Carpatsky has the right, not the obligation, to own up to a 45% net revenue interest (representing a 50% working interest) in the Joint Activity. The net revenue interest is determined by: a.) dividing Carpatsky's total capital contributions, as defined in the Joint Activity Agreement, by the total capital contributions of the Joint Activity; and b.) multiplying this percentage by 90%. The Joint Activity Agreement is unclear whether or not the working interest decreases proportionately should Carpatsky's total contributions, as compared to the total contributions of the Joint Activity, fall below 50%. However, it is Carpatsky's representation to Pease that the working interest, and corresponding obligations to the Joint Account, would be proportionately reduced under such circumstances. As of June 30, 1999, Carpatsky's net revenue interest in the Joint Activity was 17.77% (representing a presumed working interest of 19.74%). Carpatsky's rights and obligations are subject to all terms and conditions of the Joint Activity Agreement, as amended.

Schedule 4.03(a)

         A. 100% of the  common  stock of  Carpatsky  Petroleum  Corporation,  a
Delaware   company,   is  security  for  Carpatsky's   promissory  note  to  RLG
International, Inc. in the principal amount of $351,073.76 as of June 30, 1999.

Schedule 4.03(b)(i)

         A. Options: The following options to purchase Carpatsky common stock are outstanding:

         1. Andrew Burgess           150,000  @ Can $0.20
         2. James Calaway            100,000  @ Can $0.20
         3. James Calaway            200,000  @ Can $0.29
         4. Fred Hofheinz            261,112  @ Can $0.25
         5. Leslie C. Texas          261,112  @ Can $0.25
         6. Clive Richards           400,000  @ Can $0.25
         7. Jim Thomson              100,000  @ Can $0.29
         8. Vincent Andrews           50,000  @ Can $0.29
         9. John Sfondrini            50,000  @ Can $0.29
                                   ----------
                   Total:          1,572,224

         The exercise price of the outstanding options in U.S. Dollars will be determined no later than the Closing Date of the Transaction.

         B. Warrants: The following warrants to purchase Carpatsky common shares are either outstanding or committed to be issued:

                   SCHEDULE OF CARPATSKY PURCHASE WARRANTS(1)
            OUTSTANDING OR COMMITTED TO BE ISSUED AS OF JULY 1, 1999

Holder                           Existing (2)      New (3)       Total (1)
---------------------------------------------    ----------    ------------
Clive Richards                    1,040,000        535,934       1,565,934
Green Acres Enterprises, Inc.     1,680,000        849,586       2,529,586
Glebe Investment Corp               100,000         50,570         150,570
Maro Enterprises Corp               100,000         50,570         150,570
Vitali Maritime Corp                200,000        101,140         301,140
Bellwether Exploration, Inc.              0        967,296         967,296
Torch Energy Advisors             4,800,000      1,407,808       6,207,808
Proteus International                     0        435,000         435,000
Private Placement Investors (4)           0      5,000,000       5,000,000
David Melman                                       357,500         357,500
                            ----------------     ----------     -----------
         Totals                   7,920,000      9,667,904      17,587,904
                                ===========      =========      ==========

         Warrant Footnotes:
                  1. All warrants are exercisable until December 31, 2000 at an exercise price of US $0.20.
                  2. Outstanding warrants have, by agreement, been modified as to term or price to reflect footnote (1).
                  3. Warrants that may be issued in connection with the loan exchange/conversion agreements, as additional consideration for the private placement, or in consideration for fees owed.
                  4. See detail schedule below under number 6 in item C under "Other Rights".

         C.       Other rights:

                  1. Carpatsky has granted registration rights covering substantially all of the Carpatsky shares held or that could be held (including those shares underlying warrants or any convertible securities) by both Torch Energy Advisors, Inc. ("Torch") and Bellwether Exploration Co. ("Bellwether") in connection with a Registration Rights Agreement dated January 9, 1998. These registration rights may be amended in connection with the Third Amendment to Loan Agreement and Note Conversion Agreement that is expected to be executed by both Torch and Bellwether prior to the Closing of the Transaction.

                  2. Carpatsky has offered to settle its outstanding debt with RLG International, Inc. by converting the entire promissory note, inclusive of accrued but unpaid interest, into 2.8 million shares of Carpatsky common stock (equivalent to US $0.125 per share) plus issuing an additional 597,539 warrants to purchase Carpatsky common stock. The warrants would expire on December 31, 2000 and be exercisable at US $0.20 per share. These potential securities are not included in the disclosures tables because it is unknown at this time whether or not the offer will be accepted.

                  3. Carpatsky has offered to settle its outstanding debt with James Calaway by converting the entire promissory note, inclusive of accrued but unpaid interest, into 1.76 million shares of Carpatsky common stock (equivalent to US $0.125 per share) plus issuing an additional 461,250 warrants to purchase Carpatsky common stock. The warrants would expire on December 31, 2000 and be exercisable at US $0.20 per share. These potential securities are not included in the disclosures tables because it is unknown at this time whether or not the offer will be accepted.

                  4. Carpatsky has offered to settle all claims of Proteus International totaling $90,000 by issuing 720,000 shares of Carpatsky common stock (equivalent to US$0.125 per share) plus issuing warrants to purchase an additional 435,000 shares of Carpatsky common stock. The warrants would expire on December 31, 2000 and be exercisable at US $0.20 per share.

                  5. Carpatsky has offered to settle a payable account with Torch Energy Advisors, Inc. in the amount of US $150,000 by payment of 1,200,000 shares of Carpatsky common stock (equivalent to US $0.125 per share).

                  6. Shares and purchase warrants to be issued by Carpatsky to the Private Placement Investors or their Assignees as of July 31, 1999 are as follows:

      Private Placement Investors .       Amount       Shares     Warrants

     Eurosecurities Ltd. ..........   $  261,140    3,481,870    1,305,700
     J. Craig Nelson ..............      100,000    1,333,334      500,000
     J. B. Willis .................       25,000      333,334      125,000
     Robert J. Monroe, Executor
          Estate of J. Edgar Monroe      100,000    1,333,334      500,000
     Fred Hofheinz                       325,000    4,333,334    1,625,000
     Larry Brown                          75,000    1,000,000      375,000
     Andrew Burgess                       75,000    1,000,000      375,000

     Glebe Investments Corp, ......       38,860      518,134      194,300
                                      ----------   ----------   ----------
              Subtotal ............    1,000,000   13,333,340    5,000,000
     David A. Melman (Commission) .        --         953,333      357,500
                                      ----------   ----------   ----------
              Total ...............   $1,000,000   14,286,673    5,357,500
                                      ==========   ==========   ==========

                  7. Shares to be issued to Carpatsky creditors @ US $0.125 per share as of July 31, 1999 are as follows:

  Holder                                  Debt        Shares
 -----------                            -----------   -----------
Clive Richards (1)                      $   308,100    2,464,800
Green Acres Enterprises, Inc. (1)           497,700    3,981,600
Glebe Investment Corp. (1)                   29,625      237,000
Maro Enterprises Corp. (1)                   29,625      237,000
Vitali Maritime Corp. (1)                    59,250      474,000
Bellwether Exploration (1)                  566,653    4,533,224
Torch Energy Advisors  (1)                  824,715    6,597,720
Proteus International (2)                    90,000      720,000
Torch Energy Advisors (2)                   100,000      503,635
                                        -----------   -----------
         Total ..................       $ 2,505,668   19,748,979
                                        ===========   ===========

                  Footnotes:
                           1.   Issuable   in    connection    with   the   loan
                           conversion/exchange   agreements.
                           2. Issuable in connection with the settlement of amounts owed for services rendered.

Schedule 4.03(b)(ii) - None

Schedule 4.03(b)(iii)

         As discussed in Schedule 4.01 C, Carpatsky's net revenue interest as of June 30, 1999 in the Carpatsky-Poltavaneftagaz Joint Activity is 17.77%. Pursuant to the terms of the Joint Activity Agreement, as amended, as of June 30, 1999, Carpatsky has the right to increase its net revenue interest percentage to 45% by contributing, or repaying, approximately $6.4 million to the Joint Account, or its partners. The terms of the Joint Activity Agreement contemplate that Carpatsky will be a 50/50 partner on all expenditures subject to the Joint Activity. The Joint Activity Agreement also contemplates that from time-to-time the respective partners may not contribute at the contemplated 50/50 levels and has certain provisions that deal with these imbalances. However, it is unclear as to whether or not Carpatsky's right to increase its net revenue interest percentage to 45% will or can be honored by its partners indefinitely.

Schedule 4.03(b)(iv)       - None

Schedule 4.03(b)(v)        - None

Schedule 4.03(c)

         A.       Warrants and Options

                  All outstanding warrants and options (including those that may be issued prior to the closing of the Transaction in connection with the private placement, loan exchange/conversion agreements, or in consideration for fees owed) of Carpatsky are listed in Schedule 4.03(b)(i) above. A copy of the respective Forms have been provided to Pease.

         B. Carpatsky Stock Awards

                  1. As previously disclosed in Schedule 4.03(b)(i)C, item 5, Torch Energy Advisors, Inc. will receive 1,200,000 Carpatsky shares in settlement of a payable due Torch for services performed for $150,000,

                  2. As previously disclosed in Schedule 4.03(b)(i)C, item 4, Proteus International has been offered 720,000 Carpatsky shares and warrants to purchase 435,000 Carpatsky common shares in settlement of a $90,000 claim for services. As previously disclosed, the warrants will be exercisable at US $0.20 per share and will expire on December 31, 2000.

                  3. As previously disclosed in Schedule 4.03(b)(i)C, item 6, David A. Melman will receive 953,333 common shares of Carpatsky and warrants to purchase 357,000 Carpatsky common shares in connection with financial services rendered in a US $1,000,000 private placement. As previously disclosed, the warrants will be exercisable at US $0.20 per share and will expire on December 31, 2000.

Schedule 4.05 - None

Schedule 4.06 - None

Schedule 4.07 (ii)

     Carpatsky's financial statements referred to in Section 4.07 have erroneously omitted the financial condition, results of operations and cash flows from both the Ukrcarpatoil, Ltd. Joint Venture Company and the Carpatsky-Poltavaneftagaz Joint Activity.

Schedule 4.08

     As of June 30, 1999, the Carpatsky-Poltavaneftagaz Joint Activity had incurred a Corporate Profits Liability in UAH of 3,361,693 (US equivalent is $851,298 using June 30, 1999 exchange rates). This liability is past due and incurring interest at a annual rate of 45% (the discount rate in UAH of the National Bank of Ukraine). Using Carpatsky's presumed working interest of 19.74% at June 30, 1999, our proportionate share is approximately US $168,046, excluding interest. However, as discussed in Schedule 4.01C, the wording of the Carpatsky-Poltavaneftagaz Joint Activity Agreement leaves the issue of the adjustable working interest unclear. Accordingly, if the working interest is 50%, Carpatsky's proportionate share could be as high as US$425,649, excluding interest.

Schedule 4.09

     Carpatsky has received communications from RLG International, Inc. of its intentions to protect their rights against the company with litigation, if necessary. The outstanding principal due to RLG as of June 30, 1999 is $351,073.76. As disclosed in Schedule 4.03(b)(i)C, item 2, Carpatsky has extended an offer to RLG to settle this matter in full. However, this matter is currently unresolved.

Schedule 4.11

                  A. Historically, Mr. Texas has been classified and paid as an independent contractor, not as an employee of Carpatsky. Accordingly, should this ever be challenged, Carpatsky may have a contingent liability to the Internal Revenue Service and the State of Texas for failure to withhold and pay certain employment related taxes from amounts paid in past years to Carpatsky's President, Leslie C. Texas.

                  B. As disclosed in Schedule 4.08, as of June 30, 1999 the Carpatsky-Poltavaneftagaz Joint Activity had incurred a Corporate Profits Liability in UAH of $3,361,693 (US equivalent is $851,298 using June 30, 1999 exchange rates). This liability is past due and incurring interest at an annual rate of 45% (the discount rate in UAH of the National Bank of Ukraine). Using Carpatsky's presumed working interest of 19.74% at June 30, 1999, our proportionate share is approximately US $168,046, excluding interest. However, because it is unclear whether the working interest could arguably be 50% Carpatsky proportionate share could be as high as US$425,649, excluding interest.

Schedule 4.15(a)

     All Ukrainian employers are required by law to pay monies to a Ukrainian government pension for all Ukrainian employees on a monthly basis. This includes Ukranian employees of the representative office of Carpatsky, of Ukrcarpatoil Ltd. and of employees for the Carpatsky- Poltavaneftagaz Joint Activity Agreement. Because this pension plan is governed by the laws of Ukraine, there is no copy available to furnish Pease.

Schedule 4.15(c) - None

Schedule 4.15(f)

     Carpatsky employs one person in its Ukranian Representative Office. The Ukrcarpatoil Ltd. joint venture employs 15 persons. Carpatsky does not employ any person directly to work on the Carpatsky-Poltavaneftagaz Joint Activity Agreement. The required pensions for all the above employees are paid up as of the date of this agreement.

Schedule 4.17

     Carpatsky has no environmental liability exposure in the United States.

     In Ukraine, the property governed by the Carpatsky-Poltavaneftagaz Joint Activity Agreement and the property governed by the Bitkov License and Licensing Agreement are subject to the Ukranian Law "On Protection of the Environment" (hereinafter "Environmental Law"). Carpatsky has not made any independent evaluation or assessment of the environmental damage either (i) existing at the time it obtained an interest in either of the properties or (ii) created subsequent to the time it obtained an interest in either of these properties. To Carpatsky's best knowledge and belief, the operations conducted on both properties during the entire time Carpatsky has had an interest in them have been conducted in compliance with the Environmental Law of Ukraine. Carpatsky has not received any notice of noncompliance with environmental laws from any governmental agency.

     Carpatsky, pursuant to the terms of the Agreement, will have an independent environmental assessment (baseline determination) performed on the Bitkov property and shift the "historic" (damage caused prior to Carpatsky obtaining an interest in the property) environmental clean up liability and responsibility to Ukraneft pursuant to the Licensing Agreement prior to the expiration of the organization period (as defined in the Licensing Agreement, and amendments thereto).

     Carpatsky may have responsibility and liability for historic environmental damage regarding the property governed by the Carpatsky-Poltavaneftagaz Joint Activity Agreement. However, Carpatsky represents it will use its best efforts in the future to mitigate or eliminate any historic environmental damage.

Schedule 4.18 - None

Schedule 4.19

         The following are Carpatsky's contractual commitments in excess of $10,000 over 12 months as of June 30, 1999:

         A. As discussed in Schedule 4.01 C and disclosed in Schedule 4.03(b)(iii), Carpatsky's working interest as of June 30, 1999 in the Carpatsky-Poltavaneftagaz Joint Activity is 19.74%. Pursuant to the terms of the Joint Activity Agreement, as amended, as of June 30, 1999, Carpatsky has the right to increase its working interest percentage to 50% by contributing, or repaying, approximately $6.4 million to the Joint Account, or its partners. The terms of the Joint Activity Agreement contemplate that Carpatsky will be a 50/50 partner on all expenditures subject to the Joint Activity. The Joint Activity Agreement also contemplates that from time-to-time the respective partners may not contribute at the contemplated 50/50 levels and has certain provisions that deal with these imbalances. However, it is unclear as to whether or not Carpatsky's right to increase its working interest percentage to 50% will or can be honored by its partners indefinitely. Right to pay for Carpatsky's share of RC field operations in Ukraine $6,400,000 to acquire an additional 23.2 percent working interest.

         B. Trade debt to Hughes Christensen: $69,000 as of August 1, 1999.

         C. Trade debt to ABB Vetco, Gray: $120,362 as of August 1, 1999.

         D. Promissory Note debt to RLG International,  Inc.: $351,073.76.  This note is technically in default. As previously disclosed in Schedule 4.03(b)(i) C, item 2, Carpatsky has extended an offer to RLG to settle this matter in full. However, this matter is currently unresolved.

         E. Debenture debt to James Calaway: $271,000 inclusive of interest to August 1, 1999. This note is technically in default. As previously disclosed in
Schedule 4.03(b)(i) C, item 2, Carpatsky has extended an offer to Mr. Calaway to settle this matter in full. Should Mr. Calaway not accept the conversion offer, he has indicated to Carpatsky that restructuring the debt into an installment loan would be an acceptable manner of resolving the default. However, this matter is currently unresolved.

Schedule 4.23 - None

Schedule 5.03(b)(v) - None

Schedule 5.03(b)(xiv) - None

August 31, 1999



Each Holder of Series B Convertible Preferred Stock

                  Re:      Exchange Agreement and Irrevocable Proxy

Gentlemen:

         This letter agreement ("Agreement") is intended to set forth the understandings, representations and agreements by and among Pease Oil and Gas Company, a Nevada corporation ("Company"), Carpatsky Petroleum, Inc., a corporation organized under the laws of the Province of Alberta, Canada ("Carpatsky"), and the undersigned holder (the "Holder") of the Company's Series B 5% PIK Cumulative Convertible Preferred Stock ("Series B Preferred") and is made with reference to the following agreed facts.

         21. Holder is the record and beneficial owner of the number of shares (the "Shares") of the Company's Series B Preferred set forth on Exhibit A attached hereto. There are 105,828 shares of Series B Preferred issued and outstanding.

         22. The Company and Carpatsky have entered into a Agreement and Plan of Merger dated on or about August 31, 1999, (the "Merger Agreement"), of which this Letter Agreement is Exhibit A.

         23. The Merger Agreement provides that all outstanding Series B Preferred shall be exchanged for a total of 8,865,664 shares of Company common stock at or before the time of closing of the Merger Agreement.

         24. Under agreements dated effective May 24, 1999, the undersigned Holder and each other holder of outstanding Series B Preferred agreed not to buy or sell or to convert Company securities, including the Series B Preferred, until the earlier of: (i) closing of the Merger Agreement, (ii) termination or abandonment of the Merger Agreement by the parties, or (iii) November 15, 1999 (the "Lock-Up Agreement").

         25. The Company, Carpatsky and the undersigned holder intend to set forth terms and conditions of the agreement of the Holder to exchange all shares of Series B Preferred held by Holder at the time of the closing of the Merger Agreement for shares of Company common stock, as set forth on Exhibit A.

         FOR CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         a. Merger Agreement. The Company and Carpatsky shall diligently pursue the closing of the Merger Agreement and completion of the transactions described therein (the "Closing").

         b. Representations and Warranties to Holder. The Representations and Warranties of Pease as set forth in Article III of the Merger Agreement, and the Representations and Warranties of Carpatsky, as set forth in Article IV of the Merger Agreement, shall be extended to Holder and Holder shall be entitled to rely upon such representations and warranties to the same extent as if Holder was a party to the Merger Agreement. All such representations and warranties shall not survive the Closing except as provided in the Merger Agreement.

          c.      Exchange of Series B Preferred.  At or before the Closing
                  of the Merger Agreement, the Holder and each other holder of outstanding Series B Preferred shall exchange all Series B Preferred then held, together with all other dividend rights, conversion rights, voting rights or other rights which may be applicable to the Series B Preferred, for that number of shares of Company common stock set forth on Exhibit A attached hereto and incorporated herein by reference. At or before the Closing of the Merger Agreement, Holder shall deliver to the Company, for exchange, each certificate held by Holder representing Series B Preferred. At the time of exchange, and no later than the Closing of the Merger Agreement, the Company shall cause to be issued one certificate representing the appropriate number of shares of Company common stock as set forth on Exhibit A in exchange for Holder's Series B Preferred and the Series B Preferred shall be canceled.

         d. Post-Merger Limitations. Holder agrees not to effect any sales of the Company common stock to be issued in exchange for the Series B Preferred in a manner which does not comply with applicable provisions of Rule 145 promulgated under the Securities Act of 1933. An appropriate legend reflecting this restriction may be placed on certificates representing the Company common stock to be issued in exchange for the Series B Preferred.

         e. Termination of Certain Rights. Upon the completion of the Exchange, the rights and privileges of the Holder as described in the Preferred Stock Purchase Agreement dated effective December 31, 1997 and the Certificate of Designation of Series B 5% PIK Cumulative Convertible Preferred Stock, as amended, as filed with the Secretary of State of Nevada, which designated a total of 145,300 shares of the Company's Series B Preferred and set forth the rights and privileges applicable thereto (the "Series B Preferred Designation") shall be terminated. Following the Exchange, holders' rights as a security holder of the Company shall be as the holder of common stock of the Company and Company's Articles of Incorporation shall be amended to delete the Series B Preferred Designation.

         f. Irrevocable Proxy. The undersigned Holder who holds the number of shares of Series B Preferred set forth on Exhibit A, hereby makes, constitutes and appoints the President of Pease Oil and Gas Company, or his designee, as the true and lawful attorney and proxy of the undersigned Holder, for, and in its name, place and stead, to attend any and all meetings of the shareholders of Pease Oil and Gas Company and to vote any and all shares of Series B 5% PIK Cumulative Convertible Preferred Stock of Pease Oil and Gas Company standing in the name of the undersigned Holder at any meeting of stockholders or any adjournments thereof for the following purposes only:

                  (1) To vote to approve the Agreement and Plan of Merger dated effective August __, 1999 between Pease Oil and Gas Company and Carpatsky Petroleum, Inc. ("Merger Agreement");

                  (2) To approve the Amendment and Restatement of the Articles of Incorporation of the Company as contemplated by the Agreement and Plan of Reorganization; and

                  (3) To approve, ratify and adopt any and all actions heretofore or hereafter taken by the Company and its management to implement the transactions contemplated by the Merger Agreement and this Agreement.

The undersigned Holder confirms that this proxy is given in connection with a reorganization of Pease Oil and Gas Company and that this proxy is coupled with an interest, is binding on the Holder and its successors and assigns and is irrevocable while the Lock Up Agreement is in effect, as described in Section 8 below, provided, however, that this proxy shall be deemed canceled if the parties terminate the Merger Agreement before Closing. The undersigned Holder hereby represents and warrants that the execution, delivery and performance of this Agreement has been duly authorized and is a legally binding obligation of the Holder enforceable in accordance with its terms. The Holder hereby represents and acknowledges that it is familiar with the business and financial condition of the Company and Carpatsky and has had access to such information as it has requested to enable it to make an informed decision to acquire the Company common stock in exchange for its shares of Series B Preferred Stock. The Holder hereby represents and warrants that it is an "accredited investor," as defined in Rule 501 under the Securities Act of 1933, as amended, and hereby ratifies and confirms all that the said proxy lawfully may do or cause to be done by virtue of this authorization.

         g. Other Series B Preferred Holders. This Agreement shall be effective and binding upon the Holder provided that holders of at least 95% of the outstanding Series B Preferred, as identified on Exhibit A, enter into this Agreement with the Company and Carpatsky.

         h. Lock-Up Agreement. The Lock-Up Agreement between the Company and Holder shall remain in full force and effect and shall be enforceable in accordance with its terms, provided, that the date through which Holder shall not buy or sell or convert Series B Preferred shall be extended to the later of (i) Closing of the Merger Agreement, (ii) termination or abandonment  of the Merger  Agreement,  or (iii)  November 15,
                  1999.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of August __, 1999.

                                            PEASE OIL AND GAS COMPANY,
                                            a Nevada corporation


                                            By _________________________________
                                               Patrick J. Duncan, President

                                            CARPATSKY PETROLEUM, INC.
                                            an Alberta, Canada corporation

                                            By _________________________________
                                               Fred Hofheinz, Director and
                                               authorized signatory

                                            HOLDER:

                                            Name

                                           ------------------------------------
                                            Signature
                                           ------------------------------------
                                            Name and Title of Person Signing


                                    Number of Shares of Series B Preferred Held